UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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Kenneth J. Bacon Chair April 10, 2026
Message from our Chair
Dear Shareholders:
You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 9:30 A.M. Central Time on May 21, 2026, in a virtual format, at www.virtualshareholdermeeting.com/WELL2026. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
2025 represented a marquee year for Welltower and the most pivotal year in our Company’s history. Not only did we deliver exceptional financial performance, but we also took a series of actions to further amplify the Company’s long-term growth prospects. Most critically, we announced $33 billion of total transaction activity, selling a lower growth outpatient medical operating portfolio and rotating proceeds into higher growth seniors housing communities— while incurring no near-term dilution. Additionally, we launched our private funds management business and closed Seniors Housing Fund I with $2.5 billion of commitments, marking one of the most successful first-time funds in the real estate sector. Our balance sheet also remains amongst the strongest in the REIT sector and recognized by both Moody’s and S&P which upgraded our credit rating to A3 and A-, respectively. These achievements, collectively, represent a deliberate transformation from a traditional real estate enterprise into an operations and technology first platform singularly focused on long-term compounding of per share growth.
In that vein, under the steady leadership of Shankh Mitra and our executive officer team, we have developed an integrated “hardware + software” model—pairing a curated, high-quality seniors housing portfolio with that end-to-end platform, the Welltower Business System, and a deeply aligned operator network. We expect this model to meaningfully enhance the experience of residents and their families. We also introduced the Welltower Charles T. Munger Grant Program in honor of Charlie Munger to recognize the front-line, site-level employees who are employed by our operators and are essential to delivering exceptional care and service across Welltower’s seniors housing communities.

With powerful demographic tailwinds, limited new supply, and an expanding operational moat, we believe Welltower is uniquely positioned for the next decade. Our focus remains unchanged: delight residents, support employees, allocate capital with discipline and, ultimately, drive compounding per share growth for our existing shareholders.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in our Company.
Sincerely,
Kenneth J. Bacon
Chair of the Board

“With powerful demographic tailwinds, limited new supply, and an expanding operational moat, we believe Welltower is uniquely positioned for the next decade. Our focus remains unchanged: delight residents, support employees, allocate capital with discipline and, ultimately, drive compounding per share growth for our existing shareholders.”

Notice of Virtual Annual Meeting of Shareholders
May 21, 2026
9:30 A.M. Central Time

TO THE SHAREHOLDERS OF WELLTOWER INC.:
The 2026 Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 21, 2026, at 9:30 A.M. Central Time. The Annual Meeting will be held in a virtual format, at www.virtualshareholdermeeting.com/WELL2026, for the purpose of considering and acting upon each item described below and transacting any other business that properly comes before the meeting:
(1)The election of the nine director nominees named in the accompanying proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;
(2)The ratification of the selection of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2026; and
(3)The approval, on an advisory basis, of the compensation of our named executive officers.
The Board of Directors of Welltower unanimously recommends that you vote FOR each nominee named in Proposal 1 and FOR Proposals 2 and 3. Shareholders of record at the close of business on March 26, 2026 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting appears in the accompanying proxy statement.
HOW TO VOTE IN ADVANCE OF THE VIRTUAL ANNUAL MEETING

BY INTERNET	BY PHONE	BY MAIL

Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2025 Annual Report

We have endeavored to provide shareholders attending the Annual Meeting with the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online and vote by visiting www.virtualshareholdermeeting.com/WELL2026. Shareholders of record can access the meeting website using the 16-digit control number included on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). Beneficial owners should review the proxy materials and their voting instruction form or Notice for information on how to vote in advance of, and how to participate in, the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 9:00 A.M. Central Time on May 21, 2026. A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder for any purpose germane to the Annual Meeting during normal business hours for a period of ten days ending on the day before the Annual Meeting at our principal executive offices located at 4500 Dorr Street, Toledo, Ohio 43615.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON May 21, 2026:
The Notice of Internet Availability of Proxy Materials, the Notice
of Annual Meeting of Shareholders and Proxy Statement, and
Welltower’s Annual Report on Form 10-K for the year ended
December 31, 2025 are available on the Internet free of charge at www.welltower.com/investors/annual-meeting/.
BY ORDER OF THE BOARD OF DIRECTORS Matthew G. McQueen Chief Legal Officer and General Counsel Toledo, Ohio April 10, 2026

Other Matters	88

Appendix A - Non-GAAP Financial Measures	89

In this Proxy Statement, the terms “Welltower,” “we,” “our,” and the “Company” refer to Welltower Inc. This Proxy Statement includes references to websites, website addresses, and additional materials found on those websites. The content of any websites and materials named, hyperlinked, or otherwise referenced in this document are not incorporated into this Proxy Statement by reference or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only.
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our sustainability goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.
The approximate date on which these materials will be first made available or sent to shareholders is April 10, 2026.

WELLTOWER • 2026 Proxy Statement	3

Proxy Statement Summary
WHO WE ARE

$129B MARKET CAPITALIZATION(1)	S&P 500 INDEX CONSTITUENT SINCE 2009	2,900 PROPERTIES in the U.S.,U.K., and Canada(1)

(1) As of 12/31/2025

2025 Highlights

A-/A3 INVESTMENT GRADE BALANCE SHEET	1.5% DIVIDEND YIELD (as of 12/31/2025)	$19.7B PRO RATA GROSS INVESTMENTS

Welltower Inc. (NYSE: WELL), a real estate investment trust (“REIT”) and S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom, and Canada. Our portfolio predominantly consists of 2,500+ seniors and wellness housing communities that are positioned at the intersection of housing and hospitality, creating vibrant communities for older adults.
Through our disciplined approach to capital allocation powered by our Data Science platform and superior results driven by the Welltower Business System—our end-to-end operating platform—we aspire to deliver long-term compounding of per share growth for our existing investors. To meet these objectives, we predominantly invest across seniors housing, wellness housing, and post-acute care communities and diversify our investment portfolio by property type, relationship, and geographic location.

4	WELLTOWER • 2026 Proxy Statement

Proxy Statement Summary
2025 Performance Highlights
2025 BUSINESS HIGHLIGHTS
2025 Performance Highlights
Welltower 2025 Financial Highlights
(1) Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.
Total Shareholder Return vs. Industry Indices

	Welltower	Healthcare	Relative	RMZ	Relative	S&P	Relative	Nasdaq	Relative
		REITs	Results	Index	Results	500	Results		Results
	(A)	(B)	(A)-(B)	(C)	(A)-(C)	(D)	(A)-(D)	(E)	(A)-(E)
Average Annual Gain(1)	28.5%	3.2%	25.3%	7.0%	22.0%	16.2%	12.3%	15.9%	12.6%
Overall Gain(1)	249.9%	17.0%	232.9%	40.4%	209.5%	112.1%	137.8%	109.1%	140.8%

(1) Five years ending October 5, 2025.
2021-2025 Share Price Performance

228.2% Total Shareholder Return (“TSR”) Since 2021

WELLTOWER • 2026 Proxy Statement	5

Proxy Statement Summary
2025 Performance Highlights

~$100 billion in shareholder value created from 2021-2025 Highest amongst all S&P 500 REITs Highest amongst all MSCI REITs		228.2% 2021-2025 Cumulative TSR Second highest TSR amongst all S&P 500 REITs Highest amongst all healthcare REITs

49.9% 2025 TSR	+4,961 bps	#3 2025 TSR	+2,142 bps
Third highest TSR out of 110 REITs in the MSCI US REIT Index	WELL 2025 outperformance vs MSCI US REIT Index	Third highest TSR amongst all healthcare REITs in 2025(1)	WELL 2025 outperforms vs NAREIT Equity Health Care Index
(1) Internally managed healthcare REITs
Portfolio
•Reported net income attributable to common stockholders of $937 million for the year ended December 31, 2025
•Reported total portfolio year-over-year average same store net operating income (“SSNOI”) growth of 14.1%(1), driven by SSNOI growth in our seniors housing operating (“SHO”) portfolio of 21.5%(1)
•Meaningfully amplified our long-term growth trajectory through the completion of $11 billion of pro rata net investments, excluding development funding, anchored by acquisitions of seniors housing communities in the U.S. and U.K. and disposition of lower growth outpatient medical properties
•Announced the next era of our journey, “Welltower 3.0,” underscoring our goal to modernize the seniors housing sector through our end-to-end operating platform with a reimagined customer journey and technology ecosystem, which includes the hiring of Jeff Stott, formerly with Extra Space Storage, as our Chief Technology Officer
•Deepened economic alignment between our shareholders and key operating partners via the introduction of RIDEA 6.0 contracts and creation of the Welltower Charles T. Munger Grant Program ($10 million annually) to honor the memory of Charles T. Munger and provide direct financial recognition to front-line staff at our best performing seniors housing communities
•Announced our foray into the capital light, private funds management business with the launch of our first seniors housing investment fund, Seniors Housing Fund I LP (the “Fund”). In the fourth quarter of 2025, we closed the Fund with approximately $2.5 billion of total equity commitments, which includes commitments from eight global, third-party institutional LPs. Additionally, in the fourth quarter of 2025, we launched our second fund, Seniors Housing Debt Fund I LP
Balance Sheet
•Reported Net Debt to Adjusted EBITDA of 3.03x(1) and approximately $10.2 billion of available liquidity inclusive of $5.2 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit
•Continued to utilize a broad array of financing sources through our issuances in June and August 2025 of $1.0 billion of 4.5% senior unsecured notes maturing in 2030 and $1.25 billion of 5.125% senior unsecured notes maturing in 2035
•Extinguished approximately $347 million of secured debt at a blended average interest rate of 5.16%
•Issued approximately $5 million of secured debt at a blended average interest rate of 3.89% and assumed $469 million of secured debt at a blended average interest rate of 4.45%
•Efficiently issued approximately 56.1 million shares of our common stock under our ATM programs, generating gross proceeds of approximately $8.9 billion
•S&P Global Ratings and Moody’s Investors Service, Inc. raised their credit ratings related to Welltower to “A-” with a stable outlook and to “A3” with a stable outlook, respectively
(1) Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

6	WELLTOWER • 2026 Proxy Statement

Proxy Statement Summary
2025 Performance Highlights
Corporate
•Welltower has outperformed all major indices over the past five years by substantial margins. Welltower is now the largest global REIT as defined by market capitalization, comprising approximately 9.7% of the MSCI US REIT Index (which consisted of 117 public REITs) as of October 5, 2025 and approximately 10.8% of the MSCI US REIT Index (which consisted of 110 public REITs) as of December 31, 2025
•The Board of Directors approved a 10.4% increase in the quarterly dividend per share, reflecting solid financial performance and the Board’s confidence in the durability of outsized levels of cash flow growth. The dividend is further supported by a low payout ratio and low-levered balance sheet
Sustainability
•Achieved GRESB Green Star status for the fifth consecutive year, earning 29 out of 30 possible points in the Management component
•Recognized for industry-leading governance practices, including #1 ranking from Green Street Advisors for Corporate Governance amongst all US REITs
•Maintained top 30% (3rd decile) ISS Quality Score ranking for each Environment and Social indicator
•Preserved Prime status under the ISS-ESG Corporate Rating for the seventh consecutive year
•Awarded Sustainalytics “Low Risk” rating of 11.5 (Low Risk = between 10 and 20)
Welltower 3.0 and our 10-Year Executive Continuity and Alignment Program (the “10-Year ECAP”)
On October 27, 2025, our Board announced the launch of Welltower 3.0, a new era focused on accelerating Welltower Business System-driven operational and technology transformation. This phase involves an “all-in” commitment by Welltower to drive operational and technological transformation across its seniors housing portfolio in coordination with its deeply aligned operating partners to meaningfully improve the experience of residents and their families, as well as that of site-level employees.
In connection with the launch of Welltower 3.0, on October 27, 2025, our Board announced the 10-Year ECAP, a comprehensive long-term incentive vehicle for our named executive officers (“NEOs”) that replaces virtually all other forms of NEO compensation from 2026 through 2035, thereby focusing compensation for our NEOs almost entirely on multi-year outcomes, and tying compensation to the creation of shareholder value. Our Compensation Committee and the independent members of the Board undertook a months-long intensive process, informed by insights from their independent compensation consultants and legal advisors, to develop and implement this first-in-class executive compensation program to secure Welltower’s key human capital resources for the next decade. The 10-Year ECAP is discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Key Features of the 10-Year ECAP
The 10-Year ECAP is designed to align realized executive pay with sustained, multi-year value creation for shareholders and secure the services of the Company’s NEOs for the next decade.

Base Salary		$110,000 per year through 2035
Annual Incentive		No Annual Cash or Equity Incentives
Long-term Incentives		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
		Performance Period					Holding/Redemption Period(1)
Performance-Based LTIP Units	Relative TSR Performance Condition	Target: 240bps above benchmarks					Earned Performance-Based LTIP Units:
	Market Cap Performance Condition	Hurdles between +$10B and +$100B increase in Market Cap					20%	40%	60%	80%	100%
Time-Based LTIP Units							20%	40%	60%	80%	100%
(1) Time-Based LTIP Units and Earned Performance-Based LTIP Units become redeemable for shares of Welltower’s common stock monthly beginning October 31, 2030 through September 30, 2035.

WELLTOWER • 2026 Proxy Statement	7

Proxy Statement Summary
2025 Performance Highlights

Key Features:	10-Year ECAP Summary:
Objectives:
•Align all NEOs’ interests with the Company’s shareholders for the next decade
•Reward all NEOs in direct alignment with shareholder value creation and superior relative performance
•Ensure retention of proven NEO team which has delivered unprecedented growth

Eligible Participants:	•Covers all NEOs
Compensation Structure:	•10-Year ECAP awards replace annual cash and equity compensation (other than annual base salary of $110,000/year) from 2026 until 2035
Pay Mix:	•Balance of performance-based and time-based awards
Long-Term Retention Period:	•Awards are not fully redeemable for shares of Welltower’s common stock until September 30, 2035 (10 years from program start), reinforcing sustained retention and long-term focus
Performance Metrics:
•Balance of performance goals between market capitalization (with absolute TSR modifier) and relative TSR
•5-year performance period: October 6, 2025 to October 5, 2030
•Potential to earn performance-based equity is capped at an implied value of $350/share
•Equal split between Incremental Market Cap and Relative TSR performance metrics; Market Cap metric is subject to an absolute TSR cap modifier

Key Termination Provisions:
•Termination for Cause triggers clawback
•Resignation without Good Reason extends retention period to 15 years (CEO) or 20 years (other NEOs), delays future distributions, provides the Company with a repurchase right, and, solely in the case of the CEO, subjects the time-based awards to a forfeiture condition tied to achieving positive TSR over the 5-year performance period

WELLTOWER’S BOARD OF DIRECTORS

Name	Age	Primary Occupation	Independent	Director Since	Committee(s)

Kenneth J. Bacon Chair since 2020	71	Co-founder and managing partner of RailField Realty Partners		2016	• Executive(C)

Karen B. DeSalvo	60	Former Chief Health Officer of Google		2018	•Investment •Nom/Gov

Andrew Gundlach	55	President and CEO of Bleichroeder LP		2024	•Audit •Investment

Dennis G. Lopez	71	Chief Executive Officer of QuadReal Property Group Ltd.		2021	•Audit •Investment

Shankh Mitra	45	Chief Executive Officer of Welltower Inc.		2020	•Executive

Ade J. Patton	47	Chief Financial Officer of Oak View Group, LLC		2021	•Audit •Compensation •Executive •Nom/Gov(C)

Sergio D. Rivera	63	Former Chief Executive Officer of SeaWorld Entertainment, Inc.		2014	•Compensation •Executive •Investment(C)

Johnese M. Spisso	65	President of UCLA Health, Chief Executive Officer of the UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences		2018	•Compensation(C) •Executive •Nom/Gov

Kathryn M. Sullivan	70	Former Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets		2019	•Audit(C) •Compensation •Executive
(C)Chair

8	WELLTOWER • 2026 Proxy Statement

Proxy Statement Summary
Welltower's Board of Directors
We believe that diversity in experience, skill sets, and perspectives helps the Board better oversee our management and provide strategic advice. The Board assesses its effectiveness in this regard as part of its annual Board and committee self-evaluation process. Our Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee should consider diversity broadly in terms of (a) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (b) educational background; and (c) personal characteristics, such as age, race, gender, sexual orientation, geography, ethnicity, and national origin, with the overarching goal of ensuring that the Board has the appropriate financial and other expertise relevant to our business. We also believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of Welltower. Therefore, we aim to maintain an appropriate balance of tenure across our directors. The current composition of the Board reflects those efforts and the importance the Board places on maintaining diversity in experience, skill sets, and perspectives.
The director nominees exemplify a diverse range of experiences and skill sets, including in the real estate industry, capital markets, financial services, financial and real estate investments, corporate and investment strategy, government affairs, healthcare policy, healthcare system management, and technology, among other experiences and skill sets. The proposed director nominees include three women and six men and among such director nominees, two identify as Hispanic or Latino, two identify as African American or Black, one identifies as Asian, and four identify as White.
CORPORATE GOVERNANCE HIGHLIGHTS
Our Board is committed to corporate governance practices that are designed to establish and preserve accountability for our Board and management, provide a structure that allows our Board to set objectives and monitor performance, facilitate the efficient use of resources, and enhance shareholder value.

Accountability to Shareholders	Single class of stock with one vote per share
Annual elections for all directors
Majority voting standard for uncontested elections of directors
Proxy access for shareholders
No shareholder rights plan (“poison pill”)
Independent Oversight	Independent Board Chair
All directors except the CEO are independent
Executive sessions provided for at all quarterly Board and committee meetings
Key standing Board committees comprised solely of independent directors
Effective Board Practices & Policies	Rigorous annual review of desired skills and attributes of directors and nominees
Annual Board and committee evaluations and bi-annual interviews by an independent third party
Director orientation and continuing education
Limits on board member service on other public company boards
Risk Mitigation & Alignment of Interests	Robust equity ownership guidelines for directors and executives
Clawback policy enables recoupment of performance- and time-based incentives
Comprehensive Code of Business Conduct and Corporate Governance Principles
Related person and transaction policy and Insider Trading Policy
For more detailed information on our corporate governance framework, see “Corporate Governance” beginning on page 11.

WELLTOWER • 2026 Proxy Statement	9

Proxy Statement Summary
Sustainability Leadership
SUSTAINABILITY LEADERSHIP
We are committed to leadership in our industry and strive to rank among the top S&P 500 companies in sustainability practices. Our commitment to helping people live well and age well is supported by our emphasis on sustainability and good corporate governance. We see our industry-leading progress towards furthering sustainability in our organization as not only the right thing to do, but as an opportunity to drive long-term operational efficiency and shareholder value.
We published our 13th annual Sustainability Report in alignment with Sustainability Accounting Standards Board guidelines and the Task Force on Climate-Related Financial Disclosures framework, and with reference to the Global Reporting Initiative standards. The Sustainability Report, which is available on our website, includes information regarding our sustainability goals, initiatives, progress, and achievements. Some highlights of our sustainability efforts recognized in 2025 include:
•Performed a portfolio-wide solar assessment and determined feasibility of pilot solar installation program
•Reported 228 completed sustainability projects across Welltower’s portfolio
•Obtained 268 Green Building Certifications across the portfolio
•Maintained oversight by our Sustainability Steering Committee, which consists of a group of cross-functional leaders, to support Welltower’s sustainability goals, progress, risks, and opportunities
•Conducted a portfolio-wide climate change scenario analysis designed to identify and measure our potential exposure to heat stress, water stress, wildfire risk, flood risk, hurricanes, and typhoons

For additional information regarding Welltower’s sustainability program, please visit www.welltower.com/sustainability/.

10	WELLTOWER • 2026 Proxy Statement

Corporate Governance

2025 BOARD AND GOVERNANCE HIGHLIGHTS
Number of Independent Director Nominees Standing for Election	8
Total Number of Director Nominees	9
Number of New Independent Directors over Last Five Years	3
Average Age of Director Nominees Standing for Election	61
Average Tenure of Director Nominees Standing for Election (years)	7.0
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Proactively Adopted Proxy Access	Yes
Average Board and Committee Meeting Attendance	97%
Regular Executive Sessions of Independent Directors	Yes
New Director Orientation	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Review of Management Succession Plans	Yes
Code of Business Conduct and Ethics	Yes
Published Political Contribution Policy	Yes
Average Shareholder Approval of Say on Pay over Last Five Years (% of approval)	84%
Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests	Yes
Equity Ownership Requirements for Executives	Yes
Equity Ownership Requirements for Directors	Yes
Anti-Hedging Policy	Yes
Clawback Policy	Yes
ROLE OF THE BOARD
Welltower’s Board oversees the CEO and other members of management in the day-to-day operations of Welltower and seeks to ensure that the best interests of Welltower and its shareholders are being served.
Board Leadership Structure
The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.
At this time, the Board believes the current leadership structure, which separates the Chair and CEO roles, best serves Welltower’s overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Welltower’s shareholders. The Board is currently led by an independent Chair, Mr. Bacon. An independent Chair allows the CEO to focus his time and energy on operating and managing Welltower while allowing the Board, led by the independent Chair, to oversee management and Welltower’s overall corporate governance matters.
The Board believes that its programs for overseeing risk, as described under “Board Oversight of Risk Management,” would be effective under a variety of leadership frameworks. Accordingly, the risk oversight function of the Board did not significantly impact its selection of the current leadership structure.

WELLTOWER • 2026 Proxy Statement	11

Corporate Governance
Role of the Board
Board Independence and Qualifications
Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2026. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.
The Board has determined that, other than Mr. Mitra, all of the directors have no material relationship with Welltower (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Welltower) and are independent under the applicable rules of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), and the independence standards in Welltower’s Corporate Governance Guidelines. Mr. Mitra is not independent because he is the CEO of Welltower.
Board and Committee Structure
The Board has standing Audit, Compensation, Executive, Investment, and Nominating/Corporate Governance Committees. The current membership and function of each of the Board committees is described below. Each committee is governed by a written charter that is approved by the Board. The charters are available on Welltower’s website at https://welltower.com/investors/governance/.

	Kenneth J. Bacon	Karen B. DeSalvo	Andrew Gundlach	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan
Board
Audit
Compensation
Executive
Investment
Nominating/ Corporate Governance

Member	Chair

12	WELLTOWER • 2026 Proxy Statement

Corporate Governance
Role of the Board

AUDIT COMMITTEE

MEMBERS: •Ms. Sullivan (Chair) •Mr. Gundlach •Mr. Lopez •Mr. Patton Meetings in 2025: 5
The Audit Committee assists the Board in monitoring Welltower’s financial statements, the independent auditor, including its qualifications and independence, the performance of Welltower’s internal auditor and internal audit function, Welltower’s compliance with legal and regulatory requirements, the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures, Welltower’s major financial risk exposures, risk assessment, and risk management policies, and Welltower’s information technology systems and cybersecurity matters.
The Board has determined that all members of the Audit Committee have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee and satisfy the definition of “audit committee financial expert” under applicable rules of the SEC. Additionally, the Board determined that all of the members of the Audit Committee are independent under the applicable rules of the NYSE and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

COMPENSATION COMMITTEE

MEMBERS: •Ms. Spisso (Chair) •Mr. Patton •Mr. Rivera •Ms. Sullivan Meetings in 2025: 25
The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s compensation plans and programs; reviews and recommends to the Board changes in the Board’s compensation; and oversees Welltower’s strategies and policies related to human capital management, including with respect to matters such as workplace environment, culture, talent development, and retention. All of the members of the Compensation Committee are independent under the applicable rules of the NYSE and the SEC.
See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

EXECUTIVE COMMITTEE

MEMBERS: •Mr. Bacon (Chair) •Mr. Mitra •Mr. Patton •Mr. Rivera •Ms. Spisso •Ms. Sullivan Meetings in 2025: 2	The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board.

INVESTMENT COMMITTEE

MEMBERS: •Mr. Rivera (Chair) •Dr. DeSalvo •Mr. Gundlach •Mr. Lopez Meetings in 2025: 4
The Investment Committee reviews Welltower’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment, and disposition plans; makes recommendations to the Board regarding investments requiring the Board’s approval; reviews and periodically evaluates the performance of Welltower’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels of authority granted to the Investment Committee and to senior management. All of the members of the Investment Committee are independent under the rules of the NYSE.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: •Mr. Patton (Chair) •Dr. DeSalvo •Ms. Spisso Meetings in 2025: 4
The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including an annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; annually reviews Welltower’s Sustainability Report and reviews its environmental sustainability practices; oversees Welltower’s policies and practices regarding political contributions; and annually reviews directors’ time commitments. All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.

BOARD FUNCTIONS AND POLICIES
Board Meetings and Attendance
Welltower’s policy is to encourage all directors to attend the annual meeting of shareholders. All directors then serving attended last year’s annual meeting of shareholders.
The Board met 15 times during the year ended December 31, 2025. Each meeting was followed by an executive session of the independent directors.
The Chair presides over all meetings of the shareholders and of the Board and all executive sessions of the independent directors.
In 2025, no director attended fewer than 75% of the aggregate number of meetings of our Board and the committees on which the director served.

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Corporate Governance
Board Functions and Policies
Governing Documents
The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at https://www.welltower.com/investors/governance.
Board Oversight of Risk Management
The Board plays a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability, and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes, and controls pertaining to the management of Welltower’s information technology operations, including cyber risks, information security, and the use of artificial intelligence. At least annually, the Audit Committee receives a cybersecurity report from the Chief Technology Officer and the information security team. This report may cover a variety of relevant topics, potentially including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends, and information security considerations related to our operators, managers, and third parties. The scope and focus of each report are determined based on current priorities and emerging issues in cybersecurity. The Audit Committee, along with the Chief Technology Officer and the information security team, also report to the Board at least annually on data protection and cybersecurity matters. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including Welltower’s Code of Business Conduct and Ethics and our policies and procedures for monitoring compliance.
The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to environmental sustainability and Welltower’s corporate governance policies. The Board oversees the Leadership Team, which is tasked with the identification, assessment, and management of risks and has established an Enterprise Risk Management Committee to ensure that appropriate risk identification and mitigation procedures are incorporated into Welltower’s daily activities and decision-making. This Committee is led by the Chief Legal Officer and General Counsel and includes five additional members who are all members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to assess the likelihood of adverse effects, the potential impact of those risks, risk tolerances, and mitigating measures.
The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including the results of risk mitigation testing performed by Internal Audit.

14	WELLTOWER • 2026 Proxy Statement

Corporate Governance
Board Functions and Policies

Key Risk Oversight Responsibilities of the Board and its Committees
	Audit Committee	Compensation Committee	Investment Committee	Nominating/ Corporate Governance Committee	Board of Directors

Financial reporting	●				●

Disclosure controls and internal controls over financial reporting	●				●

Information technology and security	●				●

Legal and regulatory compliance	●				●

Compensation plans and arrangements		●			●

CEO and executive management succession planning		●			●

Human capital		●			●

Acquisitions/Dispositions			●		●

Development projects			●		●

Loan and equity investments			●		●

Corporate governance				●	●

Corporate social responsibility and sustainability matters				●	●

Shareholder engagement program				●	●
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and other covered persons, as well as Welltower itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the exchange listing standards applicable to us. For additional information, see “Compensation Discussion and Analysis—Other Compensation Information—Hedging Policy, Margin Trading, and Short Sales.” A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Annual Board Self-Evaluation
Each year, the Board and the Nominating/Corporate Governance Committee evaluate the effectiveness, size, composition, and diversity of the Board and each of its committees, all as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of our procedures for identifying and evaluating nominees for director as well as the effectiveness of Board and committee materials, meetings, and relationships with management. In addition, at least every two years, the Nominating/Corporate Governance Committee engages an independent third party to conduct the Board and committee self-evaluation process, which includes one-on-one meetings between the independent third party and each Board member.
Succession Planning
The Board and the Nominating/Corporate Governance Committee are actively engaged in succession planning. The Compensation Committee conducts an annual review of the CEO’s performance and oversees the performance evaluations of the other NEOs. At least annually, the Board discusses succession plans for the CEO and other members of the Leadership Team. This succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the CEO’s direct reports meets quarterly with the CEO to discuss development plans and opportunities. The Board also consults with the CEO regarding future candidates for Leadership Team positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful

WELLTOWER • 2026 Proxy Statement	15

Corporate Governance
Board Functions and Policies
discussion regarding all senior leadership positions, ensures continuity of leadership over the long term, and forms the basis on which Welltower makes ongoing leadership assignments.
Limits on Board Service
We encourage directors to serve on other boards of directors to gain breadth of experience that is useful to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board. This policy, which is contained within our Corporate Governance Guidelines, is reviewed by the Nominating/Corporate Governance Committee at least annually, as is the compliance of directors with this policy. All directors are currently in compliance with this policy.
Retirement Policy
While the Board has not established formal term limits, no person may be nominated for election as a director after his or her 75th birthday.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity from which an executive officer served as a director of Welltower or member of the Compensation Committee during 2025.
Communications with the Board
Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chair or the independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.
The Chief Legal Officer and General Counsel reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Chief Legal Officer and General Counsel, relates to the functions of the Board or its committees or that otherwise require their attention. If a communication received relates to questions, concerns, or complaints regarding accounting, internal control over financial reporting, or auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review. Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

16	WELLTOWER • 2026 Proxy Statement

Corporate Governance
How We Identify Director Candidates
HOW WE IDENTIFY DIRECTOR CANDIDATES
Director Candidate Considerations

Consider current Board skill sets and needs

Seek to ensure Board is strong in core competencies of strategic oversight, corporate governance, and leadership and has diversity of experience, skill sets, and perspectives to meet existing and future business needs
	Check conflicts of interest and references All candidates are screened for conflicts of interest and independence	Nominating/Corporate Governance Committee dialogue

Board dialogue and decision	Nominating/Corporate Governance Committee dialogue Consider shortlisted candidates, and after deliberations, recommend candidates for election to the Board	Meet with qualified candidates Ensure appropriate personal qualities, such as independence of mind, tenacity, and skill set to meet existing or future business needs

When seeking potential directors, the Board generally looks for individuals who have displayed high ethical standards, integrity, and sound business judgment. The Board also believes that a director candidate should be a current or former senior leader (such as a senior manager, chief operating officer, chief financial officer, or chief executive officer) of a complex organization such as a corporation (including a principal business unit or division of a corporation), university, foundation, or governmental entity or otherwise be accustomed to dealing with complex organizational issues. In addition, directors and director candidates should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound business judgment, strength of character, and values. We also expect directors and director candidates to be willing to attend regularly scheduled meetings of the Board and its committees and to contribute a reasonable amount of time to Welltower’s affairs.
In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, and other qualities already represented. This process, which the Nominating/Corporate Governance Committee assesses annually, helps the Nominating/Corporate Governance Committee determine whether there are any specific qualities or skills that would complement the Board’s existing strengths. The Nominating/Corporate Governance Committee takes diversity in experience, skill sets, and perspectives into account in identifying and evaluating director candidates and annually reviews the requisite skills and criteria for director candidates in the context of the Board’s current composition, Welltower’s operations, and shareholders’ long-term interests. We view “diversity” broadly to include professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion, and educational and personal background, with the overarching goal of ensuring that the Board has the appropriate financial and other expertise relevant to our business. As part of the search process for each new director, the Nominating/Corporate Governance Committee actively seeks out a diverse pool of candidates in terms of backgrounds, experience, skill sets, and perspectives from which Board nominees are chosen.
The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating director candidates, including referrals from current directors, management, and shareholders, and may seek input from third-party executive search firms. If the Nominating/Corporate Governance Committee retains one or more

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Corporate Governance
How We Identify Director Candidates
search firms, those firms would be paid a fee and may be asked to identify possible candidates, interview and screen such candidates, and act as a liaison between the Nominating/Corporate Governance Committee and each candidate during the screening and evaluation process.
The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. Once the Nominating/Corporate Governance Committee identifies promising candidates, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary (including through third parties), and the Chair of the Nominating/Corporate Governance Committee and the Chair of the Board will interview those individuals. Candidates who are good prospects are invited to meet the other members of the Nominating/Corporate Governance Committee and, if approved, will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that a candidate can add value to the Board and such candidate expresses an interest in serving on the Board, then the Nominating/Corporate Governance Committee will recommend to the Board that such candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board.
Candidates Submitted by Shareholders
The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. Director candidates who are recommended by shareholders will be evaluated in the same manner as any other director candidate.
Recommendations may be submitted to the Nominating/Corporate Governance Committee in care of the Chief Legal Officer and General Counsel, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. For such a candidate to be considered as a potential nominee for Welltower’s 2027 annual meeting, the recommendation must be submitted by December 11, 2026, the date that is 120 days before the first anniversary of the date the definitive proxy statement was first released to shareholders in connection with the prior year’s annual meeting. Such recommendations must include (1) the name, age, business address, and, if known, residence address of the candidate, (2) the principal occupation or employment of the candidate for at least the last five years and a description of the qualifications of the candidate, (3) the class or series and amount of Welltower or its subsidiaries’ equity shares that are owned beneficially or of record by the candidate, (4) any other information relating to the candidate that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act, and (5) a written statement from the candidate that he or she consents to serve, if elected, and will provide such representations and any questionnaires required to be completed by Welltower directors.
Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the candidate, and (2) the class or series and amount of Welltower or its subsidiaries’ equity securities that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders.
In addition to the right of shareholders to recommend director candidates to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of candidates for election to the Board and to have their director candidates included in Welltower’s proxy materials if the shareholder or shareholders comply with specified prior notice requirements.
The By-Laws require that any such notice relating to a director candidate, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified above for shareholder recommendations to the Nominating/Corporate Governance Committee for director candidates.
Welltower may require that the proposed candidate furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed candidate to serve as a director. At any meeting of shareholders, the Chair of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2027 Annual Meeting of Shareholders, see page 83.

18	WELLTOWER • 2026 Proxy Statement

Corporate Governance
How We Identify Director Candidates
Leadership Team
The Leadership Team—made up of our NEOs, executive vice presidents, and senior vice presidents—is responsible for developing and executing Welltower’s strategic plan and establishing and achieving the plan’s goals and objectives.
To view the biographies of the members of Welltower’s Leadership Team, please visit https://welltower.com/who-we-are/#leadership.
SHAREHOLDER ENGAGEMENT
Welltower regularly engages in outreach efforts with shareholders relating to our business and executive compensation and our sustainability and governance goals. This outreach program is conducted by a cross-functional team, including members of our Capital Markets, Finance, and Legal teams and the Board. We share the feedback we receive from our shareholders with all members of the Board, which gives directors valuable insight into shareholders’ views about Welltower and informs the Board’s decisions.
Welltower engages with shareholders year-round. The below graphic illustrates key elements of such engagement.

SUMMER

- Review voting results from our most recent annual meeting of shareholders, including the results of the Say on Pay vote, and engage with investors about these results
- Evaluate proxy season trends, corporate governance best practices, regulatory developments, and our current practices
- Share investor feedback with the Board

FALL

- Engage with investors to understand executive compensation, sustainability, and governance priorities
- Share investor feedback with the Board

WINTER

SPRING

- Review and gather feedback from investors on any changes made to executive compensation, sustainability, and governance matters
- Review end of year results with investors
- Share investor feedback with the Board

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and ensuring we implement best practices. In 2025, members of senior management conducted hundreds of meetings with shareholders, investors, and analysts to discuss a number of topics, including financial results; our strategy, objectives, and performance; sustainability initiatives; compensation metrics; corporate governance initiatives; and industry trends. As part of our outreach, members of our senior management and the Board engaged with large shareholders on the topics of corporate governance, executive compensation, and sustainability. During such meetings, shareholders were supportive of our best-in-class corporate governance practices and encouraged us to continue with our corporate governance initiatives, including evaluating and diversifying Board skills and enhancing continuing education opportunities for members of the Board. See “Summary of Board Skills and Experience” on page 21 for more details. We value shareholder feedback on all topics of governance, and the feedback received is an important component of Board and committee discussions and decisions.
For more information about our 2025 shareholder outreach program, see “Compensation Discussion and Analysis—Our New Executive Compensation Framework” beginning on page 39 and “Compensation Discussion and Analysis—Other Compensation Information—Say on Pay - Investor Outreach” on pages 62.

WELLTOWER • 2026 Proxy Statement	19

Proposal 1 – Election of Directors
Welltower’s By-Laws provide that the Board shall have between three and 15 members, with the exact number to be fixed by the Board from time to time. The Board currently has nine members, and all nine Board nominees are recommended for election at the Annual Meeting.
The shares represented by your proxy will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal, or death. If any nominee declines or is unable to accept such nomination to serve as a director (which the Board does not now expect will happen), the Board reserves the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as it deems advisable. The proxy solicited hereby will not be voted to elect more than nine directors.
Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where the number of director nominees exceeds the number of directors to be elected), the voting standard will be a plurality of the votes cast.
Pursuant to Welltower’s By-Laws, the Nominating/Corporate Governance Committee has established procedures, set forth in the Corporate Governance Guidelines, which provide that Board shall nominate for election or re-election as directors only candidates who have tendered or agreed to tender an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive a greater number of votes “for” his or her election than votes “against” such election, and (ii) Board acceptance of the tendered resignation.
The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on that recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NINE NOMINEES. Each nominee receiving more votes “for” his or her election then votes “against” his or her election will be elected.

20	WELLTOWER • 2026 Proxy Statement

Proposal 1 – Election of Directors
Summary of Board Skills and Experience
SUMMARY OF BOARD SKILLS AND EXPERIENCE
We believe our director nominees have an effective mix of backgrounds, diversity, experience, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the director nominees. We look to each director to be knowledgeable in all of these areas, and the absence of an indicator for a particular item does not mean a director nominee is less able to contribute to the Board’s decision-making process or that the director nominee does not possess that skill or experience. Rather, the indicator represents that the item is a core competency that the director nominee brings to the Board. The table does not encompass all of a director nominee’s skills or experience.

Director Skills and Experience	Bacon	DeSalvo	Gundlach	Lopez	Mitra	Patton	Rivera	Spisso	Sullivan
Real Estate: Relevant experience in the real estate industry, including experience in seniors housing, outpatient medical, or REITs	●			●	●		●	●
Finance and Accounting: Current or former role in auditing or accounting, including direct supervision of a chief financial officer or chief accounting officer; current or former role in the finance industry, a bank, a real estate investment firm, or an investment management firm; proficiency in complex processes such as financial management, capital allocation, and financial reporting; significant experience in corporate finance or financial accounting
	●		●	●	●	●	●	●	●
Healthcare and Health Systems: Relevant experience in the healthcare industry; current or former role as a chief executive officer of a healthcare company or large academic health system; experience in overseeing an outpatient medical real estate portfolio
		●			●			●	●
Large Cap Public Companies: Experience with the business operations of large cap public companies	●	●	●	●	●	●	●
Global: Relevant experience with multinational companies or in international markets; knowledge of international business environments, economic conditions, cultures, and regulatory framework; broad perspective on global market opportunities
	●	●	●	●	●	●	●	●	●
New and Existing Markets: Experience in selecting and pursuing innovative new business opportunities		●	●	●	●	●	●
Technology and Cybersecurity: Relevant experience in digital technology, cybersecurity, digital marketing, or social media; experience implementing business technology strategies; understanding of emerging technological trends
		●			●	●	●	●	●
Risk Management: Ability to identify key risks in a wide range of areas such as industry developments and legal and regulatory compliance; experience in, and knowledge and understanding of, managing major risk exposures, such as significant financial, operational, compliance, reputational, strategic, international, political, and cybersecurity risks for large, complex organizations
	●	●	●	●	●	●	●	●	●
Government/Public Policy: Experience in government relations, regulatory matters, or regulated industries	●	●	●					●
Leadership Development/Succession: Experience as a chief executive officer, president, chair, or a similar leadership position in a large company or other large organization			●	●	●	●	●	●
Retail/Institutional Investor Relations: Knowledge of the capital markets landscape	●		●	●	●	●	●
Environmental: Relevant experience in the areas of environmental impact, corporate responsibility, or strategies to develop long-term shareholder value; current or former role in overseeing and managing environmental practices and initiatives; experience in, and knowledge and understanding of, climate-rated strategic planning, risk mitigation, and management
		●		●	●		●	●
Corporate Governance: Corporate governance experience, including knowledge of public company reporting requirements	●	●	●	●	●	●	●	●	●

WELLTOWER • 2026 Proxy Statement	21

Proposal 1 – Election of Directors
Director Nominees
DIRECTOR NOMINEES

Shankh Mitra, Chief Executive Officer
Age 45 Director since: 2020 Committees: •Executive	Education • BA – Engineering, Jadavpur University • MBA – Columbia Business School
Other Current Public Company Boards •Public Storage (Non-executive Chair of the Board)

Key Experience and Qualifications
Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020.
He served as Welltower’s Chief Investment Officer from August 2018 to January 2023 and Vice Chair – Chief Operating Officer and Chief Investment Officer from April 2020 to October 2020. From January 2018 to August 2018, he served as Welltower’s Senior Vice President – Investments and, from January 2016 to January 2018, Mr. Mitra served as Welltower’s Senior Vice President – Finance & Investments.
Prior to joining Welltower, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management, LLC from July 2013 to December 2015, as a Senior Analyst at Citadel Investment Group from April 2012 to June 2013, and as a Senior Analyst at Fidelity Investments from 2009 to 2012.
Among other qualifications, Mr. Mitra brings to the Board extensive leadership experience, deep expertise in real estate investment and capital markets, and comprehensive understanding of Welltower’s business and strategic direction. Through his progressive tenure at Welltower and his prior experience at leading investment firms, Mr. Mitra has developed exceptional insight into the real estate industry, portfolio management, and corporate strategy. As Chief Executive Officer, he possesses intimate knowledge of all aspects of Welltower’s operations, including real estate management, investment activity, and balance sheet optimization. Mr. Mitra works in close coordination with the Board to establish and execute Welltower’s long-term strategic vision and leads initiatives to attract, retain, and develop top talent across the organization. His combination of institutional knowledge, industry expertise, and executive leadership makes him uniquely positioned to contribute to the Board’s oversight and governance of the Company.

Kenneth J. Bacon, Chair & Independent Director
Age 71 Director since: 2016 Committees: •Executive (Chair)	Education •BA – Anthropology, Stanford University •MSc – International Relations, London School of Economics •MBA – Finance & Strategy, Harvard Business School
	Other Current Public Company Boards •Arbor Realty Trust, Inc. •Comcast Corporation (Governance and Corporate Responsibility Committee Chair)	Former Public Company Boards •Ally Financial Inc.

Key Experience and Qualifications
Mr. Bacon has served as Welltower’s Chair of the Board since October 2020.
Mr. Bacon is a co-founder of RailField Realty Partners (a multifamily investment and asset management firm) and has served as RailField’s managing partner since 2012.
Prior to launching RailField, Mr. Bacon spent 19 years at Fannie Mae, culminating in his role as Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.
Among other qualifications, Mr. Bacon’s broad experience across the real estate investment lifecycle—from capital raising and deal structuring to asset management and disposition—provides the Board with critical perspective on Welltower’s strategic initiatives. His leadership at Fannie Mae equipped him with a sophisticated understanding of financial markets, risk management, regulatory matters, government affairs, and the intersection of public policy and housing, all of which are directly relevant to Welltower’s operations.

22	WELLTOWER • 2026 Proxy Statement

Proposal 1 – Election of Directors
Director Nominees

Karen B. DeSalvo, Independent Director
Age 60 Director since: 2018 Committees: •Investment •Nominating/ Corporate Governance
Education
•BA – Biology and Political Science, Suffolk University
•MD – Tulane University School of Medicine
•MPH – Tulane University School of Public Health
•MSc – Harvard T.H. Chan School of Public Health

Key Experience and Qualifications
Dr. DeSalvo served as the Chief Health Officer of Google (a multinational technology company) from December 2019 to August 2025.
From 2018 to 2019, she served as professor of medicine and population health at the University of Texas at Austin Dell Medical School and co-lead of the National Alliance to Impact the Social Determinants of Health with former HHS Secretary Michael O. Leavitt.
From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology.
From 2011 to 2014, she was Health Commissioner for the City of New Orleans. Prior to that she was Vice Dean for Community Affairs and Health Policy at the Tulane University School of Medicine, where she practiced medicine and led the medical school’s community health programs. She was formerly on the Medicare Payment Advisory Commission.
Dr. DeSalvo is on the Council of the National Academy of Medicine. She also serves on the Board of Directors of Cityblock Health and chairs the Risk Committee.
Among other qualifications, Dr. DeSalvo’s distinguished career at the intersection of medicine, public health, technology, and policy makes her exceptionally well-suited to serve as a director. Her prior leadership at Google provides the Board with valuable insight into the evolving role of AI and technology in care delivery, business operations, and population health management. Her prior government service, including her tenure as National Coordinator for Health Information Technology, equips her to guide Welltower on matters of healthcare regulation, compliance, and policy development. Additionally, her academic credentials and public health experience bring a rigorous, evidence-based perspective to the Board’s deliberations on strategic matters affecting healthcare markets and consumer health.

Andrew Gundlach, Independent Director
Age 55 Director since: 2024 Committees: •Audit •Investment	Education •BS – International Relations and Affairs, Georgetown University •MS – International Trade and Economics, Georgetown University •MBA – Columbia Business School
	Other Current Public Company Boards •Bleichroeder Acquisition Corp. II	Former Public Company Boards •Inflection Point Acquisition Corp. IV

Key Experience and Qualifications
Mr. Gundlach has served as the President and CEO of Bleichroeder LP (a registered investment advisor serving ultra-high-net-worth families) since 2024 and the Chairman, President, and CEO of Bleichroeder Acquisition Corp. II (a blank check company formed for the purpose of effecting a potential business combination) since October 2025.
He served as the Executive Chairman of Inflection Point Acquisition Corp. IV (a blank check company formed for the purpose of effecting a potential business combination) from July 2025 until the completion of its merger with Merlin Labs, Inc. in March 2026, previously serving as Chairman, President, and CEO from June 2024 to July 2025.
He is the founder of GoldIron LP (a registered investment advisor focused on institutions and ultra-high-net-worth investors) and has served as its managing member since 2015. Bleichroeder LP was demerged from asset manager First Eagle Holdings in 2019, four years after Blackstone funds acquired a majority stake, a transaction Mr. Gundlach initiated, and GoldIron LP owns shares in First Eagle Holdings.
Mr. Gundlach held a board position as a director at First Eagle Holdings (or its predecessor) from 2006 to August 2025. He served on the boards of Odyssey Acquisition SA from 2021 to 2022 and Materia, Inc. from 2014 until its acquisition by ExxonMobil in 2021.
He has also been an Adjunct Associate Professor of Business at Columbia Business School since 2004, where he teaches courses on investing, and currently serves on the school’s board.
Previously, Mr. Gundlach co-founded Artemis Advisors LLC in 1999 and served as a founding partner until 2006. His earlier career includes roles as an Associate at J.P. Morgan from 1996 to 1999, and as an Analyst at Morgan Stanley from 1994 to 1996.
Mr. Gundlach is also a Member of the Council on Foreign Relations, where he serves on the Investment Committee. Mr. Gundlach currently serves on the Advisory Board at People.ai (a privately held AI company) and as a trustee of the Guggenheim Museum.
Among other qualifications, Mr. Gundlach brings to the Board extensive experience in investment management, corporate governance, capital markets, and strategic transactions. His leadership roles at Bleichroeder LP and GoldIron LP, combined with nearly two decades of board service at First Eagle Holdings and directorships at other public and private companies, reflect deep expertise across diverse business contexts. Mr. Gundlach’s proven judgment in guiding organizations through complex transactions makes him exceptionally well qualified to serve on the Board.

WELLTOWER • 2026 Proxy Statement	23

Proposal 1 – Election of Directors
Director Nominees

Dennis G. Lopez, Independent Director
Age 71 Director since: 2021 Committees: •Audit •Investment	Education •BA – California State University, Long Beach •MBA – Finance and Accounting, University of California, Los Angeles

Key Experience and Qualifications
Mr. Lopez has served as the Chief Executive Officer of QuadReal Property Group Ltd. (a global real estate investment, operating and development company) since June 2017.
He was Chief Investment Officer of AXA Real Estate Investment Managers (a global real estate investment manager) from 2009 to 2017, and Chief Executive Officer of SUN Real Estate Group (a private equity firm with real estate activities in India and Russia) from 2007 to 2009.
Mr. Lopez has had a career of over 30 years in investment banking and real estate investment management, including serving as Global Head of Real Estate at Cambridge Place Investment Management (a London-based hedge fund) for two years and a Managing Director/Head of European Real Estate at JP Morgan in London for seven years.
Among other qualifications, Mr. Lopez brings to the Board more than three decades of leadership experience in investment banking and global real estate investment management. His tenure in senior executive roles at major international organizations has provided him with deep expertise in capital markets, cross-border investment strategy, and complex organizational leadership. These qualifications, combined with his proven track record across diverse markets in North America, Europe, and emerging economies, make Mr. Lopez exceptionally well-suited to serve as a member of the Board.

Ade J. Patton, Independent Director
Age 47 Director since: 2021 Committees: •Audit •Compensation •Executive •Nominating/ Corporate Governance (Chair)	Education •BA – Government, University of Virginia •MBA – Harvard Business School •JD – Harvard Law School

Key Experience and Qualifications
Mr. Patton has served as the Chief Financial Officer of Oak View Group, LLC (an entertainment and sports facilities company) since July 2023.
Mr. Patton served as Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC (WBD) (a multinational media and entertainment company) from August 2020 to June 2023.
He previously served as Chief Financial Officer of Turner Sports and Head of Planning and Development at WM News & Sports from April 2019 to August 2020. Before assuming that role, Mr. Patton served as Senior Vice President – Corporate Finance, M&A and GTO of Turner Broadcasting System, Inc. from February 2017 to April 2019, Senior Portfolio Manager at Millennium Management, LLC (an investment management firm) from January 2015 to February 2017, Senior Research Analyst at Citadel LLC (a multinational hedge fund and financial services company) from June 2009 to March 2014, and Research Analyst at Magnetar Capital LLC (a hedge fund) from June 2007 to June 2009.
Among other qualifications, Mr. Patton brings to the Board more than fifteen years of financial leadership and investment management experience across the media, entertainment, and sports industries. His CFO tenures at Oak View Group, HBO/HBO Max, and Turner Sports, combined with his background as a portfolio manager and analyst at leading investment firms such as Millennium Management and Citadel, provide him with deep expertise in corporate finance, strategic planning, and capital markets. These qualifications make Mr. Patton well suited to contribute to the Board’s oversight and strategic objectives.

Sergio D. Rivera, Independent Director
Age 63 Director since: 2014 Committees: •Compensation •Executive •Investment (Chair)	Education •BA – Finance and International Business, Florida International University •MBA – Florida International University

Key Experience and Qualifications
Mr. Rivera served as Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) from November 2019 to April 2020.
He served as President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (a hospitality and leisure services company) from 2016 to September 2018.
From 1998 to 2016, Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc., including President of The Americas from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., from 2007 to 2016.
Among other qualifications, Mr. Rivera brings to the Board nearly two decades of senior leadership experience at some of the world’s most recognized hospitality and leisure companies. His proven track record in executive roles provides him with a deep understanding of consumer-driven businesses and complex, multi-site operations. In addition, Mr. Rivera possesses substantial expertise in real estate development, investment strategy, corporate finance, and accounting. These qualifications, combined with his demonstrated ability to lead and scale global enterprises, enable Mr. Rivera to offer the Board valuable strategic insight and operational perspective.

24	WELLTOWER • 2026 Proxy Statement

Proposal 1 – Election of Directors
Director Nominees

Johnese M. Spisso, Independent Director
Age 65 Director since: 2018 Committees: •Compensation (Chair) •Executive •Nominating/ Corporate Governance	Education •RN – St. Francis School of Nursing •BS – Health Science, Chapman College •MPA – University of San Francisco
Former Public Company Boards •Douglas Emmett, Inc.

Key Experience and Qualifications
Ms. Spisso has served as the President of UCLA Health (an academic medical center), Chief Executive Officer of the UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences since 2016.
Before assuming her positions at UCLA, she worked for 22 years at the University of Washington School of Medicine, including serving as Chief Health System Officer and Vice President, Medical Affairs for nine years.
Among other qualifications, Ms. Spisso brings to the Board over 30 years of experience in large academic health system management, during which she has demonstrated exceptional strategic vision and operational leadership. Her extensive background in overseeing complex healthcare organizations, combined with her deep expertise in clinical operations, institutional governance, managing major capital expansion projects for hospitals and clinics, strategic financial planning, and health system growth, provides the Board with valuable insight into the healthcare industry. The Board believes that Ms. Spisso’s proven ability to lead large-scale academic medical institutions makes her exceptionally well-qualified to serve as a director.

Kathryn M. Sullivan, Independent Director
Age 70 Director since: 2019 Committees: •Audit (Chair) •Compensation •Executive	Education •BA – Accounting, University of Louisiana at Monroe •MBA – Louisiana State University
Former Public Company Boards •Hanger, Inc.

Key Experience and Qualifications
Ms. Sullivan served as Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified healthcare company), which is an operating division of UnitedHealth Group, from March 2015 to 2018.
From 2008 to 2015, she served as Chief Executive Officer of UnitedHealthcare, Central Region.
Among other qualifications, Ms. Sullivan brings to the Board extensive executive leadership experience and deep expertise in the healthcare industry. Her tenure as a senior executive at one of the nation’s largest health benefits organizations provided her with comprehensive knowledge of health plan payor operations, strategic planning, and large-scale organizational management. This background enables her to offer valuable insights on matters relating to healthcare strategy, regulatory developments, and industry trends. The Board believes that Ms. Sullivan’s combination of operational expertise, industry knowledge, and executive leadership experience makes her well qualified to serve as a director.

WELLTOWER • 2026 Proxy Statement	25

Proposal 1 – Election of Directors
Director Compensation
DIRECTOR COMPENSATION
The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. The Board’s overarching policy is to pay its non-employee directors appropriate and competitive compensation to ensure Welltower’s ability to attract and retain highly qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis (most recently in December 2024, following which the Board approved changes for 2025), with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval.
For 2025, the Compensation Committee recommended, and the Board approved, an increase to director compensation aligned with the comparative benchmarking analysis undertaken by the Compensation Committee’s independent compensation consultant.
The Board and Compensation Committee determined that it was appropriate and in the best interests of shareholders to approve an increase to the compensation paid to the Chair of the Board to reflect the importance of his role to our shareholders and his contributions to the Board and the Company. The Board considered that Mr. Bacon maintains a high degree of engagement and availability with our executive team throughout the year, including off-cycle on-site visits to the Company’s offices. Mr. Bacon’s devotion of time and continual interaction with the Company’s executives and broader leadership team regarding strategy and other high level matters, combined with his conviction in strong corporate governance as a growth driver, has been critical in the Company’s ongoing evolution. In light of the Company’s strategic endeavors and highly intensive transactional operations, the interactions amongst the Company’s leadership vis-à-vis its CEO and Chair of the Board, as well as that with fellow directors, are highly engaging and robust. For these outsized contributions, the Board believes Mr. Bacon’s compensation is appropriate.
The cash fees paid during 2025 to our non-employee directors are greater than in prior years due in large part to additional Board and Compensation Committee meetings, which resulted in the Board developing and approving the 10-Year ECAP. During 2025, the independent members of our Board met seven times, the Executive Committee met one time, and the Compensation Committee met 18 times specifically in connection with the development of the 10-Year ECAP, a comprehensive process that is described below in “Compensation Discussion and Analysis—Our New Executive Compensation Framework.” Notably, Mr. Bacon participated in nearly every Compensation Committee meeting.
The table below summarizes the compensation paid in 2025 to Welltower’s non-employee directors.
2025 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(9) ($)	Total ($)
Kenneth J. Bacon	445,000	(1)	220,133	665,133
Karen B. DeSalvo	158,000	(2)	220,133	378,133
Andrew Gundlach	161,500	(3)	220,133	381,633
Dennis G. Lopez	163,000	(4)	220,133	383,133
Ade J. Patton	221,500	(5)	220,133	441,633
Sergio D. Rivera	205,000	(6)	220,133	425,133
Johnese M. Spisso	200,500	(7)	220,133	420,633
Kathryn M. Sullivan	209,000	(8)	220,133	429,133
(1)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $300,000 fee for serving as Chair of the Board, $7,500 fee for serving on the Executive Committee, $10,500 for attending additional Board meetings, and $17,000 for attending additional Compensation Committee meetings.

26	WELLTOWER • 2026 Proxy Statement

Proposal 1 – Election of Directors
Director Compensation
(2)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $20,000 fee for serving on the Investment Committee, $17,500 fee for serving on the Nominating/Corporate Governance Committee, and $10,500 for attending additional Board meetings. Dr. DeSalvo deferred 100% of her annual retainer and additional fees pursuant to the terms of the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan.
(3)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $22,500 fee for serving on the Audit Committee, $20,000 fee for serving on the Investment Committee, and $9,000 for attending additional Board meetings. Mr. Gundlach, in lieu of cash, elected to receive his annual retainer and additional fees in the form of LTIP units.
(4)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $22,500 fee for serving on the Audit Committee, $20,000 fee for serving on the Investment Committee, and $10,500 for attending additional Board meetings. Mr. Lopez, in lieu of cash, elected to receive his annual retainer and additional fees in the form of deferred stock units.
(5)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $22,500 fee for serving on the Audit Committee, $20,000 fee for serving on the Compensation Committee, $7,500 fee for serving on the Executive Committee, $35,000 fee for serving as Chair of the Nominating/Corporate Governance Committee, $10,500 for attending additional Board meetings, and $16,000 for attending additional Compensation Committee meetings.
(6)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $40,000 fee for serving as Chair of the Investment Committee, $20,000 fee for serving on the Compensation Committee, $7,500 fee for serving on the Executive Committee, $10,500 for attending additional Board meetings, and $17,000 for attending additional Compensation Committee meetings.
(7)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $40,000 fee for serving as Chair of the Compensation Committee, $17,500 fee for serving on the Nominating/Corporate Governance Committee, $7,500 fee for serving on the Executive Committee, $10,500 for attending additional Board meetings, and $15,000 for attending additional Compensation Committee meetings.
(8)In addition to the annual $110,000 retainer for all non-employee directors, this amount includes $45,000 fee for serving as Chair of the Audit Committee, $7,500 fee for serving on the Executive Committee, $20,000 fee for serving on the Compensation Committee, $10,500 for attending additional Board meetings, and $16,000 for attending additional Compensation Committee meetings.
(9)Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of deferred stock units granted to the non-employee directors on February 28, 2025 based on the closing price of $153.51. For Mr. Lopez, who elected to receive his cash fees in the form of additional deferred stock units, the grant date fair value was calculated in the same manner. For Mr. Gundlach, who elected to receive his cash fees in the form of LTIP Units, the grant date fair value for such LTIP Units granted in lieu of cash was calculated in accordance with FASB ASC Topic 718 on February 28, 2025 based on the closing price of $153.51. Consistent with SEC rules, such elections to receive deferred stock units or LTIP Units in lieu of cash fees have not been reported in this column since they have been reported as “Fees Earned or Paid in Cash.” As of December 31, 2025, (a) each of Dr. DeSalvo, Mr. Rivera, and Ms. Spisso held an aggregate of 1,434 unvested restricted stock units, (b) Mr. Bacon held an aggregate of 6,218 LTIP Units that had not yet been converted into shares of common stock, (c) Mr. Gundlach held an aggregate of 3,755 LTIP Units that had not yet been converted into shares of common stock, (d) Mr. Patton held an aggregate of 1,434 LTIP Units that had not yet been converted into shares of common stock, (e) Mr. Lopez held an aggregate of 16,675 deferred stock units that had not yet been converted into shares of common stock, and (f) Ms. Sullivan held an aggregate of 11,083 LTIP Units that had not yet been converted into shares of common stock.
The compensation program for non-employee directors for the 2025 calendar year consisted of:
Cash Compensation

Type of fee	2025
Annual retainer for all directors	$110,000
Annual Chair of the Board fee	$300,000
Annual Committee Chair fees:
•Audit	$45,000
•Compensation, Investment	$40,000
•Nominating/Corporate Governance	$35,000
Annual Committee member fees:
•Audit	$22,500
•Compensation, Investment	$20,000
•Nominating/Corporate Governance	$17,500
Annual Fee for non-employee members of the Executive Committee	$7,500
Per meeting fee for each Board meeting in excess of eight per year	$1,500
Per meeting fee for each committee meeting in excess of eight per year	$1,000
Non-employee directors may elect to receive their cash compensation in the form of shares of Welltower common stock or Welltower OP LLC LTIP Units (“LTIP Units”). See “Compensation Discussion and Analysis” beginning on page 35 for a description of LTIP Units.
Equity Compensation
Non-employee directors each received grants of deferred stock units with a value of approximately $220,000 pursuant to the Amended and Restated 2022 Long-Term Incentive Plan. The grants, made on February 28, 2025, had a value of $220,000 in accordance with Welltower’s standard equity granting practice for non-employee directors. Generally subject to continued service, the deferred stock units granted in 2025 will be settled in shares of Welltower common stock on the first anniversary of the date of grant. Recipients of deferred

WELLTOWER • 2026 Proxy Statement	27

Proposal 1 – Election of Directors
Director Compensation
stock units also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on shares of Welltower’s common stock as and when such common stock is issued. Non-employee directors were given the choice of taking the grant of deferred stock units in the form of shares of Welltower’s common stock or LTIP Units. If they chose deferred stock units, they were also given the choice of taking the corresponding dividend equivalent rights in the form of either cash or additional shares of Welltower common stock.
Deferred Compensation
The non-employee directors are eligible to participate in the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan. A non-employee director may elect to defer up to 100% of his or her cash compensation (including any fees payable for serving as the Chair of the Board or for service on a Board committee and meeting fees). Participants are 100% vested in these deferrals. Non-employee directors may also elect to defer the receipt of any compensation and have that deferred compensation paid in shares of Welltower’s common stock until their retirement from the Board or in three, five, or ten annual installments beginning at a future date. To the extent payable in shares of Welltower’s common stock at a later date, directors may elect to receive their dividend equivalent rights on a current, non-deferred basis (at the same time dividends are paid to Welltower’s shareholders) in the form of cash.

28	WELLTOWER • 2026 Proxy Statement

Proposal 1 – Election of Directors
Director Compensation

DIRECTOR EQUITY OWNERSHIP GUIDELINES
Each non-employee director is required, within five years of joining the Board, to own an amount of Welltower’s equity securities with a fair market value of at least five times his or her annual cash retainer. All shares of Welltower’s common stock beneficially owned by the non-employee director will count towards these ownership requirements, as well as deferred stock units, LTIP Units, and Class A Common Units of Welltower OP LLC (“OP Units”). For purposes of this policy, OP Units and LTIP Units are valued at 100% and 80% of the value of a share of Welltower’s common stock, respectively.
The chart below shows current equity ownership of non-employee directors standing for re-election in comparison to the required ownership under Welltower’s director equity ownership guidelines:

Minimum Equity Ownership Requirement(1)
Multiple of Annual Cash Retainer(2)	5x Annual Cash Retainer Directors
(1)Line in chart represents minimum equity ownership requirement.
(2)Based on the closing stock price on December 31, 2025 of $185.61, as reported by the NYSE.
(3)Director is within five-year period from date of joining the Board.

WELLTOWER • 2026 Proxy Statement	29

Proposal 2 – Ratification of the Selection of the Independent Registered Public Accounting Firm
AUDIT FEES
The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems, and risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm or any of its affiliates and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance, and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, taking into account the opinions of management and the internal auditors.
The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2026. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether it should adopt a policy requiring the regular rotation of the independent registered public accounting firm to ensure continuing auditor independence. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2023 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.
Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of our shareholders. If this selection is not ratified by the holders of a majority of the shares of voting securities present online during the virtual Annual Meeting or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2027 because of the difficulty and expense of making a substitution. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

30	WELLTOWER • 2026 Proxy Statement

Proposal 2 – Ratification of the Selection of the Independent Registered Public Accounting Firm
Audit Fees
Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2025	2024
Audit Fees(1)	$6,214,910	$4,325,368
Audit-Related Fees(2)	5,300	—
Tax Fees:
Tax Compliance(3)	20,168	—
Tax Planning and Tax Advice(4)	—	—
All Other Fees	—	—
Totals	$6,240,378	$4,325,368
(1)Audit fees include fees associated with the audit of our annual consolidated financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents, and assistance with review of documents to be filed with or furnished to the SEC.
(2)Audit-related fees primarily include fees for the separate audits of certain of our consolidated subsidiaries, the issuance of attestation reports, and consultations concerning financial accounting and reporting standards not billed as audit services.
(3)Tax compliance involves the preparation of original and amended tax returns, claims for refund, tax payment-planning services, and assistance with tax audits and appeals.
(4)Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.
None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

WELLTOWER • 2026 Proxy Statement	31

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
Pre-Approval Policies and Procedures
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services, and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.
All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services, and other services provided to Welltower by EY during the year ended December 31, 2025 were pre-approved by the Audit Committee.
Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management, the internal auditors, and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2025 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) critical audit matters; and (viii) cybersecurity.
The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under the applicable standards of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.
The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held five meetings during the year ended December 31, 2025.

32	WELLTOWER • 2026 Proxy Statement

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
Audit Committee Report
Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2026. Mr. Gundlach, Mr. Patton, Mr. Lopez, and Ms. Sullivan were each members of the Audit Committee in 2025 and participated in the reviews and discussions described above.
Submitted by the Audit Committee:

Kathryn M. Sullivan (Chair)	Andrew Gundlach	Dennis G. Lopez	Ade J. Patton

WELLTOWER • 2026 Proxy Statement	33

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers
We are asking Welltower’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the NEOs as disclosed in this Proxy Statement.
Welltower’s compensation programs are underpinned by our compensation philosophy, which focuses on delivering sustained shareholder value creation by attracting and retaining high-performing executive officers. This compensation philosophy is central to Welltower’s ability to attract, retain, and motivate individuals who can achieve superior financial results. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes the details of Welltower’s compensation programs, our key financial and strategic achievements in 2025, and the decisions made by the Compensation Committee with respect to executive compensation in 2025 and beyond, including the 10-Year ECAP, Welltower’s new comprehensive long-term compensation program for our NEOs.
Shareholders are being asked to vote on the following advisory resolution:
Resolved, that the compensation paid to Welltower’s NEOs as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the NEOs’ compensation, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
At Welltower’s 2023 Annual Meeting of Shareholders, shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s NEO compensation. In consideration of the results of the 2023 advisory vote, we currently hold say on pay votes every year. We expect the next advisory vote on Welltower’s NEO compensation will be held at the 2027 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of the majority of the shares present in person or by proxy and entitled to vote thereon will be required for approval of this proposal.

34	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Named Executive Officers
Compensation Discussion and Analysis
NAMED EXECUTIVE OFFICERS
This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were our NEOs for the fiscal year ended December 31, 2025.

Shankh Mitra, Chief Executive Officer (“CEO”)
Age 45	Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. Mr. Mitra’s biographical information appears under “Director Nominees” on page 22.

Timothy G. McHugh, Co-President and Chief Financial Officer (“CFO”)
Age 41
Welltower (January 2016 to present)
•Co-President and Chief Financial Officer since January 2025
•Executive Vice President, Chief Financial Officer (April 2020 to Dec. 2024)
•Senior Vice President, Chief Financial Officer & Treasurer (Sept. 2019 to April 2020)
•Senior Vice President, Corporate Finance (Aug. 2018 to Aug. 2019)
•Treasurer (March 2017 to August 2018)
•Vice President, Finance and Investments (Jan. 2016 to Aug. 2018)
RREEF Management, currently known as DWS Investments (2010 to 2015)
•Senior Analyst, Real Estate Securities

Nikhil Chaudhri, Co-President and Chief Investment Officer (“CIO”)
Age 38
Welltower (Aug. 2016 to present)
•Co-President and Chief Investment Officer since January 2025
•Executive Vice President, Chief Investment Officer (Jan. 2023 to Dec. 2024)
•Senior Vice President, Co-Head of US Investments (Nov. 2020 to Dec. 2022)
•Vice President, Investments (Jan. 2019 to Nov. 2020)
•Positions of increasing seniority (Aug. 2016 to Dec. 2018)

John F. Burkart, Vice Chairman and Chief Operating Officer (“COO”)
Age 62
Welltower (July 2021 to present)
•Vice Chairman and Chief Operating Officer since January 2025
•Executive Vice President, Chief Operating Officer (July 2021 to Dec. 2024)
Essex Property Trust, Inc. (ticker: ESS) (1996 to 2020)
•Chief Operating Officer and Senior Executive Vice President (Sept. 2019 to Dec. 2020) (Oversaw the following major departments: Asset Management, Property Operations, Commercial Real Estate, Resource Management, Investment Due Diligence, Information Technology, Business Intelligence, Research and Portfolio Management)
•Senior Executive Vice President (Jan. 2015 to Sept. 2019)
•Positions of increasing seniority (1996 to 2014)

Matthew G. McQueen, Chief Legal Officer and General Counsel
Age 53
Welltower (March 2015 to present)
•Chief Legal Officer and General Counsel since January 2025
•Executive Vice President, General Counsel & Corporate Secretary (Nov. 2020 to Dec. 2024)
•Senior Vice President, General Counsel & Corporate Secretary (July 2016 to Nov. 2020)
•Senior Vice President, Legal (March 2015 to July 2016)
Sidley Austin LLP (2007 to 2015)
•Of Counsel and Partner in the Corporate and Securities group

WELLTOWER • 2026 Proxy Statement	35

Compensation Discussion and Analysis
Letter From the Compensation Committee
LETTER FROM THE COMPENSATION COMMITTEE
Dear Fellow Shareholders,
From the moment he joined Welltower just over 10 years ago as SVP – Finance & Investments, Shankh Mitra has been instrumental in laying the foundation for the transformation of what was previously known as Health Care REIT, Inc., into Welltower Inc. Prior to, and since his appointment as CEO in October 2020, Shankh has been the catalyst in this transformation to what has been dubbed “Welltower 2.0” by assembling a world class executive team and organization.
Over the last decade, the Company has evolved from a traditional healthcare real estate firm into a technology-and data science-driven senior and wellness housing and healthcare infrastructure company. This evolution resulted from a sea change in Welltower’s approach to capital allocation, a deep bench of talent led by a visionary executive team, an expansion of regional densification strategy, clear alignment with operating partners, and the strengthening of operational acumen through the Welltower Business System, our end-to-end operating platform.
The results have been nothing short of remarkable.
Welltower is now the largest global REIT in the world by market capitalization, has consistently traded at an unprecedented premium to net asset value, and most importantly for our investors, has been a top performer by nearly all measures of total shareholder return over the past five years.
Ahead of the five-year anniversary of Shankh’s tenure as Welltower’s CEO, we and the independent members of the Board determined it was both prudent and vitally important to secure the continuity of our exceptional executive team to best position “Welltower 3.0” for success over the coming decade.
Welltower would not have achieved such significant milestones and accomplishments without Shankh and the executive team. Together with the independent members of the Board, we undertook an extensive review of a potential new executive compensation program for our NEOs, which we subjected to a rigorous, multi-month analysis and assessment, as described in further detail below. Through this process, we developed the 10-Year Executive Continuity and Alignment Program (the “10-Year ECAP”)—a best-in-class executive compensation program designed to secure Welltower’s executive team for the next ten years, create significant long-term alignment with shareholders, and ensure a continued aim for excellence.
Throughout this thoughtful and in-depth process, we and the independent members of the Board focused on designing a program that was team-oriented and applied to all NEOs (and which has since been extended to the broader Executive Vice President team), was of a long duration, would have a limited dilutive impact relative to its duration, and would motivate our executive team to achieve rigorous, sustained performance goals on both an absolute and relative basis. Importantly, when we adopted the 10-Year ECAP in October 2025, Welltower stock was trading near an all-time high and at the highest premium to net asset value among all public REITs, establishing an exceptionally high baseline against which future performance will be measured.
Following the October 2025 announcement of the 10-Year ECAP, we conducted additional outreach to our largest shareholders to discuss the details and implementation of this new compensation framework. During these calls, many investors have thus far expressed strong support for the 10-Year ECAP.
As a committee, we want to thank you for your engagement on, and your continued support of, our executive compensation philosophy and programs. We look forward to our continued dialogue with you.
Welltower Compensation Committee

Johnese M. Spisso (Chair)	Ade J. Patton	Sergio D. Rivera	Kathryn M. Sullivan

36	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Executive Summary
EXECUTIVE SUMMARY
Executive Team Milestones
Since the commencement of Mr. Mitra’s tenure as CEO in October 2020, he and the executive team have led Welltower in accomplishing significant milestones and creating meaningful and sustained value for shareholders.

#1	TSR On a 1- and 3-year basis versus S&P 500 REITs	249.9%	Cumulative 5-Year TSR Equating to approximately $105 billion of shareholder value generated

#1	Highest Premium to NAV of all REITs; 103.4% premium versus an average of -7.4% NAV Discount for all the other S&P 500 REITs	#1	Largest Global REIT defined by market capitalization
As of October 5, 2025
Welltower has outperformed all major indices over the past five years by substantial margins. Welltower is now the largest global REIT as defined by market capitalization, comprising approximately 9.7% of the MSCI US REIT Index (which consisted of 117 public REITs) as of October 5, 2025 and approximately 10.8% of the MSCI US REIT Index (which consisted of 110 public REITs) as of December 31, 2025, and is larger than all NAREIT Equity Health Care Index constituents combined.
In its transformation across Welltower 2.0, Welltower’s executive team has been focused on capital allocation, which has resulted in significant acquisition and disposition activity to best position the portfolio for future growth.

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Compensation Discussion and Analysis
Executive Summary

Acquisitions Since 4Q2020
The strategic decisions and capital allocation strategies implemented by our executive team have translated into significant returns for our shareholders.
Our five-year TSR performance of 249.9% is both substantial on its own, and perhaps more impressive compared to our peers within the industry and broader public markets, as can be seen below.
Total Shareholder Return vs. Industry Indices

	Welltower	Healthcare	Relative	RMZ	Relative	S&P	Relative	Nasdaq	Relative
		REITs	Results	Index	Results	500	Results		Results
	(A)	(B)	(A)-(B)	(C)	(A)-(C)	(D)	(A)-(D)	(E)	(A)-(E)
Average Annual Gain(1)	28.5%	3.2%	25.3%	7.0%	22.0%	16.2%	12.3%	15.9%	12.6%
Overall Gain(1)	249.9%	17.0%	232.9%	40.4%	209.5%	112.1%	137.8%	109.1%	140.8%

(1) Five years ending October 5, 2025.

38	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Our New Executive Compensation Framework
Our New Executive Compensation Framework
The 10-Year ECAP
An “All-In” Executive Compensation Program
As the Compensation Committee looked back on the successes of the last decade and turned towards the next ten years they, along with the independent members of the Board, viewed securing the continuity of our exceptional executive team and appropriately incentivizing them to take actions that create sustainable shareholder value as key priorities. Consistent with the next-era transformative principles that underscore Welltower 3.0, the Compensation Committee identified value and opportunity for our shareholders in aligning our executive compensation philosophy with the “all-in” commitment by Welltower to building sustainable value over the next decade.
The Result of a Rigorous and Deliberative Process
The Board’s adoption of the 10-Year ECAP on October 26, 2025 was the outcome of a lengthy and rigorous process. The performance period under Welltower’s 2022-2025 Outperformance Program (the “2022-2025 OPP”) was due to conclude in 2025. In addition, the Compensation Committee was cognizant of the five-year anniversary of Mr. Mitra’s tenure as the Company’s CEO and his establishment of the existing executive team. The Compensation Committee viewed the executive team as a whole as providing a distinct competitive advantage to the Company and determined it was essential to design a program that, along with creating significant long-term alignment with shareholders, would greatly reduce the risk of losing one or more members of the team to another REIT or another company with which we compete for talent, including those companies described in the “Compensation Discussion and Analysis—Other Compensation Information—Compensation Peer Group” section of this Proxy Statement.
Against this backdrop, beginning in February 2025, the Compensation Committee and the other independent members of the Board undertook a rigorous analysis of a potential new program for incentivizing and retaining Welltower’s NEOs. Between February and October 2025, the Compensation Committee met 18 times, the independent members of our Board met seven times, and the Executive Committee met one time, in each case, to engage in thorough deliberations regarding the structure and terms of the 10-Year ECAP. The leadership of Mr. Bacon, as Chair of the Board, was essential to the process and Mr. Bacon participated in nearly every meeting.
From the outset, the Compensation Committee and the other independent members of the Board recognized the critical importance of obtaining independent advice directly from legal and compensation experts. They retained independent legal counsel that had no prior relationship with the Company or any member of its management team to advise them throughout the process. They also received advice from the Compensation Committee’s regular independent compensation consultant, Ferguson Partners Consulting (“FPC”), and they retained a second independent compensation consultant, Semler Brossy, which also had no prior relationship with the Company or any member of its management team, to provide additional perspective.
The directors’ considerations first focused on the broad parameters of the program, including the rationale for its implementation, the type and size of awards to be granted, the applicable performance metrics for the performance-based portion of the awards, the mix between the time-based and performance-based components, the vesting and forfeiture terms for the awards, the performance period, what other types of compensation would be paid to the NEOs (if any), the accounting considerations, and restrictive covenants to be entered into with the NEOs, among other things. With input from their advisors, the Compensation Committee and the other independent members of the Board reviewed examples of significant equity grants both within and outside of the REIT industry, including at publicly traded alternative asset managers and at other large cap companies with high-achieving management teams.
As the broad parameters of the program began to take shape, the Compensation Committee and the other independent members of the Board met frequently with their compensation consultants and legal advisors to discuss and document with more specificity the terms and conditions that would apply to awards granted under the program if it were to be approved by the Compensation Committee and the Board. The independent Board

WELLTOWER • 2026 Proxy Statement	39

Compensation Discussion and Analysis
Our New Executive Compensation Framework
members asked their advisors to explore how the awards would be affected by different performance metrics, vesting terms, forfeiture provisions, and other considerations and variations. Because the program had significant accounting implications for the Company, several meetings involved the participation of the Company’s accounting advisors. The Compensation Committee reviewed and considered potential payouts to the NEOs under the 10-Year ECAP under numerous different scenarios, both positive and negative, to ensure that the Compensation Committee had a deep understanding of how the 10-Year ECAP would work under a broad variety of potential outcomes.
The Compensation Committee and other independent directors were also cognizant of the need to balance the objective of linking management’s compensation to their continued achievement of significant positive returns to our shareholders with the reality that, if adopted, the 10-Year ECAP would replace virtually all future compensation for the NEOs (apart from a $110,000 annual base salary) for a ten-year period, and there remained the potential for market volatility.
After extensive deliberations, in October 2025, upon the recommendation of the Compensation Committee, the independent members of the Board adopted the 10-Year ECAP.
The terms of the 10-Year ECAP, including its duration, performance goals, mix of time-based and performance-based awards, consequences of events such as termination of employment and a change in corporate control, and other terms, are discussed in detail in the “Compensation Discussion and Analysis—Executive Compensation Philosophy, Principles, and Elements—10-Year ECAP: Alignment with Philosophy and Principles” and “—Performance Metrics, Redemption, and Settlement of 10-Year LTIP Awards” sections of this Proxy Statement and the narrative to the “Executive Compensation Tables” section of this Proxy Statement.
Extensive Shareholder Engagement
As an integral part of their process, the independent members of the Board and Compensation Committee considered shareholder feedback on Welltower’s historical executive compensation programs, gathered through our regular annual shareholder outreach program. Following each of the 2024 and 2025 annual meetings, we engaged with institutional investors representing approximately 80% of our outstanding common stock in both years.
Our commitment to consistent dialogue with our shareholders continues. Following the announcement of the 10-Year ECAP, we conducted additional outreach to our largest shareholders to discuss the details and implementation of the new compensation structure. As part of this process, we reached out to shareholders owning approximately 65% of shares outstanding, and our Board Chair and certain members of the Compensation Committee had discussions with shareholders owning approximately 35% of shares outstanding. During these calls, many investors have expressed strong support for the 10-Year ECAP.
As outlined in the table below, several features of the 10-Year ECAP directly align with investor feedback, including the following features:

Shareholders expressed strong preference for:	10-Year ECAP Design Features
Long-term performance periods	•5-year Performance Period: October 6, 2025 to October 5, 2030
Compensation that is earned in line with shareholder value creation
•One-half of the target awards are earned subject to achievement of market capitalization and relative TSR performance goals, aligning the awards with creation of shareholder value
•Awards subject to market capitalization performance goals are earned only if absolute TSR is positive at the end of the 5-year performance
•Potential to earn performance-based awards capped at $350/share

Long-term retention requirements	•Awards are not fully redeemable for shares of Welltower’s common stock until September 30, 2035 (10 years from program start), reinforcing sustained retention and long-term focus
Consistent annual compensation	•10-Year ECAP awards replace annual cash and equity compensation (other than annual base salary of $110,000/year) from 2026 until 2035

40	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Our New Executive Compensation Framework

Shareholders expressed strong preference for:	10-Year ECAP Design Features
Alignment of executive team’s interests with long-term shareholder interests
•Long-term performance period and meaningful retention requirements align interests of executives with those of shareholders
•Staggered performance period and retention period minimizes excessive risk taking

Alignment of NEOs’ focus	•10-Year ECAP covers all NEOs
Termination provisions that prevent windfalls
•Termination for Cause triggers clawback
•Resignation without Good Reason extends retention period to 15 years (CEO) or 20 years (other NEOs), delays future distributions, provides the Company with a repurchase right, and, solely in the case of the CEO, subjects the time-based awards to a forfeiture condition tied to achieving positive TSR over the 5-year performance period

The structure of the 10-Year ECAP and key design features, including limited long-term dilutive impact, are highlighted below.

Key Program Design Features
✓
Secures Executive Leadership for Next Decade: Five-year performance period followed by further five-year retention period (10-year total program duration), reinforces sustained retention and long-term focus

✓	Equity-Focused Design: Substantially all compensation is delivered in equity, aligning the NEOs’ interests with long-term shareholder value creation
✓
Modest Burn Rate Impact: At target, awards represent 1.17% of outstanding equity as of September 30, 2025, amortizing to approximately 0.12% annually over 10 years, which, when combined with all other equity grants to non-NEOs over that time period, is intended to result in a modest burn rate, a key factor in measuring the expected dilutive effect of the 10-Year ECAP on our shareholders

✓	Team-Oriented: Provides incentives for all NEOs, rather than solely the CEO
✓	Performance Measured Over Longer-Term Timeframe: Five-year performance period
✓
Strong Shareholder Alignment With Rigorous Performance Thresholds:
•Relative TSR awards are earned based on performance versus the FTSE NAREIT Equity Health Care Index, MSCI US REIT Index, and S&P 500 Index returns
•Market capitalization awards are forfeited if absolute TSR is negative at the end of the performance period
•At program commencement, Welltower was trading near an all-time high stock price and at the highest premium to NAV among public REITs, establishing an exceptionally high baseline for performance

The 10-Year ECAP and detailed information with respect to performance metrics, redemption, and settlement are discussed in detail below.

WELLTOWER • 2026 Proxy Statement	41

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
Executive Compensation Philosophy, Principles, and Elements
Philosophy

Our executive compensation philosophy is focused on highly competitive pay for achieving rigorous performance goals that require market-leading results that deliver sustained shareholder value creation by attracting and retaining a high-performing executive team.

We compete for talent both in the REIT industry and in areas beyond the REIT industry, including investment banking, private equity, technology firms, and other S&P 500 companies. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the following key executive compensation principles:
Principles

Key Executive Compensation Principles
✓	Pay For Performance: Strongly align pay and performance, utilizing absolute and relative goals across multi-year performance periods
✓	Sustainable Value Creation: Link compensation realized to the achievement of Welltower’s long-term financial and strategic goals
✓	Alignment of Interests: Align management and shareholder interests by rewarding for long-term shareholder value creation; substantially all in the form of equity
✓	Attract and Retain: Ensure the retention and appropriate incentivization of top management talent
Elements
The following discussion of the elements of our executive compensation program relates primarily to the 10-Year ECAP, as this is our executive compensation framework for the next decade.
Following the sections discussing the 10-Year ECAP below, we discuss elements and results of the compensation for our NEOs in place prior to the adoption of the 10-Year ECAP (January through October 2025, during which our NEOs were compensated in line with Welltower’s historical executive compensation practices).
In connection with the implementation of the 10-Year ECAP, each of our NEOs agreed to receive no additional compensation from January 1, 2026 through December 31, 2035, other than the compensation provided under the 10-Year ECAP and an annual base salary of $110,000.
10-Year ECAP: Alignment With Philosophy and Principles
The 10-Year ECAP aligns with our key executive compensation philosophy and principles, as shown in the following table:

Key Executive Compensation Principles
10-Year ECAP Feature	Pay for Performance	Sustainable Value Creation	Alignment of Interest	Attract and Retain
Balance of performance- and time-based equity	✓	✓	✓	✓
Balance of performance goals between market capitalization (with absolute TSR modifier) and relative TSR	✓	✓	✓	✓
Share price cap on performance-based equity potential	✓	✓	✓	✓
5-Year performance period	✓	✓	✓	✓
10-Year equity retention requirement	✓	✓	✓	✓
Replaces annual cash and equity incentive compensation from 2026 until 2035	✓	✓	✓	✓
Termination and change in control provisions intended to prevent windfalls		✓	✓	✓

42	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
Summary of 10-Year ECAP Program and Award Design
Under the 10-Year ECAP, on October 30, 2025, each of our NEOs received a one-time grant of LTIP Units (the “10-Year LTIP Awards”) in our subsidiary, Welltower OP LLC (“Welltower OP”).
In connection with the grants of the 10-Year LTIP Awards, each of our NEOs agreed to receive no additional compensation from January 1, 2026 through December 31, 2035, other than the compensation provided under the 10-Year LTIP Awards and an annual base salary of $110,000. All of the 10-Year LTIP Awards will be subject to restrictions on transferability and, in certain circumstances, punitive repurchase mechanisms and clawback. In addition, as a condition of receiving the 10-Year LTIP Awards, each of our NEOs entered into a restrictive covenant agreement containing non-competition, non-solicitation, confidentiality, and non-disparagement obligations.
With respect to each 10-Year LTIP Award, one-half of the underlying LTIP Units are “Performance-Based LTIP Units” and the remaining one-half of the underlying LTIP Units are “Time-Based LTIP Units,” with the following key characteristics, which are discussed in greater detail below.

Type	Detail
Performance-Based LTIP Units	50% Market capitalization hurdles measured over a five-year performance period, with potential achievement after three years, though subject to a five-year absolute TSR modifier to be earned

50% Relative TSR hurdles measured over a five-year performance period compared to the TSR of each of the FTSE NAREIT Equity Health Care Index, the MSCI US REIT Index, and the S&P 500 Index (each weighted separately and equally)

Subject to clawback if NEO is terminated for Cause or extended retention period if NEO resigns without Good Reason
Time-Based LTIP Units	Five-year holding period with LTIP Units becoming redeemable for shares of Welltower’s common stock starting in October 2030 through September 2035

Subject to clawback if NEO is terminated for Cause or extended retention period if NEO resigns without Good Reason (and with respect to Mr. Mitra, an additional forfeiture condition based on positive absolute TSR)
The following table shows the number of 10-Year LTIP Awards granted to each of our NEOs on October 30, 2025, and further shows the one-half of the 10-Year LTIP Awards that are Performance-Based LTIP Units (at both target and maximum performance) and the one-half of the 10-Year LTIP Awards that are Time-Based LTIP Units:

Executive	Time-Based LTIP Units	Performance-Based LTIP Units (Target)	Performance-Based LTIP Units (Maximum)	Total 10-Year LTIP Award (Target)	Total 10-Year LTIP Award (Maximum)
Shankh Mitra	2,485,146	2,485,146	6,212,866	4,970,292	8,698,012
Timothy G. McHugh	492,745	492,745	1,231,861	985,490	1,724,606
Nikhil Chaudhri	549,874	549,874	1,374,686	1,099,748	1,924,560
John F. Burkart	285,649	285,649	714,122	571,298	999,771
Matthew G. McQueen	271,367	271,367	678,416	542,734	949,783
Performance Metrics, Redemption, and Settlement of 10-Year LTIP Awards
How LTIP Units Work
LTIP Units are a type of partnership interest issued by Welltower OP. LTIP Units are designed to qualify as “profits interests” in Welltower OP for United States federal income tax purposes. As a general matter, the characteristics of the LTIP Units as “profits interests” mean that the LTIP Units will have no value at the time that they are granted other than the potential to participate in distributions of post-grant profits.

WELLTOWER • 2026 Proxy Statement	43

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
While LTIP Units are outstanding, our NEOs are allocated taxable profits and losses in respect of their LTIP Units. LTIP Units that are “Vested LTIP Units” for purposes of Welltower OP’s LLC Agreement (as amended, the “Welltower OP LLC Agreement”) are allocated regular operating and, to the extent that they are eligible to receive such distributions while maintaining their “profits interest” character, liquidating distributions equal to those made in respect of a Welltower OP Class A Common Unit.
The value of the LTIP Units can increase over time until they are equivalent to the value of a Class A Common Unit of Welltower OP. Once LTIP Units become economically equivalent to Class A Common Units, they may be redeemable or exchangeable for shares of Welltower’s common stock or cash, generally on a one-for-one basis. However, as discussed in greater detail below, a key tenet of the 10-Year ECAP is that Vested LTIP Units will not, outside of limited circumstances, be redeemable or exchangeable for cash and will not be redeemable or exchangeable for shares of Welltower’s common stock until October 2030, at the earliest.
Performance-Based LTIP Units
The Performance-Based LTIP Units are “Unvested LTIP Units” for purposes of the Welltower OP LLC Agreement and will only become Vested LTIP Units for purposes of the Welltower OP LLC Agreement if certain predetermined performance milestones are achieved over a five-year performance period commencing on October 6, 2025 and ending on October 5, 2030 (the “Performance Period”). While Performance-Based LTIP Units are not subject to any service-based vesting conditions, any Performance-Based LTIP Units that do not become Vested LTIP Units based on achievement of the predetermined performance milestones during the Performance Period will be forfeited, and Performance-Based LTIP Units are subject to restrictions on transferability and, in certain circumstances, punitive repurchase mechanisms and clawback, and are generally not redeemable for shares of Welltower common stock until October 2030, at the earliest. Any Performance-Based LTIP Units that become Vested LTIP Units upon the conclusion of the Performance Period will continue to be subject to restrictions on transferability and, in certain circumstances, punitive repurchase mechanisms and clawback.
The baseline from which the Performance-Based LTIP Units are measured is October 2025, which coincides with a time when Welltower was at or near all-time highs in terms of stock price, market capitalization, and stock price multiple (premium in Welltower’s case) to net asset value or NAV. In order for the Performance-Based LTIP Units to be earned at maximum levels, Welltower must (a) outperform each of the FTSE NAREIT Equity Health Care Index, the MSCI US REIT Index, and the S&P 500 Index by a compounded, annual return of 600 basis points over a five-year period, (b) deliver positive total shareholder return, and (c) increase market capitalization by $100 billion from $119,534,451,008, which was Welltower’s market capitalization as of the close of trading on October 6, 2025.
To further put the rigor of these performance components in perspective, Welltower’s premium to NAV at the time of the adoption of the 10-Year ECAP was 103.4% versus the average S&P 500 REIT level, which was a discount to NAV of -7.4%.

44	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements

In other words, the performance goals applicable to the Performance-Based LTIP Units commence at a very high baseline and must be sustained over an extended Performance Period.

Overview of Welltower Market Capitalization Milestones

Market Capitalization Milestones
% of Target Performance LTIP Units Earned
$100,000,0000,000 125.0%
$90,000,0000,000 112.5%
$80,000,0000,000 100.0%
$70,000,0000,000 87.5%
$60,000,0000,000 75.0%
$50,000,0000,000 62.5%
$40,000,0000,000 50.0%
$30,000,0000,000 37.5%
$20,000,0000,000 25.0%
$10,000,0000,000 12.5%
Required Welltower Market Capitalization Growth to Earn Market Capitalization-Based Awards
Welltower Historical Market Capitalization Across Current Leadership Team
Market Capitalization ($M)
$220,000
$200,000
$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
10/1/2020
10/1/2021
10/1/2022
10/1/2023
10/1/2024
10/1/2025
10/1/2026
10/1/2027
10/1/2028
10/1/2029
10/1/2030

The Performance-Based LTIP Units are divided into two tranches, with one-half of the target Performance-Based LTIP Units eligible to be earned based on Welltower’s achievement of specified market capitalization milestones and an absolute TSR modifier and with the remaining one-half of the target Performance-Based LTIP Units eligible to be earned based on Welltower’s achievement of relative TSR level versus each of (a) the FTSE NAREIT Equity Health Care Index, (b) the MSCI US REIT Index, and (c) the S&P 500 Index (in each case, determined separately and weighted equally, and excluding Welltower).
Market capitalization milestones may be achieved subject to sufficient increases in Welltower’s market capitalization from $119,534,451,008, which was Welltower’s market capitalization as of the close of trading on October 6, 2025, measured over rolling 60 consecutive calendar-day periods beginning on October 6, 2028 and ending on the final day of the Performance Period, with no interpolation between milestones. Welltower’s daily market capitalization for any particular trading day is calculated by multiplying (a) the total number of outstanding shares of Welltower common stock as of the close of the trading day, by (b) the volume weighted average price per share of Welltower common stock (“VWAP”) as of the trading day, as reported on the NYSE or other primary stock exchange on which shares of Welltower common stock are traded. For purposes of determining the number of outstanding shares of Welltower common stock as of any particular trading day, shares that are attributable to new issuances under Welltower’s at-the-market offering (“ATM”) program will be limited, with the intention that at least 50% of any increase in daily market capitalization that counts toward achievement of the market capitalization milestones be attributable to share price appreciation over the Performance Period. Regardless of achievement of the market capitalization milestones, none of the above-described Performance-Based LTIP Units will become Vested LTIP Units, and all such Performance-Based LTIP Units will be subject to forfeiture, if Welltower’s absolute TSR is not positive as of the end of the Performance Period (as compared to Welltower’s TSR at the beginning of Performance Period) (the “Positive TSR Condition”).
The table below shows the percentage of the target Performance-Based LTIP Units that may become earned based on the applicable market capitalization milestones, reflecting increases in market capitalization relative to

WELLTOWER • 2026 Proxy Statement	45

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
the starting market capitalization of $119,534,451,008 (the “Starting Market Capitalization”), subject to the Positive TSR Condition.

Percent of Target Performance-Based LTIP Units Earned - Increase in Market Capitalization from Starting Market Capitalization	Increase in Market Capitalization from Starting Market Capitalization (Milestones)(1) ($)
12.5%	10,000,000,000
25.0%	20,000,000,000
37.5%	30,000,000,000
50.0%	40,000,000,000
62.5%	50,000,000,000
75.0%	60,000,000,000
87.5%	70,000,000,000
100.0%	80,000,000,000
112.5%	90,000,000,000
125.0%	100,000,000,000

(1) Market capitalization milestones and the applicable components thereof will be subject to adjustment for changes in Welltower’s capitalization due to extraordinary corporate events, such as acquisition of an unrelated third party in which shares are issued as consideration, or a spin-off.

Relative TSR milestones may be achieved based on Welltower’s relative TSR level versus each of the following indices (in each case excluding Welltower): (a) the FTSE NAREIT Equity Health Care Index, (b) the MSCI US REIT Index, and (c) the S&P 500 Index, measured independently across the indices with equal weights and using compounded annual return spreads over the Performance Period, and with linear interpolation between TSR levels.
The table below shows the percentage of the target Performance-Based LTIP Units that may become earned based on the applicable relative TSR milestones.

Percent of Target Performance-Based LTIP Units Earned - Relative TSR	Relative TSR Performance(1)
—%	0 bps
20.8%	100 bps
41.7%	200 bps
62.5%	300 bps
83.3%	400 bps
104.2%	500 bps
125.0%	600 bps

(1) On a compounded annual basis.
In addition, Performance-Based LTIP Units that are eligible to become Vested LTIP Units based on achievement of the applicable milestones described above are subject to cutback if the VWAP, as of the final day of the Performance Period, is greater than $350, based on a quotient of $350 over the actual VWAP as of the final day of the Performance Period. For example, if the target number of Performance-Based LTIP Units granted to Mr. Mitra (2,485,146 Performance-Based LTIP Units) would become Vested LTIP Units at a time that our VWAP was $450, then 552,255 of such Performance-Based LTIP Units would be automatically cut back, and only 1,932,891 of the Performance-Based LTIP Units would become Vested LTIP Units. As discussed in detail below under the heading “Compensation Discussion and Analysis—Executive Compensation Philosophy, Principles, and Elements—Legacy Compensation Elements and Results—2023-2025 LTIP Award Payouts,” this feature can result in a meaningful cap on potential value and potential shareholder dilution with respect to the Performance-Based LTIP Units. With respect to the 2023-2025 LTIP

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Award Payouts, this resulted in a reduction of 38,089 shares covered by Mr. Mitra’s 2023-2025 LTIP Award. To provide a similar meaningful guardrail to potential up-side value and shareholder dilution, a similar stock price cap feature was included in the 10-Year ECAP.
Time-Based LTIP Units
The Time-Based LTIP Units are not subject to any service-based vesting conditions and are considered Vested LTIP Units for purposes of the Welltower OP LLC Agreement, but remain subject to restrictions on transferability and, in certain circumstances, punitive repurchase mechanisms and clawback and are generally not redeemable for shares of Welltower’s common stock until October 2030, at the earliest. As discussed above, Vested LTIP Units are entitled to regular operating and liquidating distributions in accordance with the Welltower OP LLC Agreement, subject to limitations to the extent necessary for such Vested LTIP Units to be treated as “profits interests” for United States federal income tax purposes.
Restrictions on Transferability; Redemption and Settlement
Any portion of a 10-Year LTIP Award that is a Vested LTIP Unit will not, except in the case of termination of employment under certain circumstances or a change in corporate control (as defined in Welltower’s Amended and Restated 2022 Long-Term Incentive Plan (the “2022 Plan”)), be redeemable for shares of Welltower common stock under the Welltower OP LLC Agreement until October 2030, at the earliest, at which point any such Vested LTIP Units will become redeemable in substantially equal monthly installments through September 30, 2035 (the “Redemption Period”).
If Performance-Based LTIP Units become Vested LTIP Units at target performance levels, the 10-Year LTIP Awards redeemable for shares of Welltower common stock would equal 1.17% of Welltower’s outstanding common stock as of September 30, 2025, amortizing to a burn rate of approximately 0.12% annually over 10 years, which, when combined with all other equity grants to non-NEOs over that time period, is intended to result in a modest burn rate, a key factor in measuring the expected dilutive effect of the 10-Year ECAP on our shareholders. Currently, there are sufficient shares of Welltower common stock available under the 2022 Plan for all 10-Year LTIP Awards to be redeemed for shares of Welltower common stock if Performance-Based LTIP Units become Vested LTIP Units at target performance levels. However, the shares of Welltower common stock currently available under the 2022 Plan are not sufficient for all 10-Year LTIP Awards to be redeemed for shares of Welltower common stock if Performance-Based LTIP Units become Vested LTIP Units at maximum performance levels. Accordingly, it will be necessary for Welltower to seek shareholder approval for an increase in the share reserve under the 2022 Plan (or any successor plan) if, at the conclusion of the Performance Period, more than the target performance level of Performance-Based LTIP Units become Vested LTIP Units, both in order to allow the 10-Year LTIP Awards to be redeemable for shares of Welltower common stock during the Redemption Period and to allow additional equity or equity-based incentive awards to be granted to employees and non-employee directors generally. Absent such shareholder approval, the share redemption right will be suspended with respect to such 10-Year LTIP Awards until there are sufficient shares of Welltower common stock under the 2022 Plan (or any successor plan).
Effect of Termination and Change in Corporate Control; Punitive Repurchase Mechanisms and Clawback
As described above, prior to becoming redeemable for shares of Welltower’s common stock, the 10-Year LTIP Awards will generally be restricted and may not be sold or otherwise transferred by the NEOs other than punitive repurchase mechanisms and clawback applicable in the case of certain terminations of employment as summarized in this section and described in greater detail under the heading “Potential Payments Upon Termination or Change in Corporate Control” below.
Specifically, upon an NEO’s resignation other than for good reason, (a) any portion of the NEO’s 10-Year LTIP Award that is not then redeemable for shares of Welltower’s common stock will be subject to an automatic delay of the NEO’s redemption right and will be restricted from receiving regular operating and liquidating distributions until (i) for Mr. Mitra, October 30, 2040 (i.e., 15 years following the grant date), and (ii) for all other Executives, October 30, 2045 (i.e., 20 years following the grant date) (as applicable, the “Extended Hold Date”), and (b) with respect to Mr. Mitra, if his resignation occurs prior to the end of the Performance Period, Mr. Mitra’s Time-Based LTIP Units and all associated distributions will be subject to clawback through the end

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of the Performance Period, unless the Positive TSR Condition is satisfied. In addition, upon an NEO’s resignation other than for good reason, Welltower will have the discretionary right, at any time until the applicable Extended Hold Date, to repurchase all or any portion of the NEO’s 10-Year LTIP Award that is not then redeemable at its then fair market value, which may include discounts for lack of transferability through the applicable Extended Hold Date, lack of marketability due to the delay in redemption rights, time value of money, and minority interest.
Further, upon a termination of an NEO’s employment for cause or a breach by an NEO of restrictive covenants, the full amount of the 10-Year LTIP Award that has not become redeemable for shares of Welltower’s common stock as of such time will be subject to clawback.
If an NEO’s employment is terminated without cause or if the NEO resigns for good reason (a) with respect to Mr. Mitra, Mr. Mitra’s 10-Year LTIP Award will become immediately redeemable for shares of Welltower’s common stock (subject to the requirement that sufficient shares of Welltower common stock be available under the 2022 Plan or successor shareholder-approved equity incentive plan at such time), with the number of Performance-Based LTIP Units that become Vested LTIP Units, if any, determined based on actual performance through the termination date (with market capitalization milestones proportionately reduced to reflect the period of time that Mr. Mitra was employed during the Performance Period, and subject to the requirement that the Positive TSR Condition be met at the termination date); and (b) with respect to all other NEOs, (i) Time-Based LTIP Units will remain outstanding and become redeemable had such termination of employment not occurred, and (ii) Performance-Based LTIP Units will (A) if the termination occurs prior to the end of the Performance Period, remain outstanding and the number of earned Performance-Based LTIP Units that become Vested LTIP Units, if any, will be determined at the end of the Performance Period based on actual performance, (B) any portion of the Performance-Based LTIP Units that become redeemable following termination will be subject to an automatic delay of the redemption right until the Extended Hold Date, (C) regular operating and liquidating distributions will be paid to the NEO at the end of the Performance Period (with respect to distributions that accumulated during the Performance Period) or as such distributions are made (with respect to distributions that are made after the end of the Performance Period), and (D) Welltower will have the discretionary right, at any time until the applicable Extended Hold Date, to repurchase all or any portion of the Performance-Based LTIP Units that are subject to the delayed redemption right described in clause (B) at their then fair market value, which may include discounts for lack of transferability through the applicable Extended Hold Date, lack of marketability due to the delay in redemption rights, time value of money and minority interest.
If an NEO dies or experiences a termination of employment due to disability, the NEO’s 10-Year LTIP Unit Award will become immediately redeemable for shares of Welltower’s common stock (subject to the requirement that sufficient shares of Welltower common stock be available under the 2022 Plan or successor shareholder-approved equity incentive plan at such time), with the number of Performance-Based LTIP Units that become Vested LTIP Units, if any, determined based on actual performance through the termination date (with market capitalization milestones proportionately reduced to reflect the period of time that the NEO was employed during the Performance Period, and subject to the requirement that the Positive TSR Condition be met at the termination date).
Finally, upon a change in corporate control (generally, as defined in the 2022 Plan), the NEOs’ 10-Year LTIP Unit Awards will become immediately redeemable for shares of Welltower’s common stock (subject to the requirement that sufficient shares of Welltower common stock be available under the 2022 Plan or successor shareholder-approved equity incentive plan at such time), with the number of Performance-Based LTIP Units that become Vested LTIP Units, if any, based on actual performance through the date of the change in corporate control (with market capitalization milestones proportionately reduced to reflect the period of time through the date of the change in corporate control, and subject to the requirement that the Positive TSR Condition be met at such time).
Considerations Regarding Grant Timing
During 2025, the Compensation Committee neither timed the disclosure of material non-public information for the purpose of affecting the value of such executive compensation awards (including the 10-Year LTIP Unit

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Awards and the legacy performance stock unit awards under the 2025-2027 Long-Term Incentive Program, which are discussed in greater detail below) nor took material non-public information into account when determining the timing and terms of such awards. During 2025, we did not grant stock options or similar awards.
Legacy Compensation Elements and Results
The following is a discussion of our compensation elements and results of the compensation for our NEOs in place prior to the adoption of the 10-Year ECAP (January through October 2025, during which our NEOs were compensated in line with Welltower’s historical executive compensation practices). As discussed under the heading “10-Year ECAP: Alignment with Philosophy and Principles” above, in connection with the implementation of the 10-Year ECAP, each of our NEOs agreed to receive no additional compensation from January 1, 2026 through December 31, 2035, other than the compensation provided under the 10-Year ECAP and an annual base salary of $110,000.
Legacy Base Salary
Base salaries for our NEOs are based on the scope of the individual’s role in the organization, the individual’s experience in the current position, individual performance, and market data. Base salaries have been reviewed annually and have historically been subject to adjustment to better match market-competitive levels. Consistent with this practice, salaries for Messrs. Mitra, McHugh, Chaudhri, Burkart, and McQueen were increased in 2025 to reflect current market conditions.

As discussed under the heading “10-Year ECAP: Alignment with Philosophy and Principles” above, on January 1, 2026, each NEO’s annual base salary was reduced to $110,000 and is expected to remain fixed at that amount during the pendency of the 10-Year ECAP (until no earlier than December 31, 2035).

NEO	2024 Annual Salary ($)	2025 Annual Salary ($)*	% Increase*
Shankh Mitra	1,200,000	1,300,000	8.3%
Timothy G. McHugh	695,000	700,000	0.7%
Nikhil Chaudhri	625,000	700,000	12.0%
John F. Burkart	625,000	650,000	4.0%
Matthew G. McQueen	595,000	625,000	5.0%
*On January 1, 2026, each NEO’s annual base salary was reduced to $110,000, and is expected to remain fixed at that amount until no earlier than December 31, 2035.
Legacy Annual Incentives
Our 2025 annual incentive awards were designed to reward our NEOs for achieving prescribed performance objectives tied to our annual business plan and individual performance objectives. A range of opportunities was established for each NEO at the beginning of the 2025 performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target, and high) on different performance metrics or categories. In each case, threshold performance will lead to a 50% payout, target performance will lead to a 100% payout, and high performance will lead to a 200% payout.

As discussed under the heading “10-Year ECAP: Alignment with Philosophy and Principles” above, as of January 1, 2026, the NEOs are ineligible to participate in any annual incentive program during the pendency of the 10-Year ECAP (through December 31, 2035), other than receiving payment of their earned 2025 annual bonuses.

The rigorous corporate performance measures and weightings adopted by the Compensation Committee for 2025 under the annual incentive program are described below:

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Performance Metric:	Weight	Threshold	Target	High	Achieved
Normalized FFO Per Diluted Share (1)	50%	$4.79	$4.87	$4.95	$5.29
Adjusted Fixed Charge Coverage (1)	15%	4.92x	5.07x	5.22x	5.63x
Sustainability Measures(2)	10%	15 points	18 points	21 points	24 points
Individual Performance(2)	25%	Specific to each NEO

(1) See below and Appendix A for definitions and reconciliations of non-GAAP measures.
(2) See detailed preset goals and evaluation in section below.
Why Welltower Chose These Metrics

Normalized FFO Per Diluted Share:
FFO is a common non-GAAP measure of earnings performance for REITs and provides insight into the earnings generated from the real estate platform and is the most common measure used by analysts to assess REIT performance. FFO is the net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from the sale of real estate and acquisition of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.
Normalized FFO attributable to common stockholders for 2025 represents FFO adjusted for net gains (or losses) on derivatives and financial instruments, losses on extinguishment of debt, provision for loan losses, income tax benefits, casualty losses, net of recoveries, special incentive plan compensation, certain other expenses or income, and normalizing items relating to unconsolidated entities/noncontrolling interests.

Adjusted Fixed Charge Coverage:
Adjusted Fixed Charge Coverage is a non-GAAP financial measure that emphasizes the strength of Welltower’s balance sheet and ability to service interest and fixed charges. Adjusted Fixed Charge Coverage is a ratio of fixed charges to Adjusted EBITDA (earnings before interest expense, income taxes, depreciation, and amortization).
Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, casualty losses, net of recoveries, and other expenses. Fixed charges include total interest and secured debt principal amortization.
In 2025, the Compensation Committee set target at 5.07x to align with Welltower’s annual business plan, which was equal to last year’s actual performance.

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Sustainability Measures:
The Compensation Committee established sustainability goals to encourage continued progress on Welltower’s priorities related to sustainability, attracting and retaining talent, being a good corporate citizen in the communities in which we operate, and ensuring a firm foundation of corporate governance to operate our business with the highest level of integrity, both internally and externally. In the table below, we summarize our performance in 2025 against the sustainability measures identified for 2025.

Individual Performance:
The Compensation Committee approves preset individual goals specific to the roles and responsibilities of each NEO and evaluates the performance of each NEO’s responsibilities and duties with respect to certain areas of special emphasis selected by the Compensation Committee.
In early 2025, the Compensation Committee established individual goals based on Welltower’s key strategic objectives and metrics for 2025 and individual objectives and metrics for each NEO. The Compensation Committee assessed NEO performance against the preset individual goals and determined that all of our NEOs exceeded the pre-established individual goals and awarded each NEO the “high” level for the individual performance portion of the 2025 annual incentive awards.
In the table below, we summarize our NEOs’ performance in 2025 against the individual performance goals identified for 2025.

Type	Goals	Possible	Earned	Results
Environmental	Prioritize Green Innovation and R & D by creating a roadmap to track and achieve our public 2030 goals and conducting a Scope 3 Relevancy Assessment	3	3	✓ Conducted Scope 3 Relevancy and Roadmap
	Install water efficiency features at 400 SHO properties	3	3	✓ During 2025, we were able to complete our goal of at least 400 installations of water efficient features
	Achieve recognition by the Environmental Protection Agency and Department of Energy as ENERGY STAR® Partner of the Year at Sustained Excellence level	3	N/A (1)	Awarded 2024 ENERGY STAR Partner of the Year at the Sustained Excellence level (2025 results were delayed)
Social	Expand community engagement by increasing number of volunteer hours by 5% from last year	3	3	✓ Increased volunteer hours by 26% from prior year.
	Each employee network group to host or co-host two events per year to increase awareness and engagement	3	3	✓ Each employee network group hosted at least two events throughout 2025
	Demonstrate sustained Employee Engagement by maintaining or improving on strong annual engagement survey results	3	3	✓ From our previous employment survey, we increased employee engagement from 81% to 87%
Governance	Maintain Top 15 rank in Green Street Advisors Corporate Governance Ranking	3	3	✓ Received #1 ranking from Green Street Advisors for Corporate Governance among all US REITs
	Engage with a Utility Invoice Processing (UIP) to automate bill pay and environmental data collection processes	3	3	✓ We began the onboarding process during the year
	Obtain 95% or higher completion of annual cybersecurity training	3	3	✓ 95% completed
Total		27	24
(1)     ENERGY STAR was expected to evaluate our submission during 2025; however, it did not conduct an evaluation, and we do not anticipate it will. As a result, our submission was never scored or reviewed. Since our total points were already in the high range, this did not affect the outcome of the result and therefore, the points were not adjusted to reflect this lack of review.

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Individual Performance Against Goals

NEO	Key Achievements Against Individual Goals	Performance Ranking
Shankh Mitra
•Launched “Welltower 3.0,” a new era focused on accelerating Welltower Business System-driven operational and technology transformation, reinforcing Welltower’s commitment to reinvent from within, while prioritizing the experience of seniors housing residents and site-level employees.
•Led the formation of Welltower’s “Tech Quad,” which is highlighted by a redoubling of Welltower’s commitment to driving operational excellence through the reimagination of the technology ecosystem with the addition of proven leaders from industries with higher standards. As part of the Tech Quad formation, Jeff Stott, formerly Extra Space Storage’s SVP – Technology, was appointed Welltower’s Chief Technology Officer, following a recruiting process led by the CEO.
•Through the CEO’s capital allocation thought leadership and in partnership with the CIO, the Data Science team, and other members of the senior leadership team, evaluated and executed on $33 billion of announced or closed pro rata transactions in 2025 that spanned all property types across the U.S., U.K., and Canada and up and down the capital stack. Importantly, these transactions are expected to drive significant per share value creation for shareholders and fuel Welltower’s transformation into a pure-play rental housing platform focused on the rapidly expanding seniors population.
•Increased annual normalized FFO attributable to common stockholders of $5.29 per diluted share(1), an increase of 22.5% over the prior year.
•Deepened economic alignment between Welltower shareholders and key operating partners via the introduction of RIDEA 6.0 contracts and creation of the Welltower Charles T. Munger Grant Program ($10 million annually) to honor the memory of Charles T. Munger and provide direct financial recognition to front-line staff at Welltower’s best performing seniors housing communities.
•Prudently managed the balance sheet in collaboration with the CFO, resulting in a reduction in Net Debt/Adjusted EBITDA to 3.0x(1) and credit rating upgrades to A3/A-, reinforcing balance sheet leadership and optionality.
•In partnership with the CIO, led the creation of Welltower’s private funds management business, including the closing of Seniors Housing Fund I and launch of Seniors Housing Debt Fund I. The CEO’s efforts to attract private capital, including sovereign wealth funds and domestic and foreign pension funds, resulted in a fully committed and oversubscribed initial equity fund.
•Continued to instill a culture of owners, not managers, driving an “all-in” focus by the team on delivering value for all stakeholders. Overall, this culture combined with our efforts to drive outsized per share growth has resulted in a TSR which has dramatically outpaced that of its healthcare peers, the REIT Index, and broader equity indices.
High

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NEO	Key Achievements Against Individual Goals	Performance Ranking
Timothy G. McHugh
•Reduced Net Debt/Adjusted EBITDA to 3.0x(1) and secured credit rating upgrades to A3/A-, reinforcing balance sheet leadership and optionality.
•Led the Capital Markets team in defining and communicating a clear, consistent message on the CEO’s strategic vision and operating plan to equity and debt investors and sell-side analysts, supporting a sustained cost of capital advantage relative to peers.
•Actively optimized the Company’s capital structure through the tactical equalization of Welltower’s record-level external growth in 2025, bolstering the Company’s significant built-in balance sheet capacity and allowing for enhanced go-forward cash flow per share growth.
•Led Welltower’s return to the unsecured bond market after more than a three-year absence with the Company’s best-in-class balance sheet positioning resulting in a significant re-pricing of Welltower’s credit curve.
•Maintained lowest-in-peer Normalized General and Administrative expenses (<0.2% of enterprise value)(1), while supporting the significant scaling of strategic growth areas of the Company, including the Operations and Technology departments.
•Continued to champion advanced technological integration within the financial ecosystem, including through the continued collaboration with the COO to scale the implementation of the Company’s end-to-end operating platform.
High
Nikhil Chaudhri
•Executed on the CEO’s strategic vision through $33 billion of announced or closed pro rata transactions in 2025, which is expected to increase the Company’s percentage of in-place net operating income (NOI)(1) derived from the seniors housing business to the mid-80%-range and position the Company for Welltower 3.0 and the “all-in” commitment to drive operational and technological transformation across its seniors housing portfolio.
•Oversaw the continued integration of business insights, data science, and machine learning into the capital allocation process and also led the further deepening of asset management skill sets among Investment team members.
•Collaborated with the Capital Markets team on effective communication of the Company’s capital allocation strategy with equity and debt investors, private fund LPs, and sell-side analysts, helping drive the Company’s cost of capital well below peers’ cost of capital.
•Led the continued iteration of Welltower’s management contracts with the introduction of RIDEA 6.0, which has been implemented at the Company’s largest long-term growth partners, including Cogir Senior Living, Oakmont Management Group, and StoryPoint Senior Living.
•Worked with the COO to drive the intense focus of the Investment team on hands-on asset management, including through both revenue and expense initiatives.
•Led the successful launch of Welltower’s private funds management business, securing $2.5 billion of commitments and establishing one of the largest inaugural funds in the real estate sector.
High

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NEO	Key Achievements Against Individual Goals	Performance Ranking
John F. Burkart
•Achieved seniors housing same store NOI growth(1) above the high end of our initial guidance range, supported by many of the COO’s operating platform initiatives, including the continued rollout of the Company’s end-to-end operating platform.
•Led the continued build out of key departments that are driving operational performance, including the Redevelopment team, the Facilities team, and the Technology team. The COO also helped facilitate the transition of key talent from capital allocation-focused roles to lead the next phase of growth focused on operations, technology, and innovation, including the promotion of Russ Simon to EVP – Operations.
•Along with the CEO, led efforts to hire Jeff Stott as Chief Technology Officer, who previously served as SVP, Head of Technology at Extra Space Storage, and brings extensive experience creating next-generation digital platforms, including leading the development and migration of property management, revenue management, and point-of-sale systems across thousands of properties.
•Oversaw the deployment of standardized site level technology infrastructure enabling scalability and improved security.
•Implemented various operating platform initiatives related to the Welltower Business System, including the use of real-time data to enhance the Asset Management team’s processes.
High
Matthew G. McQueen
•Partnered with the CIO to advise on transaction structures and mitigate legal risks associated with transactions completed up and down the capital stack and across all three of our geographies in 2025, encompassing $33 billion of announced or closed pro rata transactions in 2025 and with the introduction of RIDEA 6.0.
•Supported the CFO and Capital Markets team in structuring and executing equity and debt transactions, including through the Company’s return to the unsecured debt market for the first time in three years.
•Supported the CEO and CIO in launching Welltower’s private funds management business.
•Promoted cross-functional collaboration to minimize exposure to enterprise risk, litigation, and ensure compliance with regulatory and SEC requirements, including through the leadership of the Company’s Enterprise Risk Management Committee.
•Partnered with the COO and the growing Operations team to continue to implement governance processes to advance the operating platform with optimized cost models and improved project delivery.
•Communicated frequently with the Board and Committee Chairs and served as a key resource and liaison to the Chairman of the Board and executive team.
High

(1) Represents a non-GAAP financial measure. See Appendix A for discussion and reconciliation of non-GAAP financial measures.
Legacy Annual Incentive Payments
The table below shows the annual incentive payouts for each NEO based on the achievement described above for the corporate and individual performance measures, and the Compensation Committee approved such payouts at its February 13, 2026 meeting. The performance on the corporate and individual measures resulted in the above-target payouts below.

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	2025 Annual Incentive Opportunity			Corporate Performance			2025 Annual Incentive Bonus
	Threshold	Target	High	Normalized FFO per Diluted Share	Adjusted Fixed Charge Coverage	Sustainability Measure	Individual Performance	% Payout (as a % of target)	Amount
Shankh Mitra	$1,625,000	$3,250,000	$6,500,000	$3,250,000	$975,000	$650,000	$1,625,000	200%	$6,500,000
Timothy G. McHugh	612,500	1,225,000	2,450,000	1,225,000	367,500	245,000	612,500	200%	2,450,000
Nikhil Chaudhri	700,000	1,400,000	2,800,000	1,400,000	420,000	280,000	700,000	200%	2,800,000
John F. Burkart	568,750	1,137,500	2,275,000	1,137,500	341,250	227,500	568,750	200%	2,275,000
Matthew G. McQueen	468,750	937,500	1,875,000	937,500	281,250	187,500	468,750	200%	1,875,000
Legacy Long-Term Equity Incentive Program
Prior to the adoption of the 10-Year ECAP in October 2025, each of the NEOs received ordinary course, annual long-term equity incentive awards under the 2022 Plan, which were granted pursuant to annual long-term incentive programs that Welltower adopted each year. Consistent with this practice, in early 2025, Welltower adopted the 2025-2027 Long-Term Incentive Program (“2025-2027 LTIP”), under which the NEOs received their 2025 annual long-term equity incentive awards 100% in the form of performance stock units (“PSUs”) with a three-year performance period. The elimination of time-based only vesting awards under the 2025-2027 LTIP was a change from prior long-term incentive programs made as a result of shareholder engagement efforts undertaken in 2024 and highly supported by shareholders.
In connection with the adoption of the 10-Year ECAP, and as part of their consideration of the accounting implications of the 10-Year ECAP and prior executive compensation programs, the Board approved a global amendment to certain outstanding PSUs previously granted to our NEOs (specifically, those PSUs granted to the NEOs in 2024 and 2025 under the 2024-2026 Long-Term Incentive Program (“2024-2026 LTIP”) and the 2025-2027 LTIP, respectively), waiving only the continued service-based vesting conditions with respect to such PSUs (which will continue to be subject to all applicable performance and/or market conditions, and will only be earned if the applicable performance and/or market conditions are achieved). Except as expressly provided by such amendment, all equity or equity-based awards held by our NEOs and outstanding as of the adoption of the 10-Year ECAP remain in effect in accordance with their terms, including being subject to the performance and/or market conditions associated with such awards.
PSUs Under the 2025-2027 LTIP (the “2025 PSUs”)
The Compensation Committee set two metrics for the 2025 PSUs: Welltower’s relative TSR for the three-year forward-looking performance period ending December 31, 2027 (the “TSR-Based LTIP Component”); and Welltower’s performance against the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure.
The relative TSR-Based LTIP Component constitutes 80% of the 2025 PSUs. The Compensation Committee selected the relative TSR performance metric because it allows shareholders to evaluate Welltower’s performance in comparison to its peers. The 80% TSR-Based LTIP Component is further refined by assessing Welltower’s relative performance against two independent, widely used REIT indexes: half of the TSR-Based LTIP Component will be measured against the FTSE NAREIT Equity Health Care REIT Index and half will be measured against the MSCI US REIT Gross Total Return Index (the “MSCI US REIT Index”).
A relative metric also mitigates the impact of broad market trends that do not reflect Welltower’s actual performance.
The Compensation Committee set the target performance goal for the 2025-2027 TSR-Based LTIP Component at 1% above the TSR of the relevant index, the threshold performance goal at 6% below the TSR of the relevant index, and the high performance goal at 6% above the TSR of the relevant index.
The remaining 20% of the 2025 PSUs is subject to Welltower’s performance against the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure, with a threshold payout level met at a (Net Debt + Preferred)/Annualized Adjusted EBITDA ratio of 5.50x, target met at a ratio of 5.00x, and a “high” payout level met at a ratio at or below 4.50x. This measure can also be satisfied based on the attainment of a credit rating by S&P Global Ratings or Moody’s Investors Service, Inc. of “A-” or “A3,” respectively, as of December 31, 2027. The (Net Debt + Preferred)/Annualized Adjusted EBITDA measure is included in the program to emphasize the

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Executive Compensation Philosophy, Principles, and Elements
importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goals.
For relative TSR measures, reaching the threshold, target, or high achievement levels would result in a payout of 18%, 100%, or 400%, respectively, of the target award opportunity. For the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure, reaching the threshold, target, or high achievement levels would result in a payout of 50%, 100%, or 200%, respectively, of the target award opportunity (with satisfaction of the above-described credit rating goal equaling high achievement level). Payout amounts between levels will be interpolated, and there will be no payout for metrics with outcomes below the threshold achievement levels.
The 2025 PSUs have a stock price cap of $225, meaning that the maximum number of 2025 PSUs subject to relative TSR measures that may be earned will be capped at the number of 2025 PSUs subject to relative TSR measures that would be earned as a result of the achievement of the applicable performance goals described above and the quotient of $225, over the price per share of Welltower common stock as of the end of the performance period.
The PSUs were granted subject to a four-year vesting period, consisting of the three-year performance period followed by an additional one-year service-based vesting requirement. Following vesting, any shares delivered upon settlement of the PSUs are subject to a one-year holding period. As disclosed above, in connection with the adoption of the 10-Year ECAP, the service-based vesting conditions applicable to the PSUs were waived. The PSUs will continue to be subject to all applicable performance and/or market conditions, and, if the applicable performance and/or market conditions are achieved, the one-year holding period from the end of the performance period.
2025-2027 LTIP Award Opportunities
In January 2025, the Compensation Committee, in consultation with its independent consultant, approved the target 2025-2027 LTIP opportunities for the NEOs as set forth in the table below. These award opportunities reflect the Compensation Committee’s assessment of compensation data for peers with substantially similar roles and responsibilities provided by the consultant, each NEO’s relative duties and responsibilities, each NEO’s impact on Welltower’s results, and the inherent risk by tying 100% of these award opportunities to rigorous performance objectives. The table below shows the grant date target value of the 2025 equity incentive awards, and the 2025 Grants of Plan Based Awards table on page 66 shows the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs FTSE NAREIT Equity Health Care Index	TSR vs MSCI US REIT Index	(Net Debt +Preferred)/ Annualized Adjusted EBITDA Ratio	Total Opportunity
Shankh Mitra	$6,600,000	$6,600,000	$3,300,000	$16,500,000
Timothy G. McHugh	2,000,000	2,000,000	1,000,000	5,000,000
Nikhil Chaudhri	2,100,000	2,100,000	1,050,000	5,250,000
John F. Burkart	1,800,000	1,800,000	900,000	4,500,000
Matthew G. McQueen	1,300,000	1,300,000	650,000	3,250,000
NEOs who earn PSUs also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such PSUs vest.
Welltower OP LLC Profits Interest Program
In January 2023, Welltower adopted a new program common among its peers and the broader REIT industry, providing for grants of equity incentive awards based on separate classes of units of membership interests in Welltower OP, referred to as “LTIP Units” and “Option Units.” Both LTIP Units and Option Units are structured as “profits interests” for United States federal income tax purposes. More information about the LTIP Units and Option Units can be found in Welltower’s 2023 proxy statement.

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Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
In January 2025, in connection with the January 2, 2025 awards to the NEOs under the 2025-2027 LTIP, each of Messrs. Mitra, McHugh, Chaudhri, Burkart, and McQueen were given the choice to, and each elected to, receive, on a one-for-one basis, his award of PSUs under the 2025-2027 LTIP in the form of Welltower OP LTIP Units. All such awarded LTIP Units were granted subject to the same vesting and other terms and conditions as those that applied to the original awards under the 2025-2027 LTIP.
Welltower OP did not grant awards to the NEOs in 2025 apart from (a) the 10-Year LTIP Awards and, (b) as described in the immediately preceding paragraphs, the awards made to each NEO in lieu of a stock award that would otherwise have been granted under the 2025-2027 LTIP.
Status of LTIP Award Programs
The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s LTIP awards granted from 2018 to 2025.
(1) The performance period for these awards remains open and the payout percentage has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.
2023-2025 LTIP Award Results
This forward-looking program covered the three-year performance period ended December 31, 2025. The Compensation Committee established goals in early 2023 for the three measures described below based on Welltower’s internal projections. The components of the three-year program were consistent with Welltower’s long-term strategic objectives. Based on performance relative to these goals and the applicable weightings, the 2023–2025 Long-Term Incentive Program (“2023–2025 LTIP”) resulted in a payout of 280% of target.

WELLTOWER • 2026 Proxy Statement	57

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
Total Shareholder Return vs. FTSE NAREIT Equity Health Care Index

Weighting	2025 Goal

Why Welltower chose this measure:
TSR relative to the companies included in the FTSE NAREIT Equity Health Care Index, which includes Welltower’s primary competitors, allows for a meaningful comparison of Welltower’s performance relative to other companies in its industry. Our TSR meaningfully exceeded peers’ performance, as well as the high end of our 2025 goal, because our recent results substantially exceeded expectations, highlighted by solid growth across our business segments, considerable progress achieved on the build-out of our operating platform (the Welltower Business System), several of the most active years in our history in terms of capital deployment, and meaningful strengthening of our balance sheet and liquidity profile. We have used this index or similar indices since 2002 to measure Welltower’s performance.

Total Shareholder Return vs. MSCI US REIT Index

Weighting	2025 Goal

Why Welltower chose this measure:
TSR relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete with us for investment capital. This allows Welltower to reward executives for performance beyond market-driven results. Our TSR meaningfully exceeded peers’ performance, as well as the high end of our 2025 goal, because our recent results substantially exceeded expectations, highlighted by solid growth across our business segments, considerable progress achieved on the build-out of our operating platform (the Welltower Business System), several of the most active years in our history in terms of capital deployment, and meaningful strengthening of our balance sheet and liquidity profile. We have used this index or similar indices since 2002 to measure Welltower’s performance.

Ratio of Net Debt Plus Preferred Stock to Annualized Adjusted EBITDA

Weighting	2025 Goal

Why Welltower chose this measure:

This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. Net Debt plus Preferred Stock to Annualized Adjusted EBITDA is the ratio of the following: the sum of Welltower’s secured debt and unsecured debt, less cash and cash equivalents and restricted cash, and the total of Welltower’s preferred stock relative to Annualized Adjusted EBITDA. See Appendix A for definitions and reconciliations of non-GAAP measures. Our ratio of Net Debt Plus Preferred Stock to Annualized Adjusted EBITDA was lower (and therefore over-performed) than the high end of the 2025 goal given the meaningful strengthening of our balance sheet and liquidity profile achieved through better-than-expected fundamental performance and the tactical capitalization of our investment activity. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal.

58	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
2023-2025 LTIP Award Payouts
The table below outlines the long-term incentive earnings opportunities for the 2023-2025 performance period and the payouts that were approved at the Compensation Committee’s February 13, 2026 meeting. Consistent with the terms of the 2023-2025 LTIP, the payouts for the 2023-2025 performance period were subject to a “high” achievement payment cap equal to 300% of target. However, payout under the 2023-2025 LTIP is subject to a $150 per unit stock price cap. Because Welltower’s stock price exceeded $150 at the time of payout, the number of shares delivered was reduced from the “high” level to the number of shares shown under the column “Restricted Shares” below. As illustrated in the table below, a stock price cap feature can result in a meaningful cap on potential value and potential shareholder dilution. For this reason, a similar stock price cap feature was included in the 10-Year ECAP, as discussed in greater detail above.
These actual amounts are not included in the 2024 or 2025 portion of the “Summary Compensation Table” because the grant date fair value was included in the “Summary Compensation Table” reporting compensation awarded in 2023.

	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)(1)	Restricted Shares (#)(2)	DER Accrual Payout ($)(3)
Shankh Mitra	24,819	82,723	231,624	40,781,695	193,535	1,513,444
Timothy G. McHugh	9,651	32,170	90,076	15,859,630	75,264	588,564
Nikhil Chaudhri	2,759	9,193	25,740	4,532,166	21,508	168,193
John F. Burkart	8,274	27,575	77,210	13,594,390	64,514	504,499
Matthew G. McQueen	4,689	15,625	43,750	7,703,080	36,556	285,868
(1) Value reported is based on a per share closing price of $210.72 on February 13, 2026, the date the Compensation Committee distributed the earned award. The shares issued in settlement of the award vested immediately.

(2) These awards were earned at the “high” achievement level; however, payout was subject to a $150 per unit stock price cap. Because Welltower’s stock price exceeded $150 at the time of settlement, the number of units delivered was reduced from the “high” level.

(3) Represents accrued dividend equivalent right payments for the shares actually earned.
2022-2025 Outperformance Program (“2022-2025 OPP”)
In early 2022, the Compensation Committee granted outperformance program awards for the four-year period covering 2022 through 2025 with the intent of incentivizing Welltower’s senior management team to achieve longer-term and stronger future performance and create significant shareholder value, as described in Welltower’s 2023 proxy statement. Any awards forfeited under the 2022-2025 OPP were reallocated in 2024 to current employees of Welltower, excluding executive officers.
As the performance period applicable to the 2022-2025 OPP ended on December 31, 2025, the Compensation Committee determined performance under the 2022-2025 OPP at its February 13, 2026 meeting and approved the settlement of earned 2022-2025 OPP awards in the form of fully vested shares of Welltower common stock, as shown in the table below.

	Year Granted	Value of Earned Award ($)(1)	Restricted Shares (#)	DER Accrual Payout ($)(2)
Shankh Mitra	2022	58,313,599	276,735	2,839,301
Timothy G. McHugh	2022	27,674,279	131,332	1,347,466
Nikhil Chaudhri	2024	4,343,782	20,614	98,329
	2022	13,837,140	65,666	673,733
John F. Burkart	2022	27,674,279	131,332	1,347,466
Matthew G. McQueen	2022	7,906,847	37,523	384,986
(1) Value reported is based on a per share closing price of $210.72 on February 13, 2026, the date the Compensation Committee distributed the earned award. The shares issued in settlement of the award vested immediately.

(2) Represents accrued dividend equivalent right payments for the shares actually earned.

WELLTOWER • 2026 Proxy Statement	59

Compensation Discussion and Analysis
Executive Compensation Philosophy, Principles, and Elements
When the Compensation Committee and the independent members of the Board adopted the 10-Year ECAP (described above under the heading “Our New Executive Compensation Framework - The 10-Year ECAP”), the Compensation Committee and the independent members of the Board considered the projected results of the 2022-2025 OPP awards. As part of their thorough process, the Compensation Committee took into account the upcoming conclusion of the 2022-2025 OPP award period, and the highly differentiated structure and nature of the 10-Year ECAP. On that basis, the Compensation Committee determined that the 2022-2025 OPP and 10-Year ECAP programs were dissimilar and did not have any meaningful overlap, such that the 10-Year ECAP did not constitute an outperformance plan similar to the 2022-2025 OPP or any prior outperformance plan adopted by Welltower.
Benefits and Perquisites
We provide limited perquisites to our NEOs and do not view them as a significant element of our compensation program.
NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees, Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”), and the Employee Stock Purchase Program. In addition, the Compensation Committee approved an Executive Wellness Policy that provides for the reimbursement of certain expenses to support NEOs’ physical, mental, and financial well-being goals, up to a maximum of $15,000 per year.
In 2025, Welltower paid for (a) a car allowance on behalf of Mr. Mitra; (b) reimbursement of certain expenses under the Executive Wellness Policy on behalf of each of the NEOs; and (c) executive physicals on behalf of each of the NEOs as described in greater detail in the “Summary Compensation Table” below.
The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis.
OTHER COMPENSATION INFORMATION
Who Makes Compensation Decisions?
The Compensation Committee is responsible for determining the nature and amount of compensation for our CEO and for reviewing and approving the compensation for our other executive officers. More generally, the Compensation Committee is responsible for our executive compensation program and implementing our underlying philosophy and policies. An independent compensation consultant and certain members of management assist the Compensation Committee.
As discussed in detail above, in designing and implementing the 10-Year ECAP, the Compensation Committee and the independent members of the Board engaged in an extensive process, which included regular consultation with the Compensation Committee’s regular independent compensation consultant, FPC, and an additional independent compensation consultant, Semler Brossy, as well as their independent legal advisor.
Role of the Compensation Consultants
The Compensation Committee has engaged FPC as its independent compensation consultant to provide advice about compensation program design, the components of our executive compensation programs, and the amounts we should pay our executive officers.
FPC performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant in between meetings to define the nature of work to be conducted, review materials to be presented at meetings, and obtain the consultant’s opinion and perspective on proposals prepared by management.
Throughout 2025, FPC worked closely with the Compensation Committee and other external advisors in the development and roll-out of the 10-Year ECAP. Additionally, FPC performed the following specific services during 2025:
•Re-evaluated the peer group;

60	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Other Compensation Information
•Conducted a comprehensive review of our compensation programs as compared to market data;
•Performed a risk assessment of our compensation programs; and
•Kept the Compensation Committee informed about key legislative developments impacting compensation and emerging best practices.
FPC’s independence was assessed by the Compensation Committee in early 2026 and no conflicts of interest were found.
In addition to FPC, the Compensation Committee engaged Semler Brossy as an additional independent compensation consultant for the roll-out of the 10-Year ECAP. Semler Brossy performs no services for management. Semler Brossy’s independence was assessed by the Compensation Committee in early 2026 and no conflicts of interest were found.
Input of Executive Officers
With respect to Welltower’s legacy executive compensation programs, prior to the implementation of the 10-Year ECAP, the Compensation Committee received input from certain officers on a variety of issues related to compensation, as described below.
•Our CEO evaluated the performance of the other NEOs and made recommendations to the Compensation Committee regarding their respective individual performance scores for the annual cash bonus program, as well as future increases to base salary and incentive compensation opportunities. The Compensation Committee took these recommendations into consideration when making its decisions.
•Each year, management established an annual business plan for the Board’s review, which included financial budgets and key financial and strategic objectives. The Compensation Committee took those financial and strategic objectives into consideration when making its decisions.
•Our Co-President and Chief Financial Officer assisted the Compensation Committee in assessing the financial impact of its compensation decisions.
•Our Chief Legal Officer and General Counsel and Senior Vice President – Head of Human Capital assisted the Compensation Committee with legal and administrative compliance for the compensation programs, ensuring that all relevant documentation and disclosures were completed.
Compensation Peer Group
Every year the Compensation Committee conducts a comprehensive evaluation of our executive compensation programs relative to a relevant peer group of comparable REITs. When evaluating the peers, the Compensation Committee examines companies similar in size, business model, geographic footprint, regulatory environment, competitive dynamics, and/or other considerations.
This competitive review has historically been one of the chief elements the Compensation Committee considered in making compensation decisions. In consultation with FPC, the Compensation Committee did not make any changes to our peer group for 2025. Across the equity-based public REIT industry, we were the largest by market capitalization and the third largest REIT measured by enterprise value as of December 31, 2025. The other companies in the peer group are generally similar in size to Welltower and share a similar business model, geographic footprint, regulatory environment, and/or competitive dynamics. The peer group represents the businesses with which we currently compete most regularly for executive talent and also includes our principal business competitors.
While we are a publicly traded REIT and we generally select other publicly traded REITs to compose the peer group, it is important to acknowledge that we do not only compete for talent with our peers in the REIT industry, but with many other firms, including investment banking, private equity, technology firms, and other S&P 500 companies, and the Compensation Committee considers the compensation practices of these other industries. In particular, in designing and implementing the 10-Year ECAP, the Compensation Committee and the independent members of the Board considered the full range of firms with which we compete for talent.

WELLTOWER • 2026 Proxy Statement	61

Compensation Discussion and Analysis
Other Compensation Information

Market Capitalization ($B) vs. Peer Group
Peer	Industry	Market Capitalization
Welltower Inc. (WELL)	Healthcare	$129.3
Prologis, Inc. (PLD)	Industrial	118.6
HCA Healthcare, Inc. (HCA)	Health Care Facilities	104.9
Apollo Global Management, Inc. (APO)	Asset Management	83.8
American Tower Corporation (AMT)	Specialty	81.9
Equinix, Inc. (EQIX)	Data Center	75.3
Simon Property Group, Inc. (SPG)	Regional Mall	60.2
Digital Realty Trust, Inc. (DLR)	Data Center	53.2
Realty Income Corporation (O)	Other Retail	52.6
CBRE Group, Inc. (CBRE)	Diversified	47.6
Public Storage (PSA)	Self-Storage	45.5
Ventas, Inc. (VTR)	Healthcare	36.7
AvalonBay Communities, Inc. (AVB)	Multifamily	25.4
Equity Residential (EQR)	Multifamily	23.8
The Carlyle Group Inc. (CG)	Asset Management	21.1
Host Hotels & Resorts, Inc. (HST)	Hotel	12.2
Healthpeak Properties, Inc. (DOC)	Healthcare	11.2
BXP, Inc. (BXP)	Office	10.7
Source: KeyBanc, data as of December 31, 2025.

The Compensation Committee believes that market data plays an important role in the design and implementation of its compensation programs. The Compensation Committee considers multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The Compensation Committee examines market data as one piece of input into determining appropriate levels of pay along with a variety of additional qualitative factors, as noted below.
In connection with Welltower’s legacy executive compensation program and prior to the adoption of the 10-Year ECAP, in early 2025, the Compensation Committee reviewed the total target compensation (base salary, target cash bonus, and target equity awards) of our NEOs, including our CEO, evaluated their performance, and adjusted their compensation to recognize their achievements and effectiveness as leaders and to better align their compensation with that of their peers.
Say on Pay – Investor Outreach
At the 2025 Annual Meeting of Shareholders, approximately 94% of the votes cast were in favor of the advisory vote to approve Welltower’s executive compensation. The vote reflected shareholder support of the changes made by the Compensation Committee to our executive compensation program in 2025, which arose out of the 2024 Annual Meeting and the candid, constructive feedback received from our shareholders during our engagements with them. The Compensation Committee continued to evaluate our executive compensation program while considering shareholder support, and the importance of providing stability at the NEO level. No changes to our executive compensation program were made directly as a result of our 2025 Say on Pay vote.
However, as discussed in detail above, the Compensation Committee and the Board view shareholder feedback as essential to the development of our executive compensation philosophy, and in particular the shift to the 10-Year ECAP. Accordingly, as discussed in detail in this Compensation Discussion and Analysis, prior to and following the adoption of the 10-Year ECAP, the independent members of the Board and Compensation Committee considered shareholder feedback gathered through our regular annual shareholder outreach program

62	WELLTOWER • 2026 Proxy Statement

Compensation Discussion and Analysis
Other Compensation Information
and through additional outreach to our largest shareholders. Throughout these processes, many investors expressed strong support for the 10-Year ECAP.
Hedging Policy, Margin Trading, and Short Sales
Welltower’s directors, executive officers, and its other employees are prohibited from entering into hedging or monetization transactions or engaging in short sales with respect to Welltower’s securities and are not permitted to purchase Welltower’s securities on margin.
Clawback Policies
Welltower maintains a clawback policy that is intended to comply with the requirements of NYSE Stock Market Listing Standard 303A.14 implementing Rule 10D-1 under the Exchange Act. In the event Welltower is required to prepare an accounting restatement of its financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, Welltower will recover the excess incentive-based compensation received by any covered executive, including our NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition, Welltower maintains a separate clawback policy under which, if an action or omission by a covered officer (a) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (b) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the covered officer to repay to Welltower time-based and performance-based incentive compensation received by or awarded to such covered officer. The amount and form of compensation to be recouped is to be determined by the Compensation Committee in its sole discretion.
Ownership Guidelines
Each executive officer is required to own an amount of Welltower’s equity securities with a fair market value of at least three times his or her annual base salary (six times for the CEO).

Minimum Equity Ownership Requirement

6x base salary CEO	3x base salary Other NEOs
Executive officers have five years from the date in which they are subject to the guidelines to achieve the required ownership level. Unexercised stock options and unearned PSUs do not count toward satisfying the ownership guidelines. Each NEO satisfies the ownership guidelines.
Tax Deductibility of Executive Compensation
The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which includes all of its current NEOs. The Compensation Committee believes in the importance of providing competitive compensation packages in order to attract and retain capable employees, including “covered employees,” has sought to maintain flexibility in compensating its employees, including its executives, and is committed to maintaining a strong link between Welltower’s performance and the pay of its employees, especially its executives. As a result, Welltower has not adopted a policy requiring that all compensation be deductible under the Code, including Section 162(m) of the Code.
Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the substantially greater limits on deductibility imposed under Section 162(m) in 2018 and later years has not had, and is expected in the future not to have, material adverse consequences for Welltower’s after-tax financial performance. If in the future restrictions on deductibility under Section 162(m) becomes a material

WELLTOWER • 2026 Proxy Statement	63

Compensation Discussion and Analysis
Other Compensation Information
consideration for Welltower, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2025, and this Proxy Statement.
Submitted by the Compensation Committee:
Johnese M. Spisso, Chair
Ade J. Patton
Sergio D. Rivera
Kathryn M. Sullivan

64	WELLTOWER • 2026 Proxy Statement

Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position		Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4) (5)	Total Compensation ($)

Shankh Mitra		2025	1,300,000	813,178,818	6,500,000	111,537	821,090,355
Chief Executive Officer		2024	1,200,000	13,532,489	5,369,463	98,872	20,200,824
		2023	1,200,000	11,653,191	4,320,000	77,172	17,250,363

Timothy G. McHugh		2025	700,000	163,753,640	2,450,000	51,500	166,955,140
Co-President and Chief Financial Officer		2024	695,000	4,403,960	2,073,209	51,250	7,223,419
		2023	695,000	4,531,805	1,668,000	25,500	6,920,305

Nikhil Chaudhri	(1)	2025	700,000	182,258,595	2,800,000	51,850	185,810,445
Co-President and Chief Investment Officer		2024	625,000	2,838,491	1,864,397	41,250	5,369,138

John F. Burkart		2025	650,000	97,264,200	2,275,000	51,500	100,240,700
Vice Chairman and Chief Operating Officer		2024	625,000	3,509,268	1,864,397	36,250	6,034,915
		2023	625,000	3,905,003	1,485,938	29,500	6,045,441

Matthew G. McQueen		2025	625,000	90,906,797	1,875,000	51,500	93,458,297
Chief Legal Officer and General Counsel		2024	595,000	2,205,463	1,479,088	162,698	4,442,249
		2023	595,000	2,201,150	1,190,000	16,500	4,002,650

(1)No 2023 compensation information is provided for Mr. Chaudhri since he was not a NEO during that year.
(2)Amounts shown in the Stock Awards column for 2025 do not reflect the actual value (if any) that has or may be received by the NEOs for the respective awards. With respect to the PSUs granted under the 2025-2027 LTIP, amounts shown represent the grant date fair value based on the probable outcome of the applicable performance conditions as of the grant date. The maximum potential value of the PSUs under the 2025-2027 LTIP for our NEOs are as follows: (a) Mr. Mitra: $27,244,813; (b) Mr. McHugh: $8,256,229; (c) Mr. Chaudhri: $8,668,957; (d) Mr. Burkart: $7,430,773; (e) Mr. McQueen: $5,366,496.
Unlike amounts shown in the Stock Awards column for prior years, the 10-Year ECAP is intended to be the only form of compensation (other than a $110,000 annual base salary) that will be provided to our NEOs over its duration. In other words, the amounts shown under the 10-Year ECAP column, below, represent ten years of each NEO’s compensation. Accordingly, in future fiscal years, we expect the Summary Compensation Table to include only a $110,000 annual base salary and any amounts related to “All Other Compensation.” In the Summary Compensation Table for each of fiscal 2026, 2027, 2028, 2029, and 2030, assuming that “All Other Compensation” remains the same as in fiscal 2025, we expect that Mr. Mitra’s Total Compensation for each such fiscal year would be $221,537.

In meaningful part, the amounts shown in the Stock Awards column for 2025 relate to the 10-Year LTIP Awards granted under the 10-Year ECAP (as described in greater detail in “Compensation Discussion and Analysis—Executive Compensation Philosophy, Principles, and Elements—10-Year ECAP: Alignment with Philosophy and Principles” starting on page 41), which we are required to include in the Summary Compensation Table under SEC rules even though these awards are subject to significant restrictions on transferability and redemption through at least October 2030. The table below describes which amounts shown in this column for 2025 relate to (a) PSUs under the 2025-2027 LTIP, versus (b) the 10-Year ECAP, discussed in “Compensation Discussion and Analysis—Executive Compensation Philosophy, Principles, and Elements—10-Year ECAP: Alignment with Philosophy and Principles” starting on page 42.

	2025-2027 LTIP	10-Year ECAP		2025 SCT Stock Awards		2025 SCT Total
	PSUs	Time Based	Performance Based	Including 10-Year LTIP Awards	Excluding 10-Year LTIP Awards	Including 10-Year LTIP Awards	Excluding 10-Year LTIP Awards
	Target ($)	($)	Target ($)	($)	($)	($)	($)
Shankh Mitra	24,052,184	376,148,799	412,977,835	813,178,818	24,052,184	821,090,355	31,963,721
Timothy G. McHugh	7,288,707	74,581,308	81,883,625	163,753,640	7,288,707	166,955,140	10,490,207
Nikhil Chaudhri	7,653,071	83,228,287	91,377,237	182,258,595	7,653,071	185,810,445	11,204,921
John F. Burkart	6,559,979	43,235,499	47,468,722	97,264,200	6,559,979	100,240,700	9,536,479
Matthew G. McQueen	4,737,643	41,073,793	45,095,361	90,906,797	4,737,643	93,458,297	7,289,143

WELLTOWER • 2026 Proxy Statement	65

Executive Compensation Tables
Summary Compensation Table
(3)For valuation assumptions, refer to Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. For the PSUs granted under the 2025-2027 LTIP, also refer to the relevant section within the “Compensation Discussion and Analysis—Executive Compensation Philosophy, Principles, and Elements—Legacy Compensation Elements and Results.”
(4)Certain amounts in the “All Other Compensation” column have been restated to include the car allowance that Mr. Mitra earned in the amount of $50,472 for both 2022 and 2023 despite not paid until 2024.
(5)“All Other Compensation” for 2025 includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Car Allowance ($)(a)	Executive Wellness Reimbursement ($)	Executive Physical ($)	Total ($)
Shankh Mitra	17,500	50,472	17,550	26,015	111,537
Timothy G. McHugh	17,500	—	15,000	19,000	51,500
Nikhil Chaudhri	17,500	—	15,350	19,000	51,850
John F. Burkart	17,500	—	15,000	19,000	51,500
Matthew G. McQueen	17,500	—	15,000	19,000	51,500
(a)This amount represents the car allowance received by Mr. Mitra in 2025. The value of the car allowance was measured by the estimated monthly lease cost of the vehicle used by Mr. Mitra.

2025 GRANTS OF PLAN-BASED AWARDS TABLE
The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Shankh Mitra	—		1,625,000	3,250,000	6,500,000
	1/2/2025	(2)				32,215	132,023	475,282				24,052,184
	10/30/2025	(3)							2,485,146			376,148,799
	10/30/2025	(4)				—	2,485,146	6,212,866				412,977,835
Timothy G. McHugh	—		612,500	1,225,000	2,450,000
	1/2/2025	(2)				9,763	40,008	144,028				7,288,707
	10/30/2025	(3)							492,745			74,581,308
	10/30/2025	(4)				—	492,745	1,231,861				81,883,625
Nikhil Chaudhri	—		700,000	1,400,000	2,800,000
	1/2/2025	(2)				10,251	42,008	151,228				7,653,071
	10/30/2025	(3)							549,874			83,228,287
	10/30/2025	(4)				—	549,874	1,374,686				91,377,237
John F. Burkart	—		568,750	1,137,500	2,275,000
	1/2/2025	(2)				8,787	36,008	129,628				6,559,979
	10/30/2025	(3)							285,649			43,235,499
	10/30/2025	(4)				—	285,649	714,122				47,468,722
Matthew G. McQueen	—		468,750	937,500	1,875,000
	1/2/2025	(2)				6,347	26,005	93,618				4,737,643
	10/30/2025	(3)							271,367			41,073,793
	10/30/2025	(4)				—	271,367	678,416				45,095,361
(1)Represents annual incentive program earnings opportunity for 2025. The actual amount earned by each NEO under the annual incentive program in 2025 was paid in 2026 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Represents long-term incentive earnings opportunity for performance under the 2025-2027 LTIP. The performance measures under this program will be evaluated in early 2028 after the close of the performance period on December 31, 2027. Any performance awards that are earned following such evaluation will be settled in LTIP Units (subject to earlier evaluation in connection with a change in corporate control or a qualified termination of employment). Refer to the “Compensation Discussion

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Executive Compensation Tables
2025 Grants of Plan-Based Awards Table
and Analysis—Executive Compensation Philosophy, Principles, and Elements—Legacy Compensation Elements and Results” section for further information regarding the 2025-2027 LTIP.
(3)Represents time-based LTIP Units granted under the 10-Year ECAP on October 30, 2025. The LTIP Units are redeemable for shares of Welltower’s common stock in 60 monthly installments beginning in October 2030. See page 42 for additional information regarding the 10-Year ECAP.
(4)Represents performance-based LTIP Units granted under the 10-Year ECAP. The performance measures under this program will be evaluated in late 2030 after the close of the performance period on October 5, 2030 (subject to earlier evaluation in connection with a change in corporate control or a qualified termination of employment). Any LTIP Units that are earned following such evaluation are redeemable for shares of Welltower’s common stock in 60 monthly installments beginning in October 2030. See page 42 for additional information regarding the 10-Year ECAP.
2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2025.

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)		# of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Shankh Mitra	10/30/25	2,485,146	461,267,949	(1)
	1/24/24	22,647	4,203,510	(2)
	2/23/23	193,535	35,922,031	(3)
	2/23/23	17,726	3,290,123	(4)
	1/17/22	276,735	51,364,783	(5)
	1/12/22	32,174	3,196,165	(6)
	12/13/21	61,546	6,289,386	(7)
	10/30/25				2,485,146	461,267,949	(8)
	1/2/25				475,282	88,217,092	(9)
	2/29/24				25,464	4,726,373	(10)
	1/24/24				217,158	40,306,696	(10)
	2/16/21							25,616	(11)	—	67.17	2/16/31
Timothy G. McHugh	10/30/25	492,745	91,458,399	(1)
	1/24/24	8,808	1,634,853	(2)
	2/23/23	75,264	13,969,751	(3)
	2/23/23	6,894	1,279,595	(4)
	1/17/22	131,332	24,376,533	(5)
	1/12/22	2,064	383,099	(12)
	1/12/22	4,171	414,347	(6)
	12/13/21	30,773	3,144,693	(7)
	10/30/25				492,745	91,458,399	(8)
	1/2/25				144,028	26,733,037	(9)
	1/24/24				77,186	14,326,493	(10)
	2/16/21							5,071	(11)	—	67.17	2/16/31

WELLTOWER • 2026 Proxy Statement	67

Executive Compensation Tables
2025 Outstanding Equity Awards at Fiscal Year-end Table

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)		# of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Nikhil Chaudhri	10/30/25	549,874	102,062,113	(1)
	4/8/24	20,614	3,826,165	(5)
	4/8/24	5,029	473,631	(13)
	1/24/24	2,517	467,180	(2)
	2/23/23	21,508	3,992,100	(3)
	2/23/23	1,970	365,652	(4)
	1/17/22	65,666	12,188,266	(5)
	1/12/22	520	96,517	(12)
	12/13/21	9,848	1,006,367	(7)
	10/30/25				549,874	102,062,113	(8)
	1/2/25				151,228	28,069,429	(9)
	1/24/24				57,564	10,684,454	(10)
	2/16/21							5,550	(11)	—	67.17	2/16/31
John F. Burkart	10/30/25	285,649	53,019,311	(1)
	1/24/24	7,549	1,401,170	(2)
	2/23/23	64,514	11,974,444	(3)
	2/23/23	2,955	548,478	(4)
	2/23/23	10,950	2,393,123	(14)
	1/17/22	131,332	24,376,533	(5)
	1/12/22	10,725	1,065,422	(6)
	12/13/21	15,387	1,572,398	(7)
	10/30/25				285,649	53,019,311	(8)
	1/2/25				129,628	24,060,253	(9)
	1/24/24				60,180	11,170,010	(10)
Matthew G. McQueen	10/30/25	271,367	50,368,429	(1)
	1/24/24	4,278	794,040	(2)
	2/23/23	36,556	6,785,159	(3)
	2/23/23	3,349	621,608	(4)
	1/17/22	37,523	6,964,644	(5)
	1/12/22	1,239	229,971	(12)
	12/13/21	9,848	1,006,367	(7)
	10/30/25				271,367	50,368,429	(8)
	1/2/25				93,618	17,376,437	(9)
	1/24/24				38,986	7,236,191	(10)
	2/16/21							2,561	(11)	—	67.17	2/16/31
(1)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. While the Time-Based LTIP Units under the 10-Year ECAP are not subject to any service-based vesting conditions, they will only become redeemable for shares of Welltower common stock beginning in October 2030, in 60 monthly tranches, and, in the event of certain terminations of employment, are subject to clawback or repurchase by Welltower.
(2)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. On each of January 15, 2026, 2027, and 2028, one-third of the time-based RSUs granted under the 2024-2026 LTIP (issued in the form of time-based LTIP Units) will vest.
(3)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. The number and market or payout value of the performance stock units under the 2023-2025 LTIP (which were converted into performance-based LTIP Units) are based on performance results as of December 31, 2025. Payout for these awards is subject to a $150 per unit stock price cap; because the closing price of Welltower’s common stock on December 31, 2025 exceeded $150, the number of

68	WELLTOWER • 2026 Proxy Statement

Executive Compensation Tables
2025 Outstanding Equity Awards at Fiscal Year-end Table
units and corresponding market value reported herein reflects the reduced amounts deliverable after application of this cap. These LTIP Units were earned on February 13, 2026. See page 57 for additional information regarding the 2023-2025 LTIP.
(4)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. On each of January 15, 2026 and 2027, one-half of the time-based RSUs granted under the 2023-2025 LTIP (issued in the form of time-based LTIP Units) will vest.
(5)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. The number and market or payout value of the performance stock units under the 2022-2025 OPP (which were converted into performance-based LTIP Units) are based on performance results as of December 31, 2025. These LTIP Units were earned on February 13, 2026. See page 59 for additional information regarding the 2022-2025 OPP.
(6)Based on a Black-Scholes price of $99.34. Represents time-based stock options granted under the 2022-2024 LTIP (which were converted into time-based Option Units). On January 15, 2026, the final one-fourth of the Option Units vested.
(7)Based on a Black-Scholes price of $102.19. Represents performance-based Option Units granted on December 13, 2021, for which the applicable performance conditions were satisfied as of December 31, 2024. The amounts shown reflect the portion of the award that remained unvested as of December 31, 2025. 50% of the earned Option Units vested on February 1, 2025, 25% vested on December 13, 2025, and the remaining 25% will vest on December 13, 2026.
(8)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. The number and market or payout value of the Performance-Based LTIP Units under the 10-Year ECAP are based on target performance, as performance during the initial year of the performance period is not considered indicative of expected performance over the full performance period. While the Performance-Based LTIP Units under the 10-Year ECAP are not subject to any service-based vesting conditions, they will only become redeemable for shares of Welltower’s common stock if they are earned subject to achievement of predetermined performance metrics, and then only beginning in October 2030, in 60 monthly tranches. In the event of certain terminations of employment, Performance-Based LTIP Units are subject to clawback or repurchase by Welltower. See page 42 for additional information regarding the 10-Year ECAP.
(9)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. The number and market or payout value of the performance stock units under the 2025-2027 LTIP (which were converted into performance-based LTIP Units) are based on performance results as of December 31, 2025. The 2025-2027 LTIP performance-based LTIP Units are not subject to any service-based vesting conditions, but will only be earned subject to achievement of predetermined performance metrics. See page 56 for additional information regarding the 2025-2027 LTIP.
(10)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. The number and market or payout value of the performance stock units under the 2024-2026 LTIP (which were converted into performance-based LTIP Units) are based on performance results as of December 31, 2025. Payout for these awards is subject to a $150 per unit stock price cap; because the closing price of Welltower’s common stock on December 31, 2025 exceeded $150, the number of units and corresponding market value reported herein reflects the reduced amounts that would be deliverable after application of this cap. The 2024-2026 LTIP performance-based LTIP Units are not subject to any service-based vesting conditions, but will only be earned subject to achievement of predetermined performance metrics, and subject to the $150 per unit stock price cap described in the prior sentence.
(11)These are time-based stock options granted under the 2021-2023 LTIP that have vested and are exercisable.
(12)Based on a share price of $185.61, the closing price of Welltower’s common stock on December 31, 2025. On January 15, 2026, the final one-fourth of the time-based RSUs granted under the 2022-2024 LTIP (which were converted into time-based LTIP Units) vested.
(13)Based on a Black-Scholes price of $94.18. Represents performance-based Option Units granted on April 8, 2024, for which the applicable performance conditions were satisfied as of December 31, 2024. The amounts shown reflect the portion of the award that remained unvested as of December 31, 2025. 50% of the earned Option Units vested on February 1, 2025, 25% vested on December 13, 2025, and the remaining 25% will vest on December 13, 2026.
(14)Based on a Black-Scholes price of $218.55. Represents time-based options granted under the 2023-2025 LTIP on February 23, 2023 (issued in the form of Option Units). 50% of these Option Units vested and became exercisable on January 15, 2026, and the remaining 50% will vest and become exercisable on January 15, 2027.
2025 OPTION EXERCISES AND STOCK VESTED TABLE
The table below provides information regarding the dollar amounts realized pursuant to the exercise of stock options or the vesting of equity-based awards during 2025 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Shankh Mitra	—	—	227,223	33,800,324
Timothy G. McHugh	—	—	91,591	13,553,094
Nikhil Chaudhri	—	—	16,663	2,445,259
John F. Burkart	—	—	74,138	11,063,899
Matthew G. McQueen	—	—	37,259	5,500,101
(1)Reflects vesting during 2025 of performance-based LTIP Units under the 2022-2024 LTIP, and time-based LTIP Units under the 2021-2023 LTIP, the 2022-2024 LTIP, the 2023-2025 LTIP, and the 2024-2026 LTIP.
While the Time-Based LTIP Units under the 10-Year ECAP are not subject to any service-based vesting conditions, they are generally not redeemable for shares of Welltower common stock until October 2030, at the earliest and, in the event of certain terminations of employment, are subject to clawback or repurchase by Welltower. Accordingly, until they become redeemable and the clawback and repurchase conditions with respect to such Time-Based LTIP Units lapse, we do not consider them to be vested stock awards for purposes of disclosure under Item 402(g) of Regulation S-K.
(2)     The value realized as shown in this table is calculated as the number of shares of Welltower common stock vested multiplied by the closing price of a share of Welltower common stock on the date of vesting.

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Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CORPORATE CONTROL
Employment Agreements; Severance
•Welltower does not have employment agreements with Messrs. McHugh, Chaudhri, Burkart, or McQueen. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the CEO. Additionally, in connection with the adoption of the 10-Year ECAP and as a condition to each of Messrs. McHugh’s, Chaudhri’s, Burkart’s, and McQueen’s receipt of their respective 10-Year LTIP Awards, each of these NEOs waived their right to any additional compensation (other than an annual base salary) of any kind from January 1, 2026 until December 31, 2035. Accordingly, none of these NEOs is entitled to severance payments or benefits of any kind in connection with any termination of their employment with Welltower during the pendency of the 10-Year ECAP program.
•On May 19, 2021, Welltower entered into an employment agreement with Shankh Mitra, its CEO, that, among other things, provided for certain severance payments and benefits (including cash severance payments, company-paid COBRA coverage, and the accelerated vesting of equity awards) upon certain qualifying terminations of employment. On October 30, 2025, in connection with the adoption of the 10-Year ECAP and as a condition to Mr. Mitra’s receipt of his 10-Year LTIP Award, Mr. Mitra entered into an amendment to his employment agreement with Welltower, under which Mr. Mitra waived his right to all severance protections under his employment agreement until December 31, 2035.
Vesting of Long-Term Incentive Awards
With respect to each NEO’s time-based and performance based stock awards (other than the 10-Year LTIP Awards granted under the 10-Year ECAP):
•The performance awards granted to the executive under the 2023-2025 LTIP, the 2024-2026 LTIP, and the 2025-2027 LTIP (collectively, the “LTIPs”) in which he is a participant will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such case, the executive would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the date of the change in corporate control. For performance awards granted under the 2023-2025 LTIP, if the executive terminates his employment for “good reason” or his employment is terminated without “cause” or upon his death, disability, or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such case, the executive would receive a pro rata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by the executive under these programs would become vested. For performance awards granted under the 2024-2026 LTIP and the 2025-2027 LTIP, in connection with the adoption of the 10-Year ECAP, the Board waived the continued service-based vesting conditions with respect to such awards (which will continue to be subject to applicable performance and/or market conditions, and will only be earned and become vested if the applicable performance and/or market conditions are achieved, including following the executive’s termination of employment without “cause,” for “good reason,” or upon his death, disability, or retirement).
•In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under each of the LTIPs in which he is a participant will lapse and all outstanding time-based awards will fully vest if (a) either the successor company does not assume, convert, continue, or otherwise replace such other awards on proportionate and equitable terms or (b) the executive is terminated without cause within 12 months following the change in corporate control. If the executive terminates his employment for “good reason” or his employment is terminated without “cause” (in each case, not within 12 months following a change in corporate control), or upon his death, disability, or retirement, the unvested portion of the time-based awards granted to the executive will automatically terminate, be forfeited, and become null and void.

70	WELLTOWER • 2026 Proxy Statement

Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
With respect to each NEO’s 10-Year LTIP Awards granted under the 10-Year ECAP:
•Prior to becoming redeemable for shares of Welltower’s common stock as described above, the 10-Year LTIP Awards will be restricted and may not be sold or otherwise transferred by the applicable NEO, except pursuant to Welltower’s exercise of its repurchase right described below. Upon a termination of an NEO’s employment for “cause” or a breach by the NEO of any restrictive covenants in favor of Welltower, the full amount of the applicable 10-Year LTIP Award that has not become redeemable as of such time will be subject to clawback. Upon an NEO’s resignation other than for “good reason,” (a) any portion of the applicable 10-Year LTIP Award that is not then redeemable will be subject to an automatic delay of the NEO’s right to redeem the 10-Year LTIP Award for shares and restrictions with respect to future distributions thereon until (i) for Mr. Mitra, October 30, 2040 (i.e., 15 years following the grant date), and (ii) for all other NEOs, October 30, 2045 (i.e., 20 years following the grant date) (as applicable, the “Extended Hold Date”), and (b) with respect to Mr. Mitra only, if his resignation occurs prior to the end of the Performance Period, Mr. Mitra’s Time-Based LTIP Units and all associated distributions will be subject to clawback, unless the Positive TSR Condition is satisfied. In addition, upon an NEO’s resignation other than for “good reason,” Welltower will have the discretionary right, at any time until the applicable Extended Hold Date, to repurchase all or any portion of the 10-Year LTIP Award that is not then redeemable at its fair market value at the time that Welltower exercises the repurchase right, which may include discounts for lack of transferability through the applicable Extended Hold Date, lack of marketability due to the delay in redemption rights, time value of money, and minority interest.
•Upon a termination of an NEO’s employment without cause or resignation by an NEO for “good reason,” (a) with respect to Mr. Mitra only, Mr. Mitra’s 10-Year LTIP Award will become immediately redeemable for shares of Welltower’s common stock (subject to the requirement that sufficient share reserve be available under the 2022 Plan or successor shareholder-approved equity incentive plan of Welltower at such time), with the number of Performance Based LTIP Units that become Vested LTIP Units, if any, determined based on actual performance through the termination date (with market capitalization milestones proportionately reduced to reflect the period of time that Mr. Mitra was employed during the Performance Period, and subject to the requirement that the Positive TSR Condition be met at the termination date); and (b) with respect to all other NEOs, (i) the Time-Based LTIP Units will remain outstanding and become redeemable had such termination of employment not occurred, and (ii) the Performance-Based LTIP Units will (A) if the termination occurs prior to the end of the Performance Period, remain outstanding and the number of earned Performance-Based LTIP Units that become Vested LTIP Units, if any, will be determined at the end of the Performance Period based on actual performance, (B) any portion of the Performance-Based LTIP Units that become redeemable following the termination of the NEO’s employment will be subject to an automatic delay of the redemption right until the Extended Hold Date, (C) distributions in respect of the Class A Common Units of Welltower OP underlying any portion of the Performance-Based LTIP Units that become Vested LTIP Units, if any, will be paid to the NEO at the end of the Performance Period (with respect to distributions that accumulated during the Performance Period) or as such distributions are made (with respect to distributions that are made after the end of the Performance Period), and (D) Welltower will have the discretionary right, at any time until the applicable Extended Hold Date, to repurchase all or any portion of the Performance-Based LTIP Units that are subject to the delayed redemption right described in clause (B) at their fair market value at the time that Welltower exercises such right, which may include discounts for lack of transferability through the applicable Extended Hold Date, lack of marketability due to the delay in redemption rights, time value of money, and minority interest.
•Upon a termination of an NEO’s employment with the Company due to the NEO’s death or “disability,” the NEO’s 10-Year LTIP Award will become immediately redeemable for shares of Welltower’s common stock (subject to the requirement that sufficient share reserve be available under the 2022 Plan or successor shareholder-approved equity incentive plan of Welltower at such time), with the number of Performance-Based LTIP Units that become Vested LTIP Units, if any, determined based on actual performance through the termination date (with market capitalization milestones proportionately reduced to reflect the period of time that the NEO was employed during the Performance Period, and subject to the requirement that the Positive TSR Condition be met at the termination date).

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Executive Compensation Tables
Potential Payments Upon Termination or Change in Corporate Control
•Upon a change in corporate control (as defined in the 2022 Plan), all outstanding 10-Year LTIP Awards will become immediately redeemable for shares of Welltower’s common stock (subject to the requirement that sufficient share reserve be available under the 2022 Plan or successor shareholder-approved equity incentive plan of Welltower at such time), with the number of Performance-Based LTIP Units that become Vested LTIP Units, if any, based on actual performance through the date of the change in corporate control (with market capitalization milestones proportionately reduced to reflect the period of time through the date of the change in corporate control, and subject to the requirement that the Positive TSR Condition be met at such time).

The values of each NEO’s time-based and performance based stock awards (including 10-Year LTIP Awards) as of December 31, 2025 are set forth above in the 2025 Outstanding Equity Awards at Fiscal Year-End Table.
The number and market or payout value of each NEO’s 10-Year LTIP Awards shown in the 2025 Outstanding Equity Awards at Fiscal Year-End Table are based on the value of the 10-Year LTIP Awards assuming target performance as of December 31, 2025, and based on the closing price of a share of Welltower common stock as of December 31, 2025. As described above, in certain termination scenarios the 10-Year LTIP Awards may be clawed back, may remain outstanding without the opportunity for redemption until an Extended Hold Date, and/or may be repurchased by Welltower for a repurchase price that includes discounts for lack of transferability, lack of marketability, time value of money, and minority interest. While the number and market or payout values shown in the 2025 Outstanding Equity Awards at Fiscal Year-End Table do not take into account any such potential fluctuations in value, we consider the values to be a reasonable estimate applicable to the payments and benefits associated with the 10-Year LTIP Awards in connection with the termination scenarios described above.

Restrictive Covenants
The executive’s rights to receive payments or benefits under each of the LTIPs in which he is a participant are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. The executive is also subject to confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants under these programs.
RISK MANAGEMENT AND COMPENSATION
As described above in “Compensation Discussion and Analysis,” Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation rather than to maximize short-term shareholder value. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, our compensation policies and practices do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.
•Balanced performance measurements. The performance measures used in the annual and long-term incentive programs, including the 10-Year ECAP, were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business.
•Incentive payments are capped. Incentive programs do not have unlimited upside potential, including a meaningful $350 per share cap on Performance-Based LTIP Units under the 10-Year ECAP.
•Long-term incentive grants. Awards under the 10-Year ECAP, PSUs, restricted shares, and RSUs, which are well-aligned with the interests of shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program and, starting in January 1, 2026, make up 100% of the total value of our NEOs’ compensation program (other than $110,000 annual base salary).
•Clawback policies. Our executives are subject to clawback policies, which require or allow us to recover incentive compensation received by or awarded to executives in the event of certain events, including financial restatements and acts of misconduct by our executives.

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Executive Compensation Tables
Risk Management and Compensation
•Equity ownership requirements. The executive officers are subject to equity ownership guidelines based on a multiple of annual base salary, which aligns the interests of management with the interests of long-term shareholders.
To confirm the effectiveness of its approach to compensation, from time-to-time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans. Our most recent review indicated that Welltower’s compensation plans are responsible and do not encourage undue risk-taking.

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Security Ownership of Directors, Management, and Certain Beneficial Owners
BENEFICIAL OWNERSHIP
The following table sets forth information, as of February 27, 2026, unless otherwise indicated, regarding the beneficial ownership of shares of Welltower’s common stock by: (a) each person known to Welltower to beneficially own more than 5% of the outstanding shares of Welltower’s common stock; (b) each of Welltower’s current directors and director nominees; (c) each of Welltower’s NEOs; and (d) all of Welltower’s current directors, director nominees, and executive officers as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account, or similar arrangement, or (d) the automatic termination of a trust, discretionary account, or similar arrangement. Unless otherwise indicated, all persons named as beneficial owners of Welltower’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. To our knowledge, unless otherwise indicated, no shares beneficially owned by any director or executive officer have been pledged as security.

74	WELLTOWER • 2026 Proxy Statement

Security Ownership of Directors, Management, and Certain Beneficial Owners
Beneficial Ownership

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	82,347,104	(2)	12%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	61,659,473	(3)	9%
Capital International Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	37,318,686	(4)	5%
State Street Corporation 1 Congress Street, Suite 1 Boston, MA 02114	35,772,839	(5)	5%
Kenneth J. Bacon	17,897	(6)	*
John F. Burkart	342,989	(7)	*
Nikhil Chaudhri	170,362	(8)	*
Karen B. DeSalvo	11,313		*
Andrew Gundlach	33,755	(9)	*
Dennis G. Lopez	16,674		*
Timothy G. McHugh	506,743	(10)	*
Matthew G. McQueen	190,742	(11)	*
Shankh Mitra	1,219,550	(12)	*
Ade J. Patton	9,675	(13)	*
Sergio D. Rivera	25,555		*
Johnese M. Spisso	15,001		*
Kathryn M. Sullivan	17,680	(14)	*
All current directors and executive officers as a group (13 people)	2,577,936	(15)	*
*Indicates less than 1%.
(1)Does not include unvested restricted stock units, deferred stock units, or stock options granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of February 27, 2026. Additionally, does not include restricted units of, or options to purchase, OP Units granted to the executive officers or directors that are not scheduled to vest and become eligible for conversion, on a one-for-one basis, into shares of Welltower’s common stock within 60 days of February 27, 2026.
(2)Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on July 29, 2025. Vanguard reported that, as of June 30, 2025, it had shared voting power over 1,185,096 shares, sole dispositive power over 82,347,104 shares, and shared dispositive power over 3,438,555 shares. Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Welltower securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis).
(3)Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. for itself and certain of its subsidiaries (“BlackRock”) on April 24, 2025. BlackRock reported that, as of March 31, 2025, it had sole voting power over 56,917,490 shares and sole dispositive power over 61,659,473 shares.
(4)Based solely on information contained in a Schedule 13G filed by Capital International Investors for itself and certain of its subsidiaries (“CII”) on November 14, 2024. CII reported that, as of September 30, 2024, it had sole voting power over 36,981,420 shares and sole dispositive power over 37,318,686 shares.
(5)Based solely on information contained in a Schedule 13G/A filed by State Street Corporation for itself and on behalf of certain of its subsidiaries (“State Street”) on January 30, 2024. State Street reported that, as of December 31, 2023, it had shared voting power over 20,878,151 shares and shared dispositive power over 35,630,823 shares.
(6)Mr. Bacon’s total shares beneficially owned are inclusive of 6,218 OP Units.
(7)Mr. Burkart’s total shares beneficially owned are inclusive of 278,376 vested OP Units, and vested option units convertible into 62,969 net OP Units.
(8)Mr. Chaudhri’s total shares beneficially owned are inclusive of 127,072 vested OP Units, vested option units convertible into 37,291 net OP Units, and 5,550 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.
(9)Mr. Gundlach’s total shares beneficially owned are inclusive of 3,755 OP Units, 10,000 shares beneficially owned indirectly as Chairman and Chief Executive Officer of Bleichroeder LP, which serves as registered investment adviser to, and is a beneficiary of, the Ellen-Maria Gorrissen Trust I U/A dated June 3, 1993 and 20,000 shares beneficially owned indirectly as Chairman and Chief Executive Officer of Bleichroeder LP, which serves as registered investment adviser to the Ellen-Maria Gorrissen Trust II U/A dated June 3, 1993.
(10)Mr. McHugh’s total shares beneficially owned are inclusive of 384,733 vested OP Units, vested option units convertible into 93,516 net OP Units, 5,071 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 26 shares owned by his child.
(11)Mr. McQueen’s total shares beneficially owned are inclusive of 138,079 vested OP Units, vested option units convertible into 22,832 net OP Units, and 2,561 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.
(12)Mr. Mitra’s total shares beneficially owned are inclusive of 878,967 vested OP Units, vested option units convertible into 237,247 net OP Units, 25,616 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 62 shares owned by his children.

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Security Ownership of Directors, Management, and Certain Beneficial Owners
Beneficial Ownership
(13)Mr. Patton’s total shares beneficially owned are inclusive of 1,434 OP Units.
(14)Ms. Sullivan’s total shares beneficially are inclusive of 11,082 OP Units.
(15)Total beneficial ownership represents 0.368% of the outstanding shares of common stock of Welltower as of February 27, 2026. As of February 27, 2026, Welltower had outstanding 700,616,268 shares of common stock.

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Security Ownership of Directors, Management, and Certain Beneficial Owners
Review, Approval or Ratification of Transactions with Related Persons
REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (1) Welltower or any of its subsidiaries is a participant and (2) any related person has or will have a direct or indirect interest.
The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve those transactions in advance. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate Governance Committee, as applicable, considers, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:
•Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement if the executive officer was a named executive officer, and the Compensation Committee approved (or recommended that the Board approve) such compensation;
•Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement;
•Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;
•Any charitable contribution, grant, or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;
•Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro rata basis (e.g., dividends);
•Any transaction with a passive institutional shareholder that is in the ordinary course of both Welltower’s and such other company’s business and any transaction with another publicly traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock being a passive institutional shareholder of the other publicly traded company;
•Any transaction with a related person where the aggregate amounts involved (including any periodic payments or installments due on or after the beginning of Welltower’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon) do not exceed $100,000, provided, that such transaction is entered into in the ordinary course of Welltower’s business on terms comparable to those that Welltower has entered into with parties who are not related persons; and
•Any transaction with a related person in which the amount involved or the amount of the related person’s interest does not exceed $50,000.

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Security Ownership of Directors, Management, and Certain Beneficial Owners
Review, Approval, or Ratification of Transactions with Related Persons
In 2025, Welltower OP, an affiliate of the Company, established Seniors Housing Fund I LP, a Delaware limited partnership advised by an affiliate of WELL OP (the “SH Fund”), to invest primarily in a range of predominantly private pay, seniors housing real estate-related assets and portfolios in the United States, with total equity commitments of approximately $2.5 billion. Welltower OP established one or more employee investment vehicles, including SHFIE Feeder A LLC (“SHFIE Feeder A”), to provide certain qualified employees of the Company and its affiliates, as well as certain other persons (including members of the Board), with an opportunity to participate indirectly in the SH Fund.
The Company’s participating executive officers and their respective commitments are as follows: Shankh Mitra, Chief Executive Officer ($9,485,000), Timothy G. McHugh, Co-President and Chief Financial Officer ($2,000,000), Nikhil Chaudhri, Co-President and Chief Investment Officer ($2,000,000), John F. Burkart, Vice Chairman and Chief Operating Officer ($1,350,000), and Matthew G. McQueen, Chief Legal Officer and General Counsel ($1,350,000). The Company’s participating Board members and their respective commitments are as follows: Ade J. Patton ($500,000) and Andrew Gundlach ($500,000). Members of SHFIE Feeder A bear standard carried interest at the aggregator level. Members of SHFIE Feeder A also directly or indirectly bear certain expenses of the employee investment vehicles and the aggregator, including their pro rata share of: (a) organizational and administrative expenses of SHFIE Feeder A and the aggregator; (b) an annual administrative fee for each of SHFIE Feeder A and the aggregator; and (c) certain expenses of the SH Fund.

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General Information
2026 Annual Meeting of Shareholders of Welltower Inc.
Thursday, May 21, 2026
9:30 A.M. Central Time
www.virtualshareholdermeeting.com/WELL2026
Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?
Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.
Why did I receive a Notice of Internet Availability of Proxy Materials?
Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice. By making these proxy materials available to shareholders primarily via the Internet, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is April 10, 2026.
Why am I receiving these materials?
The Board of Directors of Welltower has made these materials available to you or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders.
What is included in these materials?
These materials include this Proxy Statement for the Annual Meeting and Welltower’s Annual Report for the year ended December 31, 2025. If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2025, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by sending a request in writing to Welltower’s Chief Legal Officer and General Counsel at the address shown above.
What proposals will be voted on at the Annual Meeting, what is the vote required to approve each of the proposals, and how does the Board recommend I vote?
The following proposals will be voted on at the Annual Meeting:

Proposal		Required Approval	Board’s Recommendation
1	Election of nine director nominees	Majority of votes cast	FOR each nominee
2	Ratification of the selection of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2026	Majority of shares present and entitled to vote	FOR
3	Approval, on an advisory basis, of the compensation of the named executive officers	Majority of shares present and entitled to vote	FOR
Who may vote at the Annual Meeting?
Shareholders of record at the close of business on March 26, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of March 26, 2026, Welltower had outstanding 704,530,489 shares of common stock. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

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General Information
Shareholder of Record. If your shares are registered directly in your name with Welltower’s transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by Welltower.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”
If I am a shareholder of record, how do I vote?
Before the Annual Meeting, you may vote:
Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.
By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.
By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating, and returning your proxy card in the envelope provided.
During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/WELL2026. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
If I am a beneficial owner in street name, how do I vote?
Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.
How can I participate in and vote during the virtual Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 26, 2026 or hold a valid proxy for the meeting. If you are a registered holder, you can attend and participate in the virtual Annual Meeting, including to vote and ask questions, by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/WELL2026. You will need the 16-digit control number found on your Notice, proxy card, or voting instruction form. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Time on May 20, 2026 and enter your 16-digit control number. If you are a beneficial holder (meaning you hold your shares in “street name” through a bank, broker, or other intermediary) and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting, vote your shares electronically, and submit questions using the 16-digit control number indicated on that instruction form or Notice. The meeting webcast will begin promptly at 9:30 A.M. Central Time. Online check-in will begin approximately 30 minutes before then. We encourage you to allow ample time for check-in procedures. We have provided a toll-free technical support “help line” for any shareholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Annual Meeting login page.
Shareholders may submit questions before the Annual Meeting at www.proxyvote.com and during the Annual Meeting through the meeting website. We plan to answer as many questions as possible during the time permitted. If a question is not answered due to time constraints, Welltower encourages shareholders to contact Investor Relations at (419) 247-2800. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to one question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized, and answered together. Shareholder questions that are not

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General Information

pertinent to Welltower’s business or to Annual Meeting matters, or that contain derogatory references to individuals, further the shareholder’s personal or business interests, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. In addition, please note that unauthorized recording of the meeting is prohibited. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.
We will also post a recording of the meeting on our investor relations website, which will be available for replay following the meeting for 365 days.
Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Chief Legal Officer and General Counsel; (2) submitting a duly executed proxy bearing a later date; or (3) attending and voting online at the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not in and of itself revoke a proxy. A written revocation will not be effective until it has been received by the Chief Legal Officer and General Counsel.
Is my vote kept confidential?
Proxies, ballots, and voting tabulations identifying shareholders are kept confidential and will not be disclosed except (1) as may be necessary to meet legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to management.
What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
This solicitation is made on behalf of the Board of Directors of Welltower. Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired Sodali & Co. to solicit proxies for a fee not to exceed $13,500, plus expenses and other customary charges.
How will votes be tabulated at the Annual Meeting?
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Matthew McQueen, Chief Legal Officer and General Counsel, and Timothy McHugh, Co-President and Chief Financial Officer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.
How are abstentions and broker non-votes treated?
Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the director nominees (Proposal 1), you may vote “for,” “against,” or “abstain” with respect to each of the nominees. Abstentions and broker non-votes (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. You may vote “for,” “against,” or “abstain” with respect to the ratification of the selection of EY as Welltower’s independent registered public accounting firm for the year

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General Information
ending December 31, 2026 (Proposal 2), and approval, on an advisory basis, of the compensation of the named executive officers (Proposal 3). If you elect to abstain on Proposals 2 and 3, the abstention will have the same effect as an “against” vote.
Brokers or other nominees holding shares must vote according to the instructions they receive from the beneficial owners of those shares. If the broker or other nominee does not receive specific instructions, the broker or other nominee has discretionary voting power on proposals that are considered “routine,” but not on proposals that are considered “non-routine.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Whether a proposal is considered “routine” or “non-routine” is subject to NYSE rules and final determination by the NYSE. A “broker non-vote” occurs when a broker or other nominee does not vote on a “non-routine” proposal due to the lack of discretionary voting authority. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. Even with respect to routine matters, some brokerage firms are choosing not to exercise discretionary voting authority so we urge you to please return your proxy card so your vote can be counted for all matters.
What happens if I do not indicate how to vote my proxy?
If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees (Proposal 1), “FOR” the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2026 (Proposal 2), and “FOR” approval, on an advisory basis, of the compensation of the named executive officers (Proposal 3).
Will my shares be voted if I do not provide my proxy?
If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.
Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If a brokerage firm does not receive specific instructions, it may in some cases vote the shares in its discretion but is not permitted to vote on certain proposals and may elect to not vote on any of the proposals unless you provide voting instructions.
Voting your shares will help to ensure that your interests are represented at the meeting. If you do not provide voting instructions and your brokerage firm elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the brokerage firm does not vote. In the case of broker non-votes, your shares will still be counted for purposes of determining if a quorum is present, but they will not be considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.
Are shareholders entitled to exercise appraisal rights in connection with any matter identified in this Proxy Statement to be acted upon at the Annual Meeting?
Shareholders will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this Proxy Statement to be acted upon at the Annual Meeting.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.
Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future, and shareholders who are receiving multiple copies of

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these materials now and wish to receive just one set of materials in the future, should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by contacting Welltower’s Chief Legal Officer and General Counsel at the address or phone number shown above. These materials are also available on the Internet at https://welltower.com/investors/annual-meeting/.
Where do I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which Welltower will file with the SEC within four business days following the Annual Meeting.
NOMINATION DEADLINE
What is the deadline to submit shareholder proposals or nominate a director for the 2027 Annual Meeting of Shareholders?
Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2027 Annual Meeting of Shareholders must be submitted to the Chief Legal Officer and General Counsel in writing no later than December 11, 2026. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at the 2027 Annual Meeting of Shareholders other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice (which includes information required under Rule 14a-19) to the Chief Legal Officer and General Counsel between January 21, 2027 and February 20, 2027. If a shareholder does not meet this deadline, the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and the individuals named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.
Welltower’s By-Laws permit a shareholder or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years, to nominate and include in Welltower’s proxy materials director nominees up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy access By-Law provisions for consideration at the 2027 Annual Meeting of Shareholders must be delivered to the Chief Legal Officer and General Counsel between November 11, 2026 and December 11, 2026.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of Welltower. For further information concerning Welltower’s pay for performance philosophy and how Welltower aligns executive compensation with its performance, refer to “Compensation Discussion and Analysis.” Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEOs and other NEOs for each of the fiscal years ending December 31, 2021, 2022, 2023, 2024, and 2025.

WELLTOWER • 2026 Proxy Statement	83

General Information
Pay Versus Performance

					Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO ($) (1,2)	Compensation Actually Paid to PEO ($) (1,2)	Average Summary Compensation Table Total for Non-PEO NEO ($) (1)	Average Compensation Actually Paid to Non-PEO NEO ($) (1)	Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(4)	Net Income Attributable to Common Stockholders (In thousands) ($) (5)	Normalized FFO per Diluted Share ($) (6)
2025	821,090,355	999,622,730	136,616,146	177,901,601	328.20	137.83	936,845	5.29
2024	20,200,824	106,628,885	5,767,430	30,904,176	219.00	133.97	951,680	4.32
2023	17,250,363	40,809,501	5,038,923	10,743,501	153.10	123.21	340,094	3.64
2022	14,317,407	5,970,149	4,121,683	2,497,577	108.00	108.34	141,214	3.35
2021	12,787,358	22,858,790	3,096,543	4,768,476	137.00	143.30	336,138	3.21
(1)Amounts represent compensation actually paid to our PEO(s) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined in accordance with SEC rules, which includes the individuals listed in the table below for each fiscal year.

Year	PEO	Non-PEO NEOS
2024-2025	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Nikhil Chaudhri
2021-2023	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Ayesha Menon
The dollar amounts reported as “compensation actually paid” are computed in accordance with the requirements of Item 402(v) of Regulation S-K and reflect “Total Compensation” as set forth in the Summary Compensation Table (“SCT”) for each year (including amounts restated as described in footnote 5 to the SCT), adjusted as shown below (with equity values calculated in accordance with FASB ASC Topic 718):

Shankh Mitra, CEO	2025	2024	2023	2022	2021
SCT Total	$821,090,355	$20,200,824	$17,250,363	$14,317,407	$12,787,358
Less: Fair Value of Awards Reported in the SCT	(813,178,818)	(13,532,489)	(11,653,191)	(10,454,249)	(7,500,075)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End	934,709,668	30,189,488	19,380,298	7,822,060	14,018,154
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	22,299,372	59,995,952	11,237,147	(5,103,585)	2,964,149
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	34,702,153	9,775,110	4,594,884	(611,484)	589,204
Total Compensation Actually Paid	$999,622,730	$106,628,885	$40,809,501	$5,970,149	$22,858,790

Average of Other NEOs	2025	2024	2023	2022	2021
SCT Total	$136,616,146	$5,767,430	$5,038,923	$4,121,683	$3,096,543
Less: Fair Value of Awards Reported in the SCT	(133,545,808)	(3,239,296)	(3,047,939)	(2,634,005)	(1,475,967)
Plus: Fair Value of Awards Granted in Year and Outstanding and Unvested at Year-End	158,211,870	8,149,325	5,046,550	2,018,683	2,563,124
Plus: Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	5,811,682	17,904,140	2,819,526	(930,824)	427,784
Plus: Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	10,807,711	2,322,577	886,441	(77,960)	156,992
Total Average Compensation Actually Paid	$177,901,601	$30,904,176	$10,743,501	$2,497,577	$4,768,476
(2)Shankh Mitra has been our CEO since October 5, 2020.
(3)TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between Welltower’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) Welltower’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.
(4)Peer group TSR is based on the FTSE NAREIT Equity Health Care Index to which we compare our performance in our Form 10-K Stockholder Return Performance Presentation in Item 5.
(5)The dollar amounts reported represent the amount of net income (or loss) attributable to common stockholders reflected in Welltower’s audited financial statements for the applicable year.
(6)See Appendix A for definitions and reconciliations of non-GAAP measures.
As described in more detail in the section “Compensation Discussion and Analysis,” Welltower utilizes several performance measures to align executive compensation with company performance. Not all of those measures are presented in the Pay versus Performance table. Moreover, Welltower generally seeks to incentivize long-term performance, and therefore does not specifically align Welltower’s performance measures with

84	WELLTOWER • 2026 Proxy Statement

General Information
Pay Versus Performance
compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, Welltower is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
The NEOs’ pay, particularly the PEO’s, closely tracks with our TSR since, in any year, generally more than 70 percent of the NEOs’ compensation is comprised of equity awards. The chart below shows Mr. Mitra’s and the average of our other NEOs’ pay compared to our annual TSR performance and the Peer Group’s TSR performance (in thousands, except TSR data):
The average of our other NEOs’ pay does not track as closely to our net income attributable to common stockholders and normalized FFO per diluted share. While we use both of these measures for operating our business from year to year, our long-term shareholder value is strongly impacted by external factors that at times cause shareholder value and short-term financial performance not to correlate strongly with one another.
The chart below shows Mr. Mitra’s and the average of our other NEOs’ average pay compared to our net income attributable to common stockholders (in thousands):

WELLTOWER • 2026 Proxy Statement	85

General Information
Pay Versus Performance
The chart below shows Mr. Mitra’s and the average of our other NEOs’ pay compared to our normalized FFO per diluted share performance (in thousands, except per share data):
The following table lists the most important financial performance measures used to link compensation actually paid to our NEOs to company performance.

Important Financial Performance Measures
Relative Total Shareholder Return
Normalized FFO per Diluted Share
Adjusted Fixed Charge Coverage
(Net Debt + Preferred) / Annualized Adjusted EBITDA
When considering pay decisions and payouts, we use Normalized FFO per diluted share and Adjusted Fixed Charge Coverage in our annual incentives to ensure we are operating and growing our business in a manner that is keeping a solid foundation for the future of Welltower.
For our performance-based long-term incentives, in addition to relative TSR, we measure (Net Debt + Preferred) / Annualized Adjusted EBITDA as a financial measure.
For additional insight regarding why we chose these measures, refer to the information starting on page 50 for an in-depth discussion of our annual incentive measures and pages 49-60 for discussion on our long-term incentive measures.

86	WELLTOWER • 2026 Proxy Statement

General Information
Pay Ratio
PAY RATIO
In this section, we are providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of our CEO, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the CEO, we took the following steps:
•We considered all employees employed as of December 31, 2025. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, and Canada.
•To identify the median employee from Welltower’s employee population, we generated a list of all employees and calculated the amount of base salary determined as of December 31, 2025, wages, overtime, and cash bonus amounts earned for performance in fiscal 2025 and the aggregate grant date fair value of equity awards granted in fiscal 2025. We used a GBP/USD rate of 1.3445 for employees in the United Kingdom and a CAD/USD rate of 0.7292 for employees in Canada, each of which reflected the applicable exchange rate on December 31, 2025.
•Once we identified the median employee, we calculated all elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $124,995.
•With respect to the annual total compensation for the CEO, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2025, $821,090,355.
Based on this information, for 2025 the ratio of the annual total compensation of Mr. Mitra to the annual total compensation of Welltower’s median employee was 6,569 to 1.
EQUITY AWARD GRANT PRACTICES
As noted above, the NEOs received long-term equity incentive awards under the 2025-2027 LTIP in the form of performance stock units (“PSUs”) as well as awards under the 10-Year ECAP. The Compensation Committee, in consultation with its independent consultant, generally approves the target LTIP opportunities for the NEOs in January or February of the first year of the three-year performance cycle, and generally approves equity awards for all individuals in January or February of each year. With respect to any time-based units issued under the LTIP, those are generally granted and become exercisable over four years beginning on January 15 of the calendar year of grant. In certain circumstances, including the hiring, promotion, or retention of an individual, the Compensation Committee may approve grants to be effective at other times. In connection with the adoption of the 10-Year ECAP, the Compensation Committee and the Board met extensively over the course of 2025, and approved the overall 10-Year ECAP program, as well as the individual NEO awards, in October 2025. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, including the awards granted under the 10-Year ECAP, and did not time the disclosure of material nonpublic information in 2025 for the purpose of affecting the value of executive compensation.

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General Information
Equity Compensation Plan Information
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2025, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	16,358,237	(1)	$81.75	(2)	4,043,795	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	16,358,237		$81.75		4,043,795	(3)
(1)This number reflects the options, RSUs, PSUs, deferred stock units, and "other stock unit" awards granted under the 2022 Plan that remain outstanding as of December 31, 2025. See the footnotes to the “2025 Outstanding Equity Awards at Fiscal Year-End Table” and “2025 Director Compensation Table” for additional information regarding the options, RSUs, PSUs, and deferred stock units. The number of each respective type of award granted under the 2022 Long-Term Incentive Plan is as follows: 258,896 options, 65,515 RSUs, 307,874 PSUs, 46,042 deferred stock units, and 15,679,910 “other stock unit” awards awarded to provide shares of Welltower upon conversion of Welltower OP LLC membership units.
(2)This price does not include RSUs, PSUs, or deferred stock units granted under the 2022 Plan.
(3)This number reflects the sum of (a) 3,318,678 shares of common stock remaining available for future issuance under the 2022 Plan and (b) 725,117 shares of common stock remaining available for future issuance under the Employee Stock Purchase Plan.
OTHER MATTERS
Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the individuals named in the proxy will vote in accordance with their judgment on such matters.
BY ORDER OF THE BOARD OF DIRECTORS
Matthew G. McQueen
Chief Legal Officer and General Counsel

88	WELLTOWER • 2026 Proxy Statement

Appendix A - Non-GAAP Measures
Appendix A—Non-GAAP Financial Measures
We believe that revenues, net income and net income attributable to common stockholders (“NICS”), as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), are the most appropriate earnings measurements. However, we consider net operating income (“NOI”), In-Place NOI (“IPNOI”), same store NOI (“SSNOI”), funds from operations attributable to common stockholders (“FFO”), normalized FFO, EBITDA, Adjusted EBITDA, and normalized general and administrative expenses to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. IPNOI represents cash NOI excluding interest income, other income and non-IPNOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions and dispositions. Properties classified as held for sale and leased properties are excluded from IPNOI. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts

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(“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means NICS, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO adjusted for certain items detailed in the reconciliations and described in our earnings press releases for the relevant periods. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare our operating performance between periods or to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management’s opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. We primarily use these measures to determine our interest coverage ratio, which represents EBITDA and Adjusted EBITDA divided by total interest, and our fixed charge coverage ratio, which represents EBITDA and Adjusted EBITDA divided by fixed charges. Fixed charges include total interest and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA, book capitalization, undepreciated book capitalization and our consolidated enterprise value. Book capitalization represents the sum of net debt (defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash), total equity and redeemable noncontrolling interests. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Consolidated enterprise value represents book capitalization adjusted for the fair market value of our common stock. Our leverage ratios are defined as the proportion of net debt to total capitalization.
We define normalized general and administrative expenses as total consolidated general and administrative expenses, adjusted for special incentive compensation plan expenses. These primarily relate to expenses recognized on the 10-Year Executive Continuity and Alignment Program for named executive officers and key employees, the 2021 Special Performance Option Awards and the 2022-2025 Outperformance Program.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these metrics are utilized by the Board of Directors to evaluate the Company’s performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other REITs or other companies. Multi-period amounts may not equal the sum of the individual quarterly amounts due to rounding.

90	WELLTOWER • 2026 Proxy Statement

Appendix A—Non-GAAP Financial Measures

FFO Reconciliation

(in thousands, except per share information)	Year Ended December 31,
	2021	2022	2023	2024	2025
Net income (loss) attributable to common stockholders	$336,138	$141,214	$340,094	$951,680	$936,845
Depreciation and amortization	1,037,566	1,310,368	1,401,101	1,632,093	2,084,868
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(184,268)	1,459	(31,801)	(358,818)	(1,327,760)
Noncontrolling interests(1)	(54,190)	(56,529)	(46,393)	(30,812)	(13,144)
Unconsolidated entities(2)	85,476	81,560	100,226	129,290	137,143
NAREIT FFO attributable to common stockholders	1,220,722	1,478,072	1,763,227	2,323,433	1,817,952
Normalizing items:
Loss (gain) on derivatives and financial instruments, net	(7,333)	8,334	(2,120)	(27,887)	22,407
Loss (gain) on extinguishment of debt, net	49,874	680	7	2,130	9,245
Provision for loan losses, net	7,270	10,320	9,809	10,125	(9,416)
Income tax benefits	(6,298)	(6,784)	(6,977)	(5,140)	(8,369)
Other impairment	49,241	(620)	16,642	139,652	604
Other expenses	41,739	101,670	108,341	117,459	201,201
Lease termination and leasehold interest adjustment	760	(64,854)	(65,485)	—	—
Special incentive plan compensation	—	—	—	33,414	1,497,396
Casualty losses, net of recoveries	5,786	10,391	10,107	12,261	11,367
Foreign currency loss (gain)	—	2,787	(1,629)	556	2,088
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,777	18,274	53,622	20,754	47,191
Normalized FFO attributable to common stockholders	$1,368,538	$1,558,270	$1,885,544	$2,626,757	$3,591,666
Average diluted common shares outstanding	426,841	465,158	518,701	608,750	679,521
Per diluted share data attributable to common stockholders:
Net income (loss)(3)	$0.78	$0.30	$0.66	$1.57	$1.39
NAREIT FFO	$2.86	$3.18	$3.40	$3.82	$2.68
Normalized FFO	$3.21	$3.35	$3.64	$4.32	$5.29

Year over year growth					22%
(1)Represents noncontrolling interests’ share of net FFO adjustments.
(2)Represents Welltower’s share of net FFO adjustments from unconsolidated entities.
(3)Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

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Appendix A—Non-GAAP Financial Measures

Leverage and EBITDA Reconciliations

(dollars in thousands)	Three Months Ended December 31,
	2024	2025
Net income (loss)	$123,753	$117,767
Interest expense	154,469	203,784
Income tax expense (benefit)	114	(4,985)
Depreciation and amortization	480,406	594,151
EBITDA	758,742	910,717
Loss (income) from unconsolidated entities	(6,429)	(4,442)
Stock-based compensation	13,358	1,507,748
Loss (gain) on extinguishment of debt, net	—	3,089
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(8,195)	(1,378,391)
Impairment of assets	23,647	45,924
Provision for loan losses, net	(245)	(7,384)
Loss (gain) on derivatives and financial instruments, net	(9,102)	(5,656)
Other expenses	34,405	125,844
Casualty losses, net of recoveries	4,926	3,115
Other impairment(1)	41,978	—
Total adjustments	94,343	289,847
Adjusted EBITDA	$853,085	$1,200,564

Interest Coverage Ratios:
Interest expense	$154,469	$203,784
Capitalized interest	14,160	7,476
Non-cash interest expense	(15,143)	(14,546)
Total interest	$153,486	$196,714
EBITDA	$758,742	$910,717
Interest coverage ratio	4.94x	4.63x
Adjusted EBITDA	$853,085	$1,200,564
Adjusted Interest coverage ratio	5.56x	6.10x

Fixed Charge Coverage Ratios:
Total interest	$153,486	$196,714
Secured debt principal amortization	14,918	16,698
Total fixed charges	$168,404	$213,412
EBITDA	$758,742	$910,717
Fixed charge coverage ratio	4.51x	4.27x
Adjusted EBITDA	$853,085	$1,200,564
Adjusted Fixed charge coverage ratio	5.07x	5.63x

Net Debt to EBITDA Ratios:
Total debt(2)	$15,608,294	$19,737,446
Less: cash and cash equivalents and restricted cash	(3,711,457)	(5,209,539)
Net debt	$11,896,837	$14,527,907
EBITDA Annualized	$3,034,968	$3,642,868
Net debt to EBITDA ratio	3.92x	3.99x
Adjusted EBITDA Annualized	$3,412,340	$4,802,256
Net debt to Adjusted EBITDA ratio	3.5x	3.0x

Reduction in Net Debt to Adjusted EBITDA		0.5x
(1)    Represents the write-off of straight-line rent receivable and unamortized lease incentive balances related to leases placed on cash recognition
(2)     Includes unamortized premiums/discounts, other fair value adjustments, financing lease liabilities and failed sale-leaseback financing obligations. Excludes operating lease liabilities related to ASC 842 of $1,642,849,000 and $1,150,062,000 for the three months ended December 31, 2025 and 2024, respectively.

92	WELLTOWER • 2026 Proxy Statement

Appendix A—Non-GAAP Financial Measures
Leverage and EBITDA Reconciliations (continued)

(in thousands)	Twelve Months Ended December 31,
	2024	2025
Net income (loss)	$972,857	$961,837
Interest expense	574,261	651,955
Income tax expense (benefit)	2,700	(7,116)
Depreciation and amortization	1,632,093	2,084,868
EBITDA	3,181,911	3,691,544
Loss (income) from unconsolidated entities	496	14,297
Stock-based compensation	74,482	1,555,858
Loss (gain) on extinguishment of debt, net	2,130	9,245
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(451,611)	(1,449,043)
Impairment of assets	92,793	121,283
Provision for loan losses, net	10,125	(9,416)
Loss (gain) on derivatives and financial instruments, net	(27,887)	22,407
Other expenses	117,459	201,201
Casualty losses, net of recoveries	12,261	11,367
Other impairment(1)	139,652	604
Total adjustments	(30,100)	477,803
Adjusted EBITDA	$3,151,811	$4,169,347

Year over year growth		32%
(1)    Represents the write-off of straight-line rent receivable and unamortized lease incentive balances for leases placed on cash recognition.

WELLTOWER • 2026 Proxy Statement	93

Appendix A—Non-GAAP Financial Measures
SSNOI Reconciliations

(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2024	2025	2024	2025	2024	2025	2024	2025
Net income (loss)	$131,634	$257,266	$260,670	$304,618	$456,800	$282,186	$123,753	$117,767
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(4,707)	(51,777)	(166,443)	(14,850)	(272,266)	(4,025)	(8,195)	(1,378,391)
Loss (income) from unconsolidated entities	7,783	(1,263)	(4,896)	7,392	4,038	12,610	(6,429)	(4,442)
Income tax expense (benefit)	6,191	(5,519)	1,101	1,053	(4,706)	2,335	114	(4,985)
Other expenses	14,131	14,060	48,684	16,598	20,239	44,699	34,405	125,844
Impairment of assets	43,331	52,402	2,394	19,876	23,421	3,081	23,647	45,924
Provision for loan losses, net	1,014	(2,007)	5,163	(1,113)	4,193	1,088	(245)	(7,384)
Loss (gain) on extinguishment of debt, net	6	6,156	1,705	—	419	—	—	3,089
Loss (gain) on derivatives and financial instruments, net	(3,054)	(3,210)	(5,825)	(409)	(9,906)	31,682	(9,102)	(5,656)
General and administrative expenses	53,318	63,758	55,565	64,175	77,901	63,124	48,707	1,557,378
Depreciation and amortization	365,863	485,869	382,045	495,036	403,779	509,812	480,406	594,151
Interest expense	147,318	144,962	133,424	141,157	139,050	162,052	154,469	203,784
Consolidated NOI	762,828	960,697	713,587	1,033,533	842,962	1,108,644	841,530	1,247,079
NOI attributable to unconsolidated investments(1)	32,090	28,316	32,720	26,069	32,043	29,337	31,158	26,430
NOI attributable to noncontrolling interests(2)	(22,796)	(14,284)	(17,296)	(13,531)	(17,332)	(12,280)	(15,328)	(11,163)
Pro rata NOI	772,122	974,729	729,011	1,046,071	857,673	1,125,701	857,360	1,262,346
Non-cash NOI attributable to same store properties	(26,591)	(26,577)	(28,306)	(25,861)	(27,827)	(23,970)	(25,462)	(22,971)
NOI attributable to non-same store properties	(173,582)	(296,247)	(115,200)	(345,450)	(305,547)	(493,813)	(275,531)	(590,634)
Currency and ownership(3)	4,100	(1,073)	1,497	(6,174)	1,377	(6,831)	1,077	(6,519)
Other adjustments, net(4)	317	(329)	2,799	2,857	1,738	2,765	1,995	1,119
SSNOI	$576,366	$650,503	$589,801	$671,443	$527,414	$603,852	$559,439	$643,341

Seniors Housing Operating	$299,268	$364,299	$310,413	$383,008	$350,200	$421,242	$389,654	$469,183
Seniors Housing Triple-net	68,243	71,721	69,416	72,961	69,777	71,925	73,252	75,170
Outpatient Medical	129,647	133,083	130,770	134,161	26,019	27,072	23,223	23,778
Long-Term/Post-Acute Care	79,208	81,400	79,202	81,313	81,418	83,613	73,310	75,210
Total SSNOI	$576,366	$650,503	$589,801	$671,443	$527,414	$603,852	$559,439	$643,341

									Average
Seniors Housing Operating		21.7%		23.4%		20.3%		20.4%	21.5%
Seniors Housing Triple-net		5.1%		5.1%		3.1%		2.6%	4.0%
Outpatient Medical		2.7%		2.6%		4.0%		2.4%	2.9%
Long-Term/Post-Acute Care		2.8%		2.7%		2.7%		2.6%	2.7%
Total SSNOI Growth		12.9%		13.8%		14.5%		15.0%	14.1%
(1)Represents Welltower’s interests in joint ventures where Welltower is the minority partner.
(2)Represents minority partners’ interests in joint ventures where Welltower is the majority partner.
(3)Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4)Includes other adjustments described in the respective Supplemental Reports.

94	WELLTOWER • 2026 Proxy Statement

Appendix A—Non-GAAP Financial Measures

Appendix A—Non-GAAP Financial Measures
Normalized General and Administrative Expenses to Consolidated Enterprise Value

(in thousands, except share price)
Twelve Months Ended December 31, 2025
Consolidated general and administrative expenses	$1,748,435
Less: Special incentive plan compensation(1)	1,497,396
Normalized general and administrative expenses	$251,039

Common shares outstanding	696,507
Period end share price	$185.61
Common equity market capitalization	$129,278,664

Net debt	$14,527,907
Noncontrolling interests(2)	1,073,441
Consolidated enterprise value	$144,880,012

Normalized general and administrative expenses to consolidated enterprise value	0.17%
(1)    Primarily related to expenses recognized on the Ten Year Executive Continuity and Alignment Program for NEOs and key employees, the 2021 Special Performance Option Awards and 2022-2025 Outperformance Program.
(2)    Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

WELLTOWER • 2026 Proxy Statement	95

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Well tower

WELLTOWER INC.
4500 DORR STREET
TOLEDO, OHIO 43615

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Virtual Annual Meeting - Go to **www.virtualshareholdermeeting.com/WELL2026**

VOTE BY INTERNET DURING THE VIRTUAL ANNUAL MEETING
To participate in the virtual meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/WELL2026. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the below page) available and follow the instructions. The meeting webcast will begin promptly at 9:30 A.M. Central Time. Online check-in will begin approximately 30 minutes before then and we encourage you to allow ample time for check-in procedures.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Welltower Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90729-P45601 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WELLTOWER INC.

The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2 and 3.

Company Proposals

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kenneth J. Bacon	☐	☐	☐
1b. Karen B. DeSalvo	☐	☐	☐
1c. Andrew Gundlach	☐	☐	☐
1d. Dennis G. Lopez	☐	☐	☐
1e. Shankh Mitra	☐	☐	☐
1f. Ade J. Patton	☐	☐	☐
1g. Sergio D. Rivera	☐	☐	☐
1h. Johnese M. Spisso	☐	☐	☐
1i. Kathryn M. Sullivan	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Notice of Annual Meeting of Shareholders and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V69549-P30066

WELLTOWER INC.
Virtual Annual Meeting of Shareholders
May 21, 2026 9:30 A.M. Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 9:30 A.M. Central Time on Thursday, May 21, 2026 in a virtual format, at www.virtualshareholdermeeting.com/WELL2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, as indicated on the reverse side. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Virtual Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Virtual Annual Meeting of Shareholders or any adjournment or postponement thereof.

Continued and to be marked, dated and signed on reverse side